    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1998

                                                      REGISTRATION NO. 333-40535
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                HAWK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          34-1608156                            3499
--------------------------------   --------------------------------   --------------------------------
(STATE OR OTHER JURISDICTION OF    (I.R.S. EMPLOYER IDENTIFICATION      (PRIMARY STANDARD INDUSTRIAL
 INCORPORATION OR ORGANIZATION)                  NO.)                     CLASSIFICATION CODE NO.)

                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               NORMAN C. HARBERT
                             CHAIRMAN OF THE BOARD
                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With copies to:

               MARC C. KRANTZ, ESQ.                               GLENN E. MORRICAL, ESQ.
         KOHRMAN JACKSON & KRANTZ P.L.L.                             ARTER & HADDEN LLP
         ONE CLEVELAND CENTER, 20TH FLOOR                         1100 HUNTINGTON BUILDING
              1375 EAST NINTH STREET                                 925 EUCLID AVENUE
              CLEVELAND, OHIO 44114                                CLEVELAND, OHIO 44115
                  (216) 736-7204                                       (216) 696-1100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _________________
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JANUARY 8, 1998


                                5,135,000 SHARES


                                HAWK CORPORATION
LOGO
                              CLASS A COMMON STOCK
                                ($.01 PAR VALUE)


     Of the 5,135,000 shares of Class A Common Stock offered hereby (the "Offering"), 3,500,000 shares are being sold by Hawk Corporation ("Hawk" or the "Company") and 1,635,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Principal and Selling Stockholders" and "Certain Transactions -- Transactions Concurrent with the Offering."


     Upon completion of the Offering, certain directors and executive officers of the Company will beneficially own all of the outstanding shares of Series D Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock"). For as long as certain conditions are met, the holders of the Series D Preferred Stock will be entitled to elect a majority of the members of the Board of Directors of the Company and to vote as a separate class on fundamental corporate transactions. Accordingly, the holders of the Series D Preferred Stock may thereby control and direct the policies of the Board of Directors and, in general, determine the outcome of various matters submitted to the stockholders for approval, including fundamental corporate transactions. See "Risk Factors -- Effective Voting Control by Existing Stockholders" and "Description of Capital Stock."


     Prior to the Offering, there has been no public market for the Company's Class A Common Stock. It is currently expected that the public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the method of determining the public offering price.



     The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "HWK."



     THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

================================================================================================
                                             UNDERWRITING                          PROCEEDS
                             PRICE TO       DISCOUNTS AND      PROCEEDS TO        TO SELLING
                              PUBLIC        COMMISSIONS(1)      COMPANY(2)       STOCKHOLDERS
------------------------------------------------------------------------------------------------
Per Share...............         $                $                 $                 $
------------------------------------------------------------------------------------------------
Total(3)................         $                $                 $                 $
================================================================================================

(1) See "Underwriting" for indemnification arrangements.


(2) Before deducting estimated expenses of $750,000 payable by the Company.



(3) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 770,250 additional shares of Class A Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."


     The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that Class A Common Stock will be available for delivery on or
about                , 1998 at the offices of Schroder & Co. Inc., New York, New
York.
SCHRODER & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                                              MCDONALD & COMPANY
                                                               SECURITIES, INC.
                                          , 1998

LOGO

THE COMPANY DESIGNS, ENGINEERS, MANUFACTURES
AND MARKETS SPECIALIZED COMPONENTS, PRINCIPALLY
MADE FROM POWDER METALS, USED IN A WIDE VARIETY
OF AEROSPACE, INDUSTRIAL AND COMMERCIAL
APPLICATIONS.

                                               [PHOTOGRAPH OF FRICTION PRODUCTS]

                                                           Friction products for
                                                            brakes, clutches and
                                                                  transmissions.

[PHOTOGRAPH OF POWDER METAL COMPONENTS]

Powder metal
components for
a variety of industrial
applications.

                                        [PHOTOGRAPH OF DIE-CAST ALUMINUM ROTORS]

                                                        Die-cast aluminum rotors
                                                      for small electric motors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK INCLUDING OVER-ALLOTMENTS, STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Hawk is a holding company, the principal assets of which consist of the capital stock of its manufacturing subsidiaries, Friction Products Co. ("FPC"), S.K. Wellman Corp. ("SKW"), Helsel, Inc. ("Helsel"), Logan Metal Stampings, Inc. ("Logan"), Hutchinson Products Corporation ("Hutchinson") and Sinterloy Corporation ("Sinterloy"). Unless otherwise indicated, the information in this Prospectus (1) reflects a 3.2299-for-one split of each share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") prior to the Offering, (2) assumes the Company's replacement of its existing senior revolving credit facility with a new $50.0 million unsecured revolving credit facility (the "New Revolving Credit Facility"), the Company's entry into a new $35.0 million five year unsecured term loan facility (the "New Term Loan Facility") and the payment in full, together with accrued interest thereon, of the Company's $30.0 million aggregate principal amount of 12% senior subordinated notes (the "Senior Subordinated Note Redemption") concurrently with the closing of the Offering, (3) assumes completion of the Preferred Stock Redemption, as described in this Prospectus, concurrently with the closing of the Offering, (4) assumes the Company's redemption of $35.0 million of its 10 1/4% Senior Notes due 2003 (the "Senior Note Redemption") as soon as practicable after the closing of the Offering, and
(5) assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

GENERAL


     Hawk designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. The Company believes it is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. Friction products represented 68.9% of Company sales in the first nine months of 1997. Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in appliances, business equipment and exhaust fans. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share.



     Hawk believes it is the only independent supplier of original equipment and replacement friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and truck clutches, including Caterpillar, John Deere, New Holland and Eaton. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctco ("Arctic Cat") snowmobiles.



     The Company's powder metal components are used primarily in industrial applications, often as lower cost replacements for parts manufactured by traditional forging, casting or stamping technologies. The Company targets three areas of the powder metal component marketplace: high precision components that are used in fluid power applications requiring tight tolerances; large structural powder metal parts used in construction, agricultural and truck applications; and smaller, high volume parts for which the Company can utilize its efficient pressing and sintering capabilities. The Company believes it is also the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional (less than 1/20 horsepower) electric motors.

     The Company believes that its diverse customer base and extensive sales to the aerospace and industrial aftermarkets reduce its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.


     Since its formation in 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base. From 1991 through the 12 month period ended September 30, 1997, the Company's net sales and income from operations increased at a compound annual rate of 38.3% and 35.5%, respectively. The Company reported a loss before extraordinary item of $1.9 million in 1996, and expects to incur a net loss, after extraordinary charges, in the first quarter of 1998 as a result of the incurrence of non-recurring extraordinary charges of $3.6 million ($2.2 million after tax) in prepayment penalties and $1.9 million ($1.1 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. For the first nine months of 1997, the Company's net sales and income from operations (before non-recurring costs in 1996 of $3.7 million for plant consolidation expenses) increased 24.2% and 55.8%, respectively, compared to the corresponding period in 1996. Since 1994, sales growth has been primarily driven by the acquisitions of Helsel, SKW and Hutchinson. These acquisitions tripled the net sales of the Company and, because the acquisitions were financed primarily with indebtedness, have caused the Company to become highly leveraged. As a result, the Company's interest expense grew at a compound annual rate of 103.5% from $3.3 million in 1994 to $13.5 million in 1996 pro forma for all acquisitions. The Company's net sales, pro forma for all acquisitions, during the period from 1991 through the 12 month period ended September 30, 1997 grew internally at a compound annual rate of 9.7%.


BUSINESS STRATEGY

     The Company's business strategy includes the following principal elements:

          - Focus on High-Margin, Specialty Applications. The Company operates primarily in aerospace, industrial and commercial markets that require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other manufacturing markets that use standardized products. The Company's gross margins in 1996 and the first nine months of 1997 were 25.9% and 28.7%, respectively.

          - New Product Introduction. A key part of the Company's strategy is the introduction of new products which incorporate improved performance characteristics or reduced costs in response to customer needs. Because friction products are the consumable, or wear, component of brake, clutch and transmission systems, the introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide the Company with a stable market for its friction products for the life of an aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company recently developed a powder metal pump element for a customer's power steering unit that improved pumping efficiency and dependability while reducing noise and cost.

          - Pursuit of Strategic Acquisitions. Many of the markets in which the Company competes are fragmented, providing the Company with attractive acquisition opportunities. The Company will continue to seek to acquire complementary businesses with leading market positions that will enable it to expand its product offerings, technical capabilities and customer base. Historically, the Company has been able to achieve significant cost reductions through the integration of its acquisitions. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in $5.4 million of annualized cost savings.

          - Expanding International Sales. To take advantage of worldwide growth in its end user markets, the Company expanded its international presence through the acquisition of SKW in 1995, which resulted in the addition of manufacturing facilities in Italy and Canada and a worldwide distribution network. The Company continues to expand its European operations to meet strong demand in established markets throughout Europe. The Company also believes that further opportunities to expand sales exist in emerging economies. Sales from the Company's international facilities have grown from $15.7 million in 1995 to $20.3 million for the 12 month period ended September 30, 1997.

          - Leveraging Customer Relationships. The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery enables it to build and maintain strong and stable customer relationships. The Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years. The Company believes that strong relationships with its customers provide it with significant competitive advantages in obtaining and securing new business opportunities.

                            ------------------------

     Unless the context otherwise requires, the terms "Company" and "Hawk" as used in this Prospec-tus refer to Hawk Corporation, a Delaware corporation, its consolidated subsidiaries and its predecessors by merger. The Company's principal executive offices are located at 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, and its telephone number is (216) 861-3553.


     Hawk has applied for the registration of the Wellman Friction Products trademark. Velvetouch(R), Fibertuff(R), Feramic(R), Velvetouch Feramic(R), Velvetouch Ceramic(R), Velvetouch Organik(R) and Velvetouch Metalik(R) are registered trademarks of the Company, and Hawk Brake is a tradename of the Company. Trademarks and tradenames of corporations other than the Company are also referred to in this Prospectus.

                                  THE OFFERING


Class A Common Stock offered:
  By the Company.............................    3,500,000 shares(1)
  By the Selling Stockholders................    1,635,000 shares(1)(2)
          Total..............................    5,135,000 shares(1)
Class A Common Stock outstanding after the
  Offering...................................    9,187,750 shares(1)(2)(3)
Class B Common Stock outstanding after the
  Offering...................................    0 shares
Total Common Stock outstanding after the
  Offering...................................    9,187,750 shares(1)(2)(3)
Use of proceeds..............................    To effect the Senior Subordinated Note
                                                 Redemption, to effect the Senior Note
                                                 Redemption, to effect the Preferred Stock
                                                 Redemption and for working capital and
                                                 general corporate purposes.(4)
Proposed NYSE symbol.........................    HWK


---------------


(1) Does not include 770,250 shares that may be sold by certain of the Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Principal and Selling Stockholders" and "Underwriting."



(2) The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Principal and Selling Stockholders" and "Certain Transactions -- Transactions Concurrent with the Offering."



(3) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering), or 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance of the notes is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.


(4) Certain of the shares to be redeemed in the Preferred Stock Redemption are owned by directors and executive officers of the Company. See "Use of Proceeds" and "Certain Transactions -- Transactions Concurrent with the Offering."

            SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL
                               AND OPERATING DATA
                     (in thousands, except per share data)

                                                                                        NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                            -----------------------------------------------    -----------------------------------
                             1994        1995                1996               1996                1997
                            -------     -------     -----------------------    -------     -----------------------

                                                     ACTUAL    PRO FORMA(1)                 ACTUAL    PRO FORMA(1)
                                                    --------   ------------                --------   ------------
INCOME STATEMENT DATA:
  Net sales...............  $41,395     $84,643     $123,997     $144,215      $93,672     $116,362     $124,985
  Gross profit............   14,624      23,479       32,113       39,133       24,649       33,422       37,374
  Plant consolidation
    expense(2)............       --          --        4,028        4,028        3,749           50           50
  Income from operations..    7,376       9,980        9,811       14,257        6,880       16,556       19,617
  Interest expense........    3,267       7,323       10,648       13,527        7,321       10,639       11,039
  Extraordinary item(3)...       --          --       (1,196)          --           --           --           --
  Net income (loss).......    2,287         762       (3,078)      (2,207)      (1,359)       3,261        4,894
  Net income (loss) per
    share applicable to
    common stockholders...  $   .54     $   .09     $   (.58)    $   (.22)     $  (.27)    $    .53     $    .82
  Number of shares used to
    compute per share
    data..................  3,658,518   4,968,171   5,687,750   5,687,750      5,687,750   5,687,750   5,687,750

OTHER DATA:
  Depreciation and
    amortization..........  $ 2,466     $ 5,527     $  8,418     $  9,967      $ 6,688     $  7,166     $  7,669
  Capital expenditures
    (including capital
    leases)...............    1,871       3,781       10,294       12,646        9,142        4,975        5,245



                                                                               SEPTEMBER 30, 1997
                                                                        ---------------------------------
                                                                            ACTUAL         AS ADJUSTED(4)
                                                                        --------------     --------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................     $  3,629           $ 19,300
  Working capital.....................................................       28,605             44,276
  Total assets........................................................      170,215            183,948
  Total long-term debt................................................      131,296            104,434
  Detachable stock warrants, subject to put option(5).................        9,300                 --
  Stockholders' equity (deficit)......................................       (1,448)            50,971


---------------


(1) The pro forma income statement data and pro forma other data for the year ended December 31, 1996 and the nine months ended September 30, 1997 include the historical operations of the Company, other than extraordinary item, and give effect to the Hutchinson and Sinterloy acquisitions as if they occurred as of January 1, 1996. This data should be read in conjunction with the more detailed information contained in the "Unaudited Pro Forma Consolidated Statements of Operations" and notes thereto included elsewhere in this Prospectus.


(2) Reflects charges in 1996 and 1997 relating primarily to the relocation of machinery and equipment.

(3) Reflects write-off of deferred financing costs, net of $798,000 in income taxes.


(4) As adjusted balance sheet data assume the sale by the Company of 3,500,000 shares of Class A Common Stock in the Offering as of September 30, 1997 and the application of net proceeds thereof as set forth under "Use of Proceeds," the exchange of the detachable warrants for 1,023,793 shares of Class B Common Stock, the Preferred Stock Redemption, the Senior Note Redemption and the Company's entry into the New Term Loan Facility.



(5) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of 12% senior subordinated notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, the carrying value of the warrants, including the put option (classified as detachable stock warrants, subject to put option, on the Company's balance sheet), was adjusted to $9.3 million as of September 30, 1997, based on revisions to the estimated present value of the future fair market value of the Company.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve certain risks and uncertainties. Statements in this Prospectus regarding future financial performance and other statements containing the words "expect," "believe," "anticipate," "project," "estimate," "predict," "intend" and similar expressions are forward-looking statements. Actual results and events could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, prior to making an investment in the Class A Common Stock.

ANTICIPATED LOSS IN FIRST QUARTER OF 1998; RECENT LOSS


     The Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.2 million after tax) in prepayment penalties and $1.9 million ($1.1 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. As a result of the penalties and charges, if the Senior Note Redemption occurs as anticipated in the first quarter of 1998, the Company expects to incur a net loss, after extraordinary charges, in that quarter.


     In 1996, the Company incurred $4.0 million of non-recurring charges related to plant consolidation expenses and $2.0 million ($1.2 million after tax) of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of a then-existing credit facility. In 1996, the Company reported a loss before extraordinary item of $1.9 million and a loss applicable to holders of the Company's common stock of $3.3 million. On a pro forma basis, after giving effect to the Hutchinson and Sinterloy acquisitions as if they occurred as of January 1, 1996, the Company's 1996 loss before extraordinary item would have been $1.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

SUBSTANTIAL LEVERAGE; NEW TERM LOAN FACILITY; SENIOR NOTE REDEMPTION

     The Company has, and following the Offering will continue to have, substantial indebtedness under the indenture ("Senior Note Indenture") relating to the Company's 10 1/4% Senior Notes due 2003 (the "Senior Notes"). In addition, the Company anticipates entering into the New Term Loan Facility concurrently with the closing of the Offering. Although the Company has entered into a commitment letter with Bankers Trust Company with respect to the New Term Loan Facility, there is no assurance that the Company and Bankers Trust Company will enter into the New Term Loan Facility. The commitment letter is subject to customary terms and conditions, including the closing of the Offering and the use of the proceeds of the Offering to effect the Senior Note Redemption. Failure to enter into the New Term Loan Facility and to effect the Senior Note Redemption will prohibit the Company from benefitting from the lower interest rate that the Company expects to be available initially on the New Term Loan Facility compared to the Senior Notes. In the future, the Company may incur additional indebtedness under the New Revolving Credit Facility to be entered into concurrently with the Offering or under additional facilities for working capital and to finance the acquisition of additional businesses. None of the Senior Notes, New Term Loan Facility or New Revolving Credit Facility is or will be secured by any assets, stock or other collateral of the Company, except that all such indebtedness is or will be guaranteed by the Company's domestic subsidiaries. The Company's debt service requirements may reduce funds available for operations and future business opportunities and increase the Company's vulnerability to adverse general economic and industry conditions and competition.


     As of September 30, 1997, the Company had total indebtedness, including current maturities, of $131.3 million. On an as adjusted basis, after giving effect to the Offering, the Company's total indebtedness as of September 30, 1997 would have been $104.4 million, and the Company's ratio of total debt to total capitalization would have been 67.2%. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness and to make scheduled payments under its lease agreements depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Class A Common Stock. Certain of the Company's competitors currently operate on a less leveraged basis and may have greater operating and financing flexibility than the Company. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ACQUISITION STRATEGY

     The Company expects to continue a strategy of identifying and acquiring complementary businesses. There is no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions, acquire businesses on satisfactory terms, enter into any definitive acquisition agreements or, if entered into, that future acquisitions will be successful or will achieve results comparable to the Company's existing business. The Company could incur substantial additional indebtedness in connection with its acquisition strategy. Any such additional indebtedness may reduce funds available for operations and future business opportunities and increase the Company's vulnerability to adverse general economic and industry conditions and competition. See "Business -- Business Strategy" and "Business -- Acquisitions."

FLUCTUATIONS IN QUARTERLY RESULTS


     The Company's results of operations are subject to fluctuations from quarter to quarter due to changes in demand for its products and other factors. Demand for the Company's products in each of the geographic end markets it serves can vary significantly from quarter to quarter due to changes in demand for products that incorporate or utilize the Company's products and other factors beyond the Company's control, such as the unusually high customer demand at Sinterloy in the first six months of 1997, prior to its acquisition by the Company, which high customer demand the Company does not expect to continue in the comparable period in 1998. In the third quarter, net sales of the Company's products are typically lower than the first two quarters because of planned production shut downs at the Company's Italian facility, and in the fourth quarter, net sales of the Company's products are typically lower than the first two quarters because of holiday-related manufacturing facility shut downs by the Company and certain of its customers. Therefore, year-to-year comparisons of quarterly results may not be meaningful, and quarterly results during the year are not necessarily indicative of the results that may be expected for any future period or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."


COMPETITION

     The principal industries in which the Company competes are competitive and fragmented, with many small manufacturers and only a few manufacturers that generate sales in excess of $50 million. The larger competitors may have financial and other resources substantially greater than those of the Company. The Company competes for new business principally at the beginning of the development of new applications and at the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well. Although the Company has been successful in the past in obtaining this new business, there is no assurance that the Company will continue to obtain such business in the future. The Company also competes with manufacturers using different technologies, such as carbon composite ("carbon-carbon") friction materials for aircraft braking systems. There is no assurance that competition from these technologies or others will not adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company has manufacturing facilities in Italy and Canada. As a percentage of total Company net sales, net sales from the Company's international facilities were 9.5% in 1995, 15.6% in 1996 and 13.8% in the 12 month period ended September 30, 1997. One of the elements of the Company's business strategy is its continued expansion into international markets. As a result, the Company is subject to certain risks inherent in conducting business internationally, including unexpected changes in regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, fluctuations in currency exchange rates, difficulty in accounts receivable collection and potentially adverse tax consequences. The Company is also subject to risks associated with the imposition of protective legislation and regulations, including those relating to import or export or otherwise resulting from trade or foreign policy. In addition, because of the Company's foreign operations, revenues and expenses are denominated in currencies other than U.S. dollars, including Italian lira and, to a lesser extent, Canadian dollars. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. The Company does not currently participate in currency hedging transactions. However, as the Company's international operations expand, the Company may participate in such hedging transactions in the future. There is no assurance that one or more of the foregoing international operation risks will not have a material adverse effect on the Company's international operations, and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Business Strategy" and Note L to the Company's Consolidated Financial Statements.

RELIANCE ON SIGNIFICANT CUSTOMERS


     The Company's sales to Aircraft Braking Systems represented approximately 10.4% of the Company's consolidated net sales in 1996 and approximately 8.7% of the Company's consolidated net sales in the first nine months of 1997. The Company's top five customers, including Aircraft Braking Systems, accounted for 40.1% of the Company's consolidated net sales in 1996 and 34.2% of the Company's consolidated net sales in the first nine months of 1997. Thus, a significant decrease or interruption in business from any of the Company's larger customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."


DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its senior management team, including Norman C. Harbert, the Company's Chairman of the Board, Chief Executive Officer and President, and Ronald E. Weinberg, Vice-Chairman of the Board and Treasurer. Although the Company believes that its senior management team has significant depth, the loss of services of any of the Company's executive officers could have an adverse impact on the Company. The future success of the Company will depend in large part on its continued ability to attract and retain qualified engineers and other professionals, either through direct hiring or acquisition of other businesses employing such professionals. There is no assurance that the Company will be able to attract and retain such personnel. See "Management."

COLLECTIVE BARGAINING AGREEMENTS

     As of September 30, 1997, 43% of the Company's employees were represented by unions, including approximately 75 employees at Hutchinson who are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers that expires in June 1998, and approximately 100 employees at SKW's Orzinuovi, Italy plant who are represented by a national mechanics union under an agreement that expires in December 1998. Although the Company believes its relations with its union employees are good, there is no assurance that Hutchinson and SKW will be successful in negotiating new agreements with the unions representing their employees on terms favorable to the Company or can do so without experiencing work stoppages by some of their employees. Because of the importance of Hutchinson and SKW's Orzinuovi, Italy plant to the profitability of the Company, any work stoppage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

SUPPLY AND PRICE OF RAW MATERIALS


     The principal raw materials used by the Company are copper, steel and iron powder and custom-fabricated cellulose sheet. The Company has no long-term supply agreements with any of its major suppliers. However, the Company has generally been able to obtain sufficient supplies of raw materials for its operations, and changes in prices of such supplies over the past few years have not had a significant effect on its operations. Although the Company believes that such raw materials are readily available from alternate sources, an interruption in the Company's supply of powder metal or cellulose sheet or a substantial increase in the price of any of these raw materials could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Suppliers and Raw Materials."


EFFECTIVE VOTING CONTROL BY EXISTING STOCKHOLDERS


     Upon the closing of the Offering, the Company's directors and executive officers will beneficially own an aggregate of approximately 43.3% of the outstanding shares of Class A Common Stock (approximately 35.3% if the Underwriters' over-allotment option is exercised in full) and 100% of the outstanding shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"). Norman C. Harbert, Chairman of the Board, Chief Executive Officer, President and a Director of the Company, Ronald
E. Weinberg, Vice-Chairman of the Board, Treasurer and a Director of the Company, and Byron S. Krantz, Secretary and Director of the Company will beneficially own approximately 13.4%, 13.0% and 3.0%, respectively, of the outstanding shares of Class A Common Stock (approximately 12.7%, 12.4% and 3.0%, respectively, if the Underwriters' over-allotment option is exercised in full), and will beneficially own 45%, 45% and 10%, respectively, of the outstanding shares of Series D Preferred Stock, after the Offering. The Series D Preferred Stock is entitled to elect a majority of the members of the Board of Directors of the Company and to vote as a separate class on fundamental corporate transactions. Accordingly, if any two of these stockholders vote their shares of Series D Preferred Stock in the same manner, they will have sufficient voting power (without the consent of the Company's other holders of Class A Common Stock) to elect a majority of the members of the Board of Directors, to thereby control and direct the policies of the Board of Directors and, in general, to determine the outcome of various matters submitted to the stockholders for approval, including fundamental corporate transactions. In addition, Messrs. Harbert, Weinberg and Krantz have entered into an agreement regarding the election of the Company's Board of Directors. This agreement and the voting rights of the Series D Preferred Stock may render more difficult or tend to discourage mergers, acquisitions, tender offers or proxy contests, even when stockholders other than Messrs. Harbert, Weinberg and Krantz consider such a transaction to be in their best interests. See "Principal and Selling Stockholders," "Certain Transactions -- Transactions Concurrent with the Offering" and "Description of Capital Stock."


GOVERNMENT REGULATION

     The Company's sales to manufacturers of aircraft braking systems represented 20.8% of the Company's consolidated net sales in 1996, and 18.6% of the Company's consolidated net sales in the first nine months of 1997. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent Federal Aviation Administration ("FAA") criteria and testing requirements. The Company has been able to meet these requirements in the past. However, there is no assurance that a review by the FAA of a braking system including the Company's materials will not result in determinations that could have a material adverse effect on the Company's business, financial condition and results of operations, nor can there be any assurance that the Company or its customers will be able to continue to meet FAA requirements in the future. See "Business -- Government Regulation."

ENVIRONMENTAL MATTERS

     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental and worker health and safety laws, regulations and ordinances, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The nature of the Company's operations, the long history of industrial uses at some of its current or former facilities, and the operations of predecessor owners or operators of certain of the businesses expose the Company to risk of liabilities or claims with respect to environmental and worker health and safety matters. The Company believes that it is in substantial compliance with all material environmental and worker health and safety laws applicable to its operations. There can be no assurance, however, that a review of the Company's past, present or future environmental or worker health and safety compliance by courts or regulatory authorities will not result in determinations that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental Matters."

PRODUCT LIABILITY

     Manufacturers such as the Company are from time to time the subject of product liability claims. Although the Company maintains liability insurance coverage that it believes to be adequate, there can be no assurance that the Company will be able to maintain such coverage or obtain alternate coverage in the future at a reasonable cost, or that such coverage will be sufficient to satisfy future product liability claims. If the Company's insurance coverage is insufficient, such product liability claims, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY MATTERS

     The Company relies on a combination of internal procedures, confidentiality agreements, patents, trademarks and trade secrets law and common law, including the law of unfair competition, to protect its intellectual property. There is no assurance that the Company's intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, the laws of certain foreign countries in which the Company's products may be sold do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure or inability of the Company to protect its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property Matters."

ANTI-TAKEOVER EFFECT OF THE COMPANY'S GOVERNING DOCUMENTS

     Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may be deemed to have anti-takeover effects and may discourage, defer or prevent a change of control of the Company. These provisions (1) enable the holders of the Series D Preferred Stock to elect a majority of the Board of Directors, (2) provide that only the Board of Directors, the Chairman or Vice-Chairman of the Board or holders of at least 25% of the outstanding voting stock of the Company may call special meetings of the stockholders, (3) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (4) authorize preferred stock, the terms of which (including voting rights, if any) may be determined by the Board of Directors and which may be issued without stockholder approval and (5) prohibit action by stockholders other than at a meeting. See "Description of Capital Stock -- Anti-Takeover Effects of the Company's Governing Documents" and "Description of Capital Stock -- Preferred Stock."

     In addition, on November 13, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding at the close of business on January 16, 1998. A Right will also be attached, until it is redeemed or exchanged or expires, to each share of Common Stock subsequently issued (including the shares of Class A Common Stock offered hereby). The Rights will have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, which include Norman C. Harbert, Ronald E. Weinberg and any of their respective affiliates) that acquires more than 15% of the Class A Common Stock on terms not approved by the Board of Directors. The Rights could discourage or make more difficult a merger, tender offer or similar transaction. See "Description of Capital Stock -- Rights Agreement."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Class A Common Stock in the public market following the Offering could adversely affect the market price for the Class A Common Stock. Upon the closing of the Offering, the Company will have 9,187,750 shares of Class A Common Stock outstanding. All of the Company's directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class A Common Stock held by them until 180 days after the date of this Prospectus without the prior written consent of Schroder & Co. Inc. After such date, all 4,004,196 of such shares may be sold subject to the limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Eligible for Future Sale."


LACK OF PRIOR PUBLIC MARKET


     Prior to the Offering, there has been no public market for the Company's Common Stock. The Class A Common Stock has been approved for listing on the New York Stock Exchange. However, there is no assurance as to the development or liquidity of any trading market for the Class A Common Stock or that the purchasers of the Class A Common Stock will be able to resell their shares at prices equal to or greater than the public offering price. The public offering price for the Class A Common Stock will be determined by negotiations between the Company and Schroder & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and McDonald & Company Securities, Inc., as representatives (the "Representatives") of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the public offering price of the shares of Class A Common Stock.


POSSIBLE VOLATILITY OF STOCK PRICE

     After completion of the Offering, the market price of the Class A Common Stock could be subject to significant fluctuations due to variations in the quarterly financial results of the Company and other factors, such as changes in earnings estimates by analysts, conditions in the overall economy and the financial markets, natural disasters and other developments affecting the Company and its competitors. In addition, the securities markets have recently experienced significant price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance, and these fluctuations may adversely affect the market price of the Class A Common Stock.

DILUTION


     Based on the September 30, 1997 financial statements of the Company, purchasers of the Class A Common Stock will experience immediate dilution of $16.40 in the net tangible book value per share of the Class A Common Stock, assuming a public offering price of $16.00 per share. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,500,000 shares of Class A Common Stock offered hereby (based on an assumed public offering price of $16.00 per share) are estimated to be $51.3 million after deduction of the estimated underwriting discounts and commissions and expenses of the Offering. The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Certain Transactions -- Transactions Concurrent With the Offering."


     As part of its strategy of identifying and acquiring complementary businesses, the Company has from time to time engaged, and expects to engage in the future, in discussions relating to such potential acquisitions. There is no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions, acquire businesses on satisfactory terms or enter into any definitive acquisition agreements or, if entered into, that future acquisitions will be successful or will achieve results comparable to the Company's existing business. At this time, the Company has no outstanding commitments or agreements regarding any future acquisitions. See "Risk Factors -- Acquisition Strategy."


     The following table sets forth the estimated sources and uses of the net proceeds to the Company from the sale of shares of Class A Common Stock in the Offering and the New Term Loan Facility, and the completion of the Senior Note Redemption, the Senior Subordinated Note Redemption and the Preferred Stock Redemption.



                                                                            AMOUNT
                                                                        --------------
                                                                        (in thousands)
        SOURCES
        The Offering................................................       $ 51,300
        New Term Loan Facility(1)...................................         35,000
                                                                           --------
                  Total Sources.....................................       $ 86,300
                                                                           ========
        USES
        Senior Note Redemption(2)...................................       $ 35,000
        Prepayment Premium for Senior Note Redemption(2)............          3,588
        Senior Subordinated Note Redemption(3)......................         30,300
        Preferred Stock Redemption(4):
          Series A Preferred Stock..................................          1,409
          Series B Preferred Stock..................................            354
          Series C Preferred Stock..................................              8
        Working Capital and General Corporate Purposes(5)...........         15,641
                                                                           --------
                  Total Uses........................................       $ 86,300
                                                                           ========


---------------

(1) See "Capitalization" for a description of the New Term Loan Facility.

(2) The Senior Notes bear interest at the rate of 10 1/4% per annum. The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior Note Indenture, as soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes will be redeemed. At the time of the Senior Note Redemption, the Company expects to incur non-recurring extraordinary charges of $3.6 million in prepayment penalties and $1.9 million as a result of the write-off of previously capitalized deferred financing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                                     (footnotes continued on the following page)

(3) Represents payment in full of the Senior Subordinated Notes, together with accrued and unpaid interest thereon (assuming a payment date of January 31, 1998). Principal payments on the Senior Subordinated Notes are due in equal installments of $10.0 million on January 31, 2004 and June 30, 2004 and 2005. Interest on the Senior Subordinated Notes is payable quarterly at 12.0% per annum.

(4) Represents the redemption (the "Preferred Stock Redemption") of all 1,375 outstanding shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of 351 of the outstanding shares of the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and of seven of the outstanding shares of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), in each case at a redemption price equal to the price paid per share together with accrued and unpaid dividends thereon (assuming a redemption date of January 31, 1998). Certain of the shares of Series A, Series B and Series C Preferred Stock to be redeemed in the Preferred Stock Redemption are owned by directors and executive officers of the Company as follows: (1) the Series A Preferred Stock owned by Clanco Partners I, of which William J. O'Neill, Jr. is the managing partner, Clanco Family Partners, L.P. ("Clanco FLP"), of which Mr. O'Neill is a director of its general partner, and Dorothy K. O'Neill Revocable Trust, of which Mr. O'Neill is a co-trustee, will be redeemed; (2) the Series B Preferred Stock owned by Clanco FLP, Jeffrey H. Berlin, Douglas D. Wilson and Thomas A. Gilbride will be redeemed; and (3) the Series C Preferred Stock owned by Mr. Berlin and Dan T. Moore, III, and certain fractional shares of Series C Preferred Stock owned by Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz and their respective affiliates, will be redeemed. See "Certain Transactions -- Transactions Concurrent with the Offering."

(5) Pending use of these remaining proceeds, the Company will invest them in money market funds or other short-term interest bearing securities.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on the Class A Common Stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future dividends will depend on the earnings, capital requirements and financial condition of the Company, and on such other factors as the Company's Board of Directors may consider relevant. In addition, the New Revolving Credit Facility, New Term Loan Facility and the Senior Note Indenture prohibit or will prohibit the payment of cash dividends on the Class A Common Stock except upon compliance with certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at September 30, 1997, as adjusted to reflect (1) the sale of 3,500,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $16.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds," (2) the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering), (3) the replacement of the Company's existing senior revolving credit facility (the "Old Revolving Credit Facility") with the New Revolving Credit Facility, and (4) the Company's entry into the New Term Loan Facility. This table should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.



                                                                          SEPTEMBER 30, 1997
                                                                        -----------------------
                                                                         ACTUAL     AS ADJUSTED
                                                                        --------    -----------
                                                                            (in thousands)
Long-term debt (including current portion)
  Old Revolving Credit Facility(1)...................................         --            --
  New Revolving Credit Facility(2)...................................         --            --
  Senior Notes(3)....................................................   $100,000     $  65,000
  New Term Loan Facility(2)..........................................         --        35,000
  Senior Subordinated Notes(4).......................................     26,862            --
  Hutchinson acquisition notes.......................................      1,500         1,500
  Other obligations..................................................      2,934         2,934
                                                                        --------      --------
     Total long-term debt............................................   $131,296     $ 104,434
                                                                        ========      ========
Detachable stock warrants, subject to put option(4)..................   $  9,300     $      --
                                                                        --------      --------
Stockholders' equity
  Series A Preferred Stock, $.01 par value: authorized: 2,625 shares;
     issued and outstanding: 1,375 shares, $1,375,000 aggregate liquidation value (actual); issued and outstanding: none (as adjusted); Series B Preferred Stock, $.01 par value: authorized:
     702 shares; issued and outstanding: 702 shares, $702,000
     aggregate liquidation value (actual); issued and outstanding:
     none (as adjusted); and Series C Preferred Stock, $.01 par value: authorized: 1,189 shares; issued and outstanding: 1,189 shares, $1,189,000 aggregate liquidation value (actual); issued
     and outstanding: none (as adjusted).............................   $      1            --
  Series D Preferred Stock, $.01 par value: authorized: 1,530 shares;
     issued and outstanding: none (actual); issued and outstanding:
     1,530 shares, $1,530,000 aggregate liquidation value (as
     adjusted).......................................................         --     $       1
  Series E Preferred Stock, $.01 par value: authorized: 100,000
     shares; issued and outstanding: none (actual and as adjusted)...         --            --
  Class A Common Stock, $.01 par value: authorized: 2,200,000 shares;
     issued and outstanding: 4,663,957 shares (actual); authorized:
     75,000,000 shares; issued and outstanding: 9,187,750 shares (as
     adjusted)(5)....................................................         14            92
  Class B Common Stock, $.01 par value: authorized: 10,000,000
     shares; issued and outstanding: none (actual and as adjusted)...         --            --
  Additional paid-in capital.........................................      1,964        51,459
  Retained earnings (deficit)........................................     (2,653)          193
  Other equity adjustments...........................................       (774)         (774)
                                                                        --------      --------
     Total stockholders' equity (deficit)............................     (1,448)       50,971
                                                                        --------      --------
          Total capitalization.......................................   $139,148     $ 155,405
                                                                        ========      ========


                                               (footnotes on the following page)

---------------


(1) Borrowings of up to the lesser of (1) $25.0 million, or (2) the sum of 85.0% of eligible accounts receivable and 60.0% of eligible inventory, under the Old Revolving Credit Facility were available at LIBOR plus 2.25% per annum or, at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum, for working capital and general corporate purposes. Amounts outstanding under the Old Revolving Credit Facility are due November 27, 1999. The Old Revolving Credit Facility was secured by substantially all of the accounts receivable, inventory and intangibles of the Company and its domestic subsidiaries. The Old Revolving Credit Facility will be terminated at the closing of the Offering.


(2) Concurrently with the closing of the Offering, the Company expects to enter into the New Revolving Credit Facility and the New Term Loan Facility. Amounts outstanding under each facility will be due five years from the closing date, and will bear interest at a variable rate based on the Eurodollar Rate plus 0.75% per annum or, at the Company's option, a variable rate based on either the lending bank's prime rate or the federal funds rate plus 0.5% per annum, with both rates subject to increase in the event the Company does not meet certain debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios. The New Revolving Credit Facility and the New Term Loan Facility will be unsecured, will be guaranteed by the Company's domestic subsidiaries and will be used for working capital and general corporate purposes. The New Revolving Credit Facility will not be subject to a borrowing base formula. The commitment fee on the unused portion of the New Revolving Credit Facility is 0.25% per annum of such unused portion, which fee is subject to increase in the event the Company does not meet the debt to EBITDA ratios.


(3) The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior Note Indenture, as soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes will be redeemed. At the time of the Senior Note Redemption, the Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.2 million after tax) in prepayment penalties and $1.9 million ($1.1 million after tax) as a result of the write-off of previously capitalized deferred financing costs, which are reflected in adjusted retained earnings. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Overview."



(4) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of Senior Subordinated Notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants back to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, at June 30, 1995, the fair value of the warrants, including the put option, was estimated to be $4.6 million and classified as detachable stock warrants, subject to put option, on the Company's balance sheet. The resulting discount is being amortized over the life of the debt as non-cash, imputed interest. This discount is based on an effective interest rate of 14.2%. The unamortized discount at September 30, 1997 was $3.1 million. Adjustments to the carrying value of the detachable stock warrants are determined by management based on revisions to the estimated present value of the future fair market value of the Company. The carrying value of the warrants, including the put option, was adjusted to $9.3 million as of September 30, 1997.



(5) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering), or 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.

                                    DILUTION


     At September 30, 1997, the deficit in the Company's pro forma net tangible book value as adjusted to give effect to the exchange of the detachable warrants, the Preferred Stock Redemption, the Senior Note Redemption and the Senior Subordinated Note Redemption would have been $55.0 million or $9.66 per share of Class A Common Stock. Pro forma net tangible book value per share before the Offering represents the Company's tangible assets less total liabilities divided by the number of shares of Class A Common Stock, assuming the occurrence of the foregoing transactions. After giving effect to the sale by the Company of the 3,500,000 shares of Class A Common Stock offered hereby (at an assumed public offering price of $16.00 per share of Class A Common Stock) and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma deficit in net tangible book value of the Company at September 30, 1997 would have been $3.7 million, or $0.40 per share of Class A Common Stock. This represents an immediate increase in net tangible book value of $9.26 per share of Class A Common Stock to existing stockholders and an immediate dilution of $16.40 per share of Class A Common Stock to new purchasers. The following table illustrates this dilution per share of Class A Common Stock:



    Assumed public offering price per share of Class A Common
      Stock..........................................................              $16.00
      Pro forma net tangible book value (deficit) per share of Class
         A Common Stock as of September 30, 1997 before the
         Offering(1).................................................  $ (9.66)
      Increase per share of Class A Common Stock attributable to the
         sale of Class A Common Stock in the Offering................     9.26
    Pro forma net tangible book value (deficit) per share of Class A
      Common Stock after giving effect to the Offering(1)............               (0.40)
                                                                                   ------
    Dilution per share of Class A Common Stock to new
      purchasers(1)..................................................              $16.40
                                                                                   ======



     The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between the number of shares of Class A Common Stock purchased from the Company, the aggregate consideration paid and the average price per share of Class A Common Stock paid by existing stockholders and by new purchasers who purchase Class A Common Stock in the Offering (based upon an assumed public offering price of $16.00 per share of Class A Common Stock), without giving effect to estimated underwriting, discounts and commissions and expenses of the Offering:



                                  SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                ---------------------     -----------------------     PRICE PER
                                 NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                ---------     -------     -----------     -------     ---------
    Existing
      stockholders(1).........  5,687,750       61.9%     $ 1,442,000        2.6%     $    0.25
    New purchasers............  3,500,000       38.1%     $56,000,000       97.4%     $   16.00
              Total(1)........  9,187,750      100.0%     $57,442,000      100.0%


---------------


(1) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering). See "Management -- Stock Option Plan." Also does not include 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997, include the historical operations of the Company and give effect to the Hutchinson acquisition in January 1997 and the Sinterloy acquisition in August 1997 as if they occurred as of January 1, 1996. The unaudited pro forma consolidated statements of operations have been prepared by the Company's management. The information is not designed to represent and does not represent what the Company's results of operations actually would have been had the aforementioned transactions been completed as of January 1, 1996, or to project the Company's results of operations for any future period. For example, because of unusually high customer demand at Sinterloy in the first six months of 1997, the Company expects that Sinterloy's results of operations in the nine months ended September 30, 1998 will be lower than those achieved by Sinterloy in the nine months ended September 30, 1997. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable under the circumstances. The unaudited pro forma consolidated statements of operations should be read in conjunction with the more detailed information contained in the historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                (in thousands, except share and per share data)


                                            HISTORICAL                                  ADJUSTMENTS
                                               HAWK        HUTCHINSON     SINTERLOY         FOR
                                            CORPORATION    ACQUISITION   ACQUISITION    ACQUISITIONS   PRO FORMA
                                            -----------    ----------    -----------    -----------    ----------
Net sales.................................  $  123,997       $8,621        $11,597             --      $  144,215
Cost of sales.............................      91,884        5,776          7,422             --         105,082
                                             ---------      -------        -------       --------      ----------
Gross profit..............................      32,113        2,845          4,175             --          39,133
Expenses:
  Selling, technical, and administrative
    expenses..............................      15,468          794          1,053        $    11(1)       17,326
  Amortization of intangibles.............       2,806          149             --            567(2)        3,522
  Plant consolidation expense.............       4,028           --             --             --           4,028
                                             ---------      -------        -------       --------      ----------
Total expenses............................      22,302          943          1,053            578          24,876
                                             ---------      -------        -------       --------      ----------
Income from operations....................       9,811        1,902          3,122           (578)         14,257
Interest expense..........................      10,648           23              9          2,847(3)       13,527
Other (income) expense, net...............         256          (20)           (32)            --             204
                                             ---------      -------        -------       --------      ----------
Income (loss) before income taxes and
  extraordinary item......................      (1,093)       1,899          3,145         (3,425)            526
Income taxes..............................         789          791             34            (77)(4)       1,537
                                             ---------      -------        -------       --------      ----------
Income (loss) before extraordinary item...  $   (1,882)      $1,108        $ 3,111        $(3,348)     $   (1,011)
                                             =========      =======        =======       ========      ==========
Preferred stock dividend requirements.....  $     (226)                                                $     (226)
                                             =========                                                 ==========
Loss applicable to common stockholders,
  excluding extraordinary item of
  $1,196..................................  $   (2,108)                                                $   (1,237)
                                             =========                                                 ==========
Loss per share applicable to common
  stockholders, excluding extraordinary
  item of $(.21) per share................  $     (.37)                                                $     (.22)
                                             =========                                                 ==========
Number of shares used to compute per share
  data....................................   5,687,750                                                  5,687,750
                                             =========                                                 ==========


---------------


 (1) Represents incremental depreciation expense due to the write up of plant, property and equipment to fair market value under the purchase method of accounting in the acquisition
     of Sinterloy...............................................................................  $   11
                                                                                                  ======
 (2) Represents incremental amortization due to an increase in intangible assets from applying the purchase method of accounting in the Sinterloy and Hutchinson acquisitions. Intangible assets include goodwill that is amortized over 30 years.
     Sinterloy..................................................................................  $  317
     Hutchinson.................................................................................     250
                                                                                                  ------
                                                                                                  $  567
                                                                                                  ======
 (3) Represents incremental interest expense, assuming an interest rate of 10.25%, based on the imputed funding required to effect the acquisitions of:
     Sinterloy..................................................................................   1,801
     Hutchinson.................................................................................   1,046
                                                                                                  ------
                                                                                                  $2,847
                                                                                                  ======
 (4) Represents the income tax credit that would have been recorded had Hutchinson and Sinterloy been included in the Company's consolidated group for tax reporting purposes...............  $  (77)
                                                                                                  ======

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                (in thousands, except share and per share data)


                                                 HISTORICAL
                                                    HAWK          SINTERLOY        ADJUSTMENTS
                                                 CORPORATION     ACQUISITION     FOR ACQUISITION      PRO FORMA
                                                 -----------     -----------     ----------------     ----------
Net sales.....................................   $  116,362        $ 8,623                 --         $  124,985
Cost of sales.................................       82,940          4,671                 --             87,611
                                                  ---------         ------            -------           --------
Gross profit..................................       33,422          3,952                 --             37,374
Expenses:
  Selling, technical, and administrative
    expenses..................................       14,241            643           $      9(1)          14,893
  Amortization of intangibles.................        2,575             --                239(2)           2,814
  Plant consolidation expenses................           50             --                                    50
                                                  ---------         ------            -------           --------
  Total expenses..............................       16,866            643                248             17,757
                                                  ---------         ------            -------           --------
Income from operations........................       16,556          3,309               (248)            19,617
Interest expense..............................       10,639             --                400(3)          11,039
Other (income) expense, net...................          122            (61)                --                 61
                                                  ---------         ------            -------           --------
Income before income taxes....................        5,795          3,370               (648)             8,517
Income taxes..................................        2,534             --              1,089(4)           3,623
                                                  ---------         ------            -------           --------
Net income....................................   $    3,261        $ 3,370           $ (1,737)        $    4,894
                                                  =========         ======            =======           ========
Preferred stock dividend requirements.........   $     (240)                                          $     (240)
                                                  =========                                             ========
Net income applicable to common
  stockholders................................   $    3,021                                           $    4,654
                                                  =========                                             ========
Net income per share applicable to common
  stockholders................................   $      .53                                           $      .82
                                                  =========                                             ========
Number of shares used to compute per share
  data........................................    5,687,750                                            5,687,750
                                                  =========                                             ========


---------------

 (1) Represents incremental depreciation expense due to the write-up of plant, property and equipment to fair market value under the purchase method of accounting in the acquisition
     of Sinterloy...............................................................................  $    9
                                                                                                  ======
 (2) Represents incremental amortization due to an increase in intangible assets from applying the purchase method of accounting in the acquisition of Sinterloy. Intangible assets include goodwill that is amortized over 30 years...........................................  $  239
                                                                                                  ======
 (3) Represents the net adjustment to interest expense, assuming an interest rate of 10.25%, based on the imputed funding required to effect the acquisition of Sinterloy...............  $  400
                                                                                                  ======
 (4) Represents income taxes that would have been incurred had Sinterloy been included in the
     Company's consolidated group for tax reporting purposes....................................  $1,089
                                                                                                  ======

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

     The selected consolidated financial data presented below under the captions "Income Statement Data," "Other Data" and "Balance Sheet Data" as of and for each of the five years ended December 31, 1992, 1993, 1994, 1995 and 1996, have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company, and, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data for such periods and as of such dates. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the full year. The acquisitions of Helsel, SKW, Hutchinson and Sinterloy occurred in June 1994, June 1995, January 1997 and August 1997, respectively. This data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.


                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                            YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                         --------------------------------------------------------------   -----------------------
                                            1992         1993         1994         1995         1996         1996         1997
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
Net sales..............................  $   24,931   $   28,417   $   41,395   $   84,643   $  123,997   $   93,672   $  116,362
Cost of sales..........................      14,929       16,834       26,771       61,164       91,884       69,023       82,940
                                           --------     --------     --------     --------     --------     --------     --------
  Gross profit.........................      10,002       11,583       14,624       23,479       32,113       24,649       33,422
Selling, technical and administrative
  expenses.............................       4,582        4,833        6,294       11,575       15,468       11,612       14,241
Amortization of intangibles............       1,304          954          954        1,924        2,806        2,408        2,575
Plant consolidation expense(1).........          --           --           --           --        4,028        3,749           50
                                           --------     --------     --------     --------     --------     --------     --------
  Income from operations...............       4,116        5,796        7,376        9,980        9,811        6,880       16,556
Interest expense.......................       2,903        2,654        3,267        7,323       10,648        7,321       10,639
Other expense (income), net............          --           --         (234)        (130)         256           55          122
                                           --------     --------     --------     --------     --------     --------     --------
  Income (loss) before income taxes,
    minority interest, extraordinary
    item and cumulative effect of
    change in accounting principle.....       1,213        3,142        4,343        2,787       (1,093)        (496)       5,795
Income taxes...........................         494        1,716        1,845        1,593          789          863        2,534
Minority interest......................          --           --          211          432           --           --           --
                                           --------     --------     --------     --------     --------     --------     --------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle.....         719        1,426        2,287          762       (1,882)      (1,359)       3,261
Extraordinary item(2)..................         233           --           --           --       (1,196)          --           --
Cumulative effect of change in
  accounting for income taxes..........          --          284           --           --           --           --           --
                                           --------     --------     --------     --------     --------     --------     --------
  Net income (loss)....................  $      952   $    1,142   $    2,287   $      762   $   (3,078)  $   (1,359)  $    3,261
                                           ========     ========     ========     ========     ========     ========     ========
Preferred stock dividend
  requirements.........................  $     (263)  $     (263)  $     (294)  $     (326)  $     (226)  $     (170)  $     (240)
  Income (loss) before extraordinary
    item applicable to common
    stockholders.......................         456          879        1,993          436       (2,108)      (1,529)       3,021
  Net income (loss) applicable to
    common stockholders................         689          879        1,993          436       (3,304)      (1,529)       3,021
Income (loss) before extraordinary item
  per share applicable to common
  stockholders.........................         .15          .29          .54          .09         (.37)        (.27)         .53
Net income (loss) per share applicable
  to common stockholders...............         .23          .29          .54          .09         (.58)        (.27)         .53
Number of shares used to compute per
  share data...........................   3,003,844    3,009,229    3,658,518    4,968,171    5,687,750    5,687,750    5,687,750
OTHER DATA:
Depreciation and amortization..........  $    2,174   $    1,920   $    2,466   $    5,527   $    8,418   $    6,688   $    7,166
Capital expenditures (including capital
  leases)..............................         446          586        1,871        3,781       10,294        9,142        4,975


                                               (footnotes on the following page)

                                                              DECEMBER 31,                          SEPTEMBER 30,
                                          ----------------------------------------------------   -------------------
                                            1992       1993       1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $     68   $     63   $    730   $    771   $ 25,774   $  1,894   $  3,629
Working capital (deficit)...............     1,053     (3,709)    (4,076)    15,565     48,700     19,009     28,605
Property, plant and equipment, net......     6,020      5,627     10,166     39,460     44,142     44,284     51,963
Total assets............................    33,729     33,925     43,645    127,419    158,441    132,894    170,215
Total long-term debt....................    26,457     24,050     26,726     94,906    129,183    102,146    131,296
Detachable stock warrants, subject to
  put option(3).........................        --         --         --      4,600      4,600      4,600      9,300
Stockholders' equity (deficit)..........     2,488      3,377      5,898      3,948      1,190      2,698     (1,448)

---------------

(1) Reflects charges in 1996 and 1997 relating primarily to the relocation of machinery and equipment.

(2) Reflects utilization of tax loss carryforward in 1992 and write-off in 1996 of deferred financing costs, net of $798,000 in income taxes.


(3) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of Senior Subordinated Notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, the carrying value of the warrants, including the put option (classified as detachable stock warrants, subject to put option, on the Company's balance sheet), was adjusted to $9.3 million as of September 30, 1997, based on revisions to the estimated present value of the future fair market value of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's consolidated financial statements and notes thereto and other financial information, included elsewhere in this Prospectus.

OVERVIEW

     Hawk is a manufacturing holding company that, through its operating subsidiaries, designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. Since 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base:

                   EFFECTIVE DATE                                                       YEAR
ACQUISITION        OF ACQUISITION                       BUSINESS                       FOUNDED
-----------------  --------------     ---------------------------------------------    -------
FPC and Logan      March 1989         Friction products for brakes, clutches and         1961
                                      transmissions used in aerospace, industrial
                                      and specialty applications
Helsel             June 1994          High precision powder metal components used        1974
                                      primarily in fluid power applications
SKW                June 1995          Friction products for industrial applications      1924
Hutchinson         January 1997       Die-cast aluminum rotors for small electric        1947
                                      motors used in business equipment, appliances
                                      and exhaust fans
Sinterloy          August 1997        Powder metal components for business               1969
                                      equipment

     The above acquisitions were accounted for under the purchase method of accounting, with the purchase price allocated to the estimated fair market value of the assets acquired and liabilities assumed. In the acquisitions, any excess of the purchase price paid over the estimated fair value of the net assets acquired was allocated to goodwill, which resulted in approximately $40.1 million of goodwill reflected on the September 30, 1997 balance sheet. The annual amortization of goodwill will result in non-cash charges to future operations of approximately $1.8 million per year (of which the majority of such amortization is deductible for tax purposes) based on amortization periods ranging from 15 to 40 years.

     The acquisitions of Helsel, SKW, Hutchinson and Sinterloy caused a significant change in the Company's product mix and resulted in a reduction in the Company's gross profit margin. The Company's gross profit margin in 1993 was 40.8%. The acquisition of Helsel had the effect of reducing the Company's overall gross profit margin to 35.3% in 1994. The acquisition of SKW had the effect of further reducing the Company's overall gross profit margin to 27.7% in 1995 and 25.9% in 1996. The Company believes that the gross profit margins of the industrial and specialty friction products and powder metal components produced by SKW and Helsel, respectively, exceed gross profit margins realized in other markets that use standardized products. However, these margins are exceeded by those achieved by the Company's FPC business, as a result of FPC's proprietary products and leading position in the aerospace friction products market.

     In 1995, the Company consolidated SKW's headquarters facility into the Company's existing facilities, which resulted in an annualized cost savings of $1.8 million due to the elimination of redundant expenses. During 1996, the Company consolidated one of SKW's two U.S. manufacturing facilities into the Company's existing facilities, which resulted in $3.6 million in annualized cost savings from reduction of overhead expenses. The Company incurred $4.0 million of costs relating primarily to the relocation of machinery and equipment in 1996. In addition, the manufacturing facility consolidation program had the effect of decreasing the gross profit margins in 1996 primarily as a result of the temporary production inefficiencies arising from the relocation of manufacturing operations. Partly as a result of the elimination of these temporary production inefficiencies, gross margins increased to 28.7% for the nine months ended September 30, 1997 from 26.3% for the corresponding period in 1996.

     The Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.2 million after tax) in prepayment penalties and $1.9 million ($1.1 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. As a result of the penalties and charges, if the Senior Note Redemption occurs as anticipated in the first quarter of 1998, the Company expects to incur a net loss, after extraordinary charges, in that quarter.



     In November 1996, the Company incurred $2.0 million ($1.2 million after tax) of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of the Company's previous senior credit facility. Primarily because of the non-recurring charges relating to the manufacturing facility consolidation program and the deferred financing costs, the Company incurred a net loss of $3.1 million in 1996.


     The Company's foreign operations expose it to the risk of exchange rate fluctuations. For example, because the Company's Italian operation typically generates positive net cash flow, which is denominated in lire, a decline in the value of the lira relative to the dollar would adversely affect the Company's reported sales and earnings. In addition, the restatement of foreign currency denominated assets and liabilities into U.S. dollars gives rise to foreign exchange gains or losses which are recorded in stockholders' equity. The Company does not currently participate in hedging transactions related to foreign currency. See Note L to the Company's Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, items in the Company's income statements as a percentage of net sales:

                                                        YEAR ENDED             NINE MONTHS ENDED
                                                       DECEMBER 31,              SEPTEMBER 30,
                                                 -------------------------     -----------------
                                                 1994      1995      1996      1996        1997
                                                 -----     -----     -----     -----       -----
Net sales......................................  100.0%    100.0%    100.0%    100.0%      100.0%
  Gross profit.................................   35.3      27.8      25.9      26.3        28.7
Selling, technical and administrative
  expenses*....................................   15.2      13.7      12.5      12.4        12.2
Amortization of intangible assets..............    2.3       2.3       2.2       2.6         2.2
Plant consolidation expense....................     --        --       3.2       4.0          --
  Income from operations.......................   17.8      11.8       7.9       7.3        14.2
Interest expense...............................    7.9       8.7       8.6       7.8         9.1
Other (income) expense, net....................   (0.6)     (0.2)      0.2        --         0.1
  Income (loss) before income taxes............   10.5       3.3      (0.9)     (0.5)        5.0
Income taxes...................................    4.5       1.9       0.6       0.9         2.2
Minority interest..............................    0.5       0.5        --        --          --
  Income before extraordinary item.............    5.5       0.9      (1.5)     (1.5)        2.8
Extraordinary item.............................     --        --      (1.0)       --          --
  Net income (loss)............................    5.5       0.9      (2.5)     (1.5)        2.8

---------------

* The Company's technical expenses consist primarily of research and product development expenses.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net Sales. Net sales increased by $22.7 million, or 24.2%, from $93.7 million during the first nine months of 1996 to $116.4 million during the first nine months of 1997. The net sales increase was attributable to the acquisitions of Hutchinson and, to a lesser extent, Sinterloy and strong customer demand in all of the Company's product lines. Sales attributable to Hutchinson, which was acquired in January 1997, and Sinterloy, which was acquired in August 1997, were $8.7 million and $1.7 million, respectively, for the period ending September 30, 1997, or 45.8% of the net sales increase.

     Gross Profit. Gross profit increased $8.8 million to $33.4 million during the first nine months of 1997, a 35.6% increase over gross profit of $24.6 million during the first nine months of 1996. The gross profit margin increased to 28.7% during the first nine months of 1997 from 26.3% during the comparable period in 1996. The increase was attributable to cost savings resulting from the consolidation of one of the Company's manufacturing facilities during 1996 into existing Company facilities, as well as favorable product mix.

     Selling, Technical and Administrative Expenses. Selling, technical and administrative ("ST&A") expenses increased $2.6 million, or 22.6%, from $11.6 million during the first nine months of 1996 to $14.2 million during the first nine months of 1997. As a percentage of net sales, ST&A remained relatively constant at 12.2% during the first nine months of 1997 compared to 12.4% during the comparable period of 1996.

     Income from Operations. Income from operations increased $9.7 million, or 140.6%, from $6.9 million in the first nine months of 1996 to $16.6 million in the first nine months of 1997. Income from operations as a percentage of net sales increased to 14.2% in the first nine months of 1997 from 7.3% in the comparable nine month period of 1996, reflecting cost savings from the consolidation of facilities, reduced plant consolidation expenses, increased sales and a more favorable product mix.

     Interest Expense. Interest expense increased $3.3 million, or 45.3%, to $10.6 million in the first nine months of 1997 from $7.3 million in the comparable nine month period in 1996. The increase is attributable to higher debt levels, a result of the issuance of the Senior Notes in the fourth quarter of 1996.

     Income Taxes. The provision for income taxes increased $1.6 million to $2.5 million in the first nine months of 1997 (43.7% of pre-tax income) from $0.9 million in the comparable period of 1996, reflecting the increase in pre-tax income.

     Net Income (Loss). As a result of the factors noted above, net income was $3.3 million in the first nine months of 1997 compared to a loss of $1.4 million in the comparable nine month period of 1996.

1996 COMPARED TO 1995

     Net Sales. Net sales increased $39.4 million, or 46.5%, from $84.6 million in 1995 to $124.0 million in 1996. Net friction product sales increased $39.2 million, or 61.1%, from $64.2 million in 1995 to $103.4 million in 1996. The net friction product sales increase was primarily attributable to the purchase of SKW in June 1995. Sales attributable to the acquired company in 1996 were $68.9 million compared to $32.3 million of SKW sales that were included in the Company's results for 1995, representing a net increase of $36.6 million, or 93.3%, of the friction product net sales increase. The remaining net friction product sales increase of $2.6 million in 1996, or 6.7% of the increase, was primarily attributable to increased aftermarket sales of friction products used in construction and agricultural equipment and increased sales of specialty friction products. These sales increases were partially offset by lower sales of friction products for heavy truck clutches resulting from lower truck production. Powder metal component net sales increased $212,000, or 1.0%, from $20.4 million in 1995 to $20.6 million in 1996. The increase in powder metal component sales was primarily attributable to higher sales of powder metal components used in hydraulic mechanisms.

     Gross Profit. Gross profit in 1996 was $32.1 million, an increase of $8.6 million, or 36.8%, from $23.5 million in 1995. As a percentage of net sales, gross profit was 25.9% in 1996 and 27.8% in 1995. Gross profit as a percentage of sales decreased primarily as a result of the change in product mix resulting from the SKW acquisition and costs associated with the start-up of production (other than moving expenses) in connection with the manufacturing facility consolidation program. As a result of the SKW acquisition, sales of the Company's higher margin aerospace friction products declined from 25.5% of net sales in 1995 to 20.8% of net sales in 1996. Combined sales of the Company's lower margin construction and agriculture friction products increased from 17.6% of net sales in 1995 to 34.2% of net sales in 1996.

     ST&A Expenses. ST&A expenses increased $3.9 million, or 33.6%, from $11.6 million in 1995 to $15.5 million in 1996. As a percentage of net sales, ST&A expenses declined from 13.7% to 12.5% over such periods, primarily as a result of the reductions in the overhead of SKW and the increase in net sales, as a result of the SKW acquisition, partially offset by higher incentive compensation at the Company's friction product facilities.

     Income from Operations. Income from operations of $9.8 million in 1996 decreased $169,000, or 1.7%, from $10.0 million in 1995. As a percentage of net sales, income from operations declined from 11.8% in 1995 to 7.9% in 1996. In addition to the change in product mix resulting from the SKW acquisition and production start-up costs and increased ST&A expenses referred to above, the decrease reflects $4.0 million in non-recurring costs in 1996 in connection with the SKW manufacturing facility consolidation program and $882,000 in increased amortization of goodwill and deferred financing costs primarily resulting from the acquisition of SKW.

     Interest Expense. Interest expense increased $3.3 million, or 45.4%, from $7.3 million in 1995 to $10.6 million in 1996. The increase is primarily related to the higher average amount of outstanding indebtedness in 1996 resulting from the acquisition of SKW.

     Income Taxes. The provision for income taxes decreased $804,000 from $1.6 million in 1995 (57.2% of pre-tax income) to $789,000 of expense in 1996.


     Extraordinary Item. In 1996, the Company incurred $2.0 million of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of the Company's previous senior bank credit facility.


     Net Income (Loss). The net loss for 1996 was $3.1 million, a change of $3.8 million compared to net income of $762,000 in 1995, as a result of the factors noted above.

1995 COMPARED TO 1994


     Net Sales. Net sales increased $43.2 million, or 104.5%, from $41.4 million in 1994 to $84.6 million in 1995. Friction product net sales increased $33.8 million, or 110.9%, from $30.4 million in 1994 to $64.2 million in 1995. The net friction product sales increase was attributable to the purchase of SKW in June 1995 and, to a lesser extent, to increased sales of linings for aircraft braking systems due to the sustained improvement of the U.S. commercial airline industry. Sales attributable to SKW in 1995, including brake lining sales, were $32.3 million, or 95.7%, of the friction product net sales increase. Sales for the Company's other friction products businesses were unchanged as increased aftermarket sales and sales of heavy truck clutches resulting from increased truck production were offset by sales declines to original equipment manufacturers of construction and agricultural equipment. Powder metal component net sales increased $9.5 million, or 86.6%, from $10.9 million in 1994 to $20.4 million in 1995, primarily as a result of the full year inclusion of Helsel which was acquired in June 1994. The full year inclusion of Helsel accounted for $9.2 million, or 97.4%, of the net sales increase in 1995. The remaining powder metal component sales increase was primarily due to increased sales of powder metal components for fluid power applications and for anti-lock brake sensor rings for use in heavy trucks.


     Gross Profit. Gross profit in 1995 was $23.5 million, an increase of $8.9 million, or 60.6%, from $14.6 million in 1994. As a percentage of net sales, gross profit was 35.3% in 1994 and 27.8% in 1995. This change was primarily a result of a change in product mix resulting from the acquisitions of SKW and Helsel and $2.4 million in additional cost of sales as a result of the write up of inventory purchased in the SKW acquisition to fair value. Gross profit margins in the existing friction products business grew slightly due to the increased proportion of high margin aircraft brake lining sales.

     ST&A Expenses. ST&A expenses increased $5.3 million, or 83.9%, from $6.3 million in 1994 to $11.6 million in 1995. As a percentage of net sales, ST&A expenses declined from 15.2% to 13.7% over such periods, primarily as a result of the reductions in the overhead of SKW and the increase in net sales, as a result of the SKW acquisition.

     Income from Operations. Income from operations increased $2.6 million, or 35.3%, from $7.4 million in 1994 to $10.0 million in 1995. As a percentage of net sales, income from operations declined from 17.8% in 1994 to 11.8% in 1995, primarily as a result of the change in product mix following the SKW and Helsel acquisitions and, to a lesser extent, increased amortization of goodwill and deferred financing costs of $910,000, primarily as a result of the acquisitions.

     Interest Expense. Interest expense increased $4.1 million, or 124.2%, from $3.3 million in 1994 to $7.3 million in 1995. The increase is primarily related to the higher average amount of outstanding indebtedness in 1995 resulting from the acquisition of SKW.

     Income Taxes. The provision for income taxes decreased $252,000 from $1.8 million in 1994 (42.5% of pre-tax income) to $1.6 million in 1995 (57.2% of pre-tax income). The increase in the effective tax rate in 1995 was primarily the result of increased non-deductible amortization, earnings from foreign operations and adjustments to the Company's worldwide tax liability.

     Net Income. Net income decreased $1.5 million, or 66.7%, from $2.3 million in 1994 to $762,000 in 1995, as a result of the factors noted above.

LIQUIDITY AND CAPITAL RESOURCES

     As a result of the recent acquisitions and the issuance of the Senior Notes, the Company has, and will continue to have, substantial indebtedness. The Company will therefore be required to use a substantial portion of its cash flow from operations for the payment of interest expense on indebtedness. In the first nine months of 1997, interest expense was equal to 104.4% of the Company's cash flow from operations.

     The Company's primary source of funds for conducting its business activities and servicing its indebtedness has been cash generated from operations and borrowings under its Old Revolving Credit Facility (subject to a borrowing base of a portion of the eligible accounts receivable and inventory). As of September 30, 1997, there were no amounts outstanding under the Old Revolving Credit Facility.


     Concurrently with closing of the Offering, the Company expects to enter into the $50.0 million New Revolving Credit Facility and the $35.0 million New Term Loan Facility and to terminate the Old Revolving Credit Facility. Bankers Trust Company, the lender under the Old Revolving Credit Facility, will be the lender under the New Revolving Credit Facility and the New Term Loan Facility. The New Revolving Credit Facility and the New Term Loan Facility will be unsecured, will be guaranteed by the Company's domestic subsidiaries and will be used for working capital and general corporate purposes. The New Revolving Credit Facility will not be subject to a borrowing base formula. Each facility will contain financial and other covenants with respect to the Company and its subsidiaries that, among other matters, will prohibit the payment of cash dividends on the Class A Common Stock except upon compliance with certain conditions, restrict the creation of liens, sales of assets, sale-leaseback transactions and transactions with affiliates and require the maintenance of certain minimum debt and interest coverage ratios, including a debt coverage ratio (total debt to consolidated EBITDA) of less than or equal to 4.0 to 1.0 and an interest coverage ratio (consolidated EBITDA to net interest expense) greater than or equal to 2.5 to 1.0. The Company expects to be in compliance with all such covenants at closing. In addition, the New Revolving Credit Facility and the New Term Loan Facility will be subject to a prepayment requirement if the debt coverage ratio in 2000 or 2001 is equal to or greater than 3.5 to 1. Any such prepayment would have to be made from any excess cash flow, as defined. Amounts outstanding under each facility will be due five years from the closing date, and bear interest at a variable rate based on the Eurodollar Rate plus 0.75% per annum or, at the Company's option, a variable rate based on either the lending bank's prime rate or the federal funds rate plus 0.5% per annum, with both rates subject to increase in the event the Company does not meet certain debt to EBITDA ratios. Replacement of the Old Revolving Credit Facility with the New Revolving Credit Facility and entry into the New Term Loan Facility are subject to the closing of the Offering and use of the proceeds of the Offering to effect the Senior Note Redemption.

     The Company has outstanding $100.0 million of Senior Notes, which are unsecured senior obligations of the Company. The Senior Notes, which mature on December 1, 2003, are guaranteed on a senior unsecured basis by each of the present and future domestic subsidiaries of the Company. Principal payments on the Senior Notes are due semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1997, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Senior Notes accrues at the rate of 10 1/4% per annum. The Company is subject to certain restrictive covenants contained in the Senior Note Indenture, including, but not limited to, covenants imposing limitations on: the incurrence of additional indebtedness; certain payments, including dividends and investments; the creation of liens; sales of assets and preferred stock; transactions with interested persons; payment and stock issuance restrictions affecting subsidiaries; sale-leaseback transactions; and mergers and consolidations. The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior Note Indenture, as soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes will be redeemed. See "Use of Proceeds."

     As of September 30, 1997, the Company was in compliance with the terms of its indebtedness.

     Net cash provided by operating activities was $10.2 million for the nine month period ended September 30, 1997 as compared to $2.8 million in the comparable period of 1996. The increase in net income of $4.6 million and non-cash charges in addition to an improved working capital position at September 30, 1997 accounted for the increased operating cash flow.

     Net cash used in investing activities was $30.7 million and $7.5 million for the nine month periods ending September 30, 1997 and 1996, respectively. The cash used in investing activities in the 1997 period consisted of $26.0 million attributable to the acquisitions of Hutchinson and Sinterloy and $4.8 million for the purchases of property, plant and equipment. In the comparable period of 1996, cash used in investing activities consisted primarily of expenditures for property, plant and equipment.

     Net cash used in financing activities was $1.6 million for the nine month period ended September 30, 1997 and was used primarily for payment of capital lease obligations. In the comparable nine month period of 1996, net cash provided by financing activities of $5.8 million was primarily attributable to an increase in borrowing under the Company's previous credit facilities.

     The primary uses of capital by the Company are (1) to pay interest on, and to repay principal of, indebtedness, (2) for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product development, and (3) for making additional strategic acquisitions of complementary businesses. The Company's capital expenditures were $9.1 million in the nine month period ended September 30, 1996 and $5.0 million for the comparable period of 1997. The Company anticipates that 1998 capital expenditures will be approximately $14.1 million, primarily for the expansion of the Company's existing manufacturing facilities and the purchase of additional equipment to expand the Company's manufacturing capacity.

     The Company believes that cash flow from operating activities, funds available from the sale of the Class A Common Stock in the Offering and additional funds available under the New Revolving Credit Facility will be sufficient to meet its currently anticipated operating and capital expenditure requirements and service its indebtedness for the next 12 months. If the Company cannot generate sufficient cash flow from operating activities or borrow under the New Revolving Credit Facility to meet such obligations, then the Company may be required to take certain actions, including refinancing all or a portion of its existing debt, selling assets or obtaining additional financing. There is no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain quarterly statement of operations data. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere herein and, in management's opinion, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for each of the quarters presented.

                                                   1996                                      1997
                                -------------------------------------------     -------------------------------
                                 FIRST      SECOND       THIRD      FOURTH       FIRST      SECOND       THIRD
                                QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER
                                -------     -------     -------     -------     -------     -------     -------
                                                                (in thousands)
Net sales.....................  $31,422     $31,501     $30,749     $30,325     $36,884     $40,097     $39,381
Gross profit..................    8,366       8,208       8,075       7,464      10,516      12,420      10,486
Selling, technical and
  administrative expenses.....    3,669       3,986       3,957       3,856       4,554       4,893       4,794
Amortization of intangibles...      651         932         825         398         829         797         949
Plant consolidation
  expenses....................      600       1,539       1,610         279          --          --          50
Income from operations........    3,446       1,751       1,683       2,931       5,133       6,730       4,693
Interest expense..............    2,513       2,461       2,347       3,327       3,679       3,380       3,580
Other expense (income), net...        5           5          45         201        (250)        280          92
Income (loss) before income
  taxes and extraordinary
  item........................      928        (715)       (709)       (597)      1,704       3,070       1,021
Income (loss) before
  extraordinary item..........      512        (721)     (1,150)       (523)        898       1,887         476
Extraordinary item............       --          --          --      (1,196)         --          --          --
Net income (loss).............  $   512     $  (721)    $(1,150)    $(1,719)    $   898     $ 1,887     $   476


     The Company's results of operations are subject to fluctuations from quarter to quarter due to changes in demand for its products and other factors. Demand for the Company's products in each of the geographic end markets it serves can vary significantly from quarter to quarter due to changes in demand for products that incorporate or utilize the Company's products and other factors beyond the Company's control, such as the unusually high customer demand at Sinterloy in the first six months of 1997, prior to its acquisition by the Company, which high customer demand the Company does not expect to continue in comparable period in 1998. In the third quarter, net sales of the Company's products are typically lower than the first two quarters because of planned production shut downs at the Company's Italian facility, and in the fourth quarter, net sales of the Company's products are typically lower than the first two quarters because of holiday-related manufacturing facility shut downs by the Company and certain of its customers. Therefore, year-to-year comparisons of quarterly results may not be meaningful, and quarterly results during the year are not necessarily indicative of the results for any future period or for the entire year. See "Risk Factors -- Fluctuation in Quarterly Results."


INFLATION

     Inflation generally affects the Company by increasing interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant effect on its results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under SFAS No. 128, "basic earnings per share" will be calculated based upon the weighted average number of shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares if they are dilutive. SFAS No. 128 will be adopted by the Company on December 31, 1997 and all prior periods will be restated. The adoption of SFAS No. 128 is not expected to have a material impact on the Company's earnings per share for any of the periods presented.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company intends to fully comply with the provisions of this statement upon its required adoption in the first quarter of 1998, and does not anticipate a significant impact on the financial statements.

     Also in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, information pertaining to the Company's operating segments will be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. Management is currently studying the potential effects of adoption of this statement, which is required in 1998.

                                    BUSINESS

OVERVIEW


     Hawk designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. The Company believes it is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. Friction products represented 68.9% of Company sales in the first nine months of 1997. Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in appliances, business equipment and exhaust fans. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share.



     Hawk believes it is the only independent supplier of original equipment and replacement friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and truck clutches, including Caterpillar, John Deere, New Holland and Eaton. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctco ("Arctic Cat") snowmobiles.



     The Company's powder metal components are used primarily in industrial applications, often as lower cost replacements for parts manufactured by traditional forging, casting or stamping technologies. The Company targets three areas of the powder metal component marketplace: high precision components that are used in fluid power applications requiring tight tolerances; large structural powder metal parts used in construction, agricultural and truck applications; and smaller, high volume parts for which the Company can utilize its efficient pressing and sintering capabilities. The Company believes it is also the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional electric motors.


     The Company believes that its diverse customer base and extensive sales to the aerospace and industrial aftermarkets reduce its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.


     Since its formation in 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base. From 1991 through the 12 month period ended September 30, 1997, the Company's net sales and income from operations increased at a compound annual rate of 38.3% and 35.5%, respectively. The Company reported a loss before extraordinary item of $1.9 million in 1996, and expects to incur a net loss, after extraordinary charges, in the first quarter of 1998 as a result of the incurrence of non-recurring extraordinary charges of $3.6 million ($2.2 million after tax) in prepayment penalties and $1.9 million ($1.1 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. For the first nine months of 1997, the Company's net sales and income from operations (before non-recurring costs in 1996 of $3.7 million for plant consolidation expenses) increased 24.2% and 55.8%, respectively, compared to the corresponding period in 1996. Since 1994, sales growth has been primarily driven by the acquisitions of Helsel, SKW and Hutchinson. These acquisitions tripled the net sales of the Company and, because the acquisitions were financed primarily with indebtedness, have caused the Company to become highly leveraged. As a result, the Company's interest expense grew at a com-pound annual rate of 103.5% from $3.3 million in 1994 to $13.5 million in 1996 pro forma for all acquisitions. The Company's net sales, pro forma for all acquisitions, during the period from 1991 through the 12 month period ended September 30, 1997 grew internally at a compound annual rate of 9.7%.

BUSINESS STRATEGY

     The Company's business strategy includes the following principal elements:

          - Focus on High-Margin, Specialty Applications. The Company operates primarily in aerospace, industrial and commercial markets that require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other manufacturing markets that use standardized products. The Company's gross margins in 1996 and the first nine months of 1997 were 25.9% and 28.7%, respectively.

          - New Product Introduction. A key part of the Company's strategy is the introduction of new products which incorporate improved performance characteristics or reduced costs in response to customer needs. Because friction products are the consumable, or wear, component of brake, clutch and transmission systems, the introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide the Company with a stable market for its friction products for the life of an aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company recently developed a powder metal pump element for a customer's power steering unit that improved pumping efficiency and dependability while reducing noise and cost.

          - Pursuit of Strategic Acquisitions. Many of the markets in which the Company competes are fragmented, providing the Company with attractive acquisition opportunities. The Company will continue to seek to acquire complementary businesses with leading market positions that will enable it to expand its product offerings, technical capabilities and customer base. Historically, the Company has been able to achieve significant cost reductions through the integration of its acquisitions. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in $5.4 million of annualized cost savings.

          - Expanding International Sales. To take advantage of worldwide growth in its end user markets, the Company expanded its international presence through the acquisition of SKW in 1995, which resulted in the addition of manufacturing facilities in Italy and Canada and a worldwide distribution network. The Company continues to expand its European operations to meet strong demand in established markets throughout Europe. The Company also believes that further opportunities to expand sales exist in emerging economies. Sales from the Company's international facilities have grown from $15.7 million in 1995 to $20.3 million for the 12 month period ended September 30, 1997.

          - Leveraging Customer Relationships. The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery enables it to build and maintain strong and stable customer relationships. The Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years. The Company believes that strong relation-ships with its customers provide it with significant competitive advantages in obtaining and securing new business opportunities.

HISTORY

     The Company believes that its management team has demonstrated the ability to identify, complete and integrate strategic acquisitions. In 1989, an investor group led by Norman C. Harbert, Chairman of the Board, President and Chief Executive Officer and a stockholder of the Company, and Ronald E. Weinberg, Vice-Chairman of the Board, Treasurer and a stockholder of the Company, formed The Hawk Group of Companies, Inc., an Ohio corporation, to acquire the assets and liabilities of FPC and Logan, each an Ohio corporation that is a wholly-owned subsidiary of the Company. The assets of Helsel were acquired in June 1994 by a group led by Mr. Harbert and Mr. Weinberg, and, in June 1995, Helsel became a wholly-owned subsidiary of the Company upon its merger with a subsidiary of the Company. The Company acquired the capital stock of SKW in June 1995, at which time the Company was reincorporated as a Delaware corporation by means of a parent-subsidiary merger. In October 1996, the Company changed its name to Hawk Corporation. In November 1996, Hawk Holding Corp., a Delaware corporation that was a principal stockholder of the Company, merged with and into the Company. In January 1997, the Company acquired the capital stock of Hutchinson and, in August 1997, the Company purchased the assets of Sinterloy.

ACQUISITIONS

     Building on the base of its original FPC and Logan subsidiaries, the Company has successfully made the following acquisitions:

          - Helsel. The June 1994 Helsel acquisition provided the Company with the ability to manufacture medium sized, high precision powder metal components used primarily in fluid power applications. Following the acquisition, the Company made approximately $5 million in capital improvements at Helsel, increasing its capacity by approximately 30%. By focusing on its expertise in fluid power applications and by increasing capacity, Helsel has increased its sales over 50% since its acquisition by the Company.

          - S.K. Wellman. The June 1995 SKW acquisition furthered the Company's strategy of consolidating friction product manufacturers. Tracing its history back to the manufacture of transmission friction discs for the Model T in the 1920s, SKW brought an established, well-known original equipment and aftermarket industrial product line to the Company to complement FPC's core aerospace product line. In addition, the acquisition provided the Company with strategic access to international markets through SKW's manufacturing facilities in Italy and Canada and an established distribution network throughout Europe and the Far East. Following the acquisition, the Company consolidated one of SKW's two U.S. manufacturing facilities and SKW's executive offices into other facilities of the Company.

          - Hutchinson. The January 1997 Hutchinson acquisition furthered the Company's strategy of acquiring complementary businesses and expanded the Company's product offerings, technical capabilities and customer base. Hutchinson designs and manufactures die-cast aluminum rotors. The Company believes that Hutchinson is one of the largest independent domestic suppliers of these rotors, which are used in subfractional (less than 1/20 horsepower) electric motors for use in business equipment, appliances and exhaust fans. The Company also believes Hutchinson has growth opportunities arising from the trend by original equipment motor manufacturers to outsource production of rotors. Additionally, Hutchinson manufactures extruded aluminum fan spacers used in commercial diesel engines for heavy trucks and off-road equipment and precision metal castings used in hand power tools and gasoline pumping units.

          - Sinterloy. The August 1997 acquisition of Sinterloy expanded the Company's powder metal components business primarily into the business equipment market. Sinterloy's ability to manufacture high volume small to medium sized powder metal components complements the Company's other powder metal businesses, which generally produce lower volume, higher precision components.

     Both the friction product and powder metal component industries are fragmented and are undergoing consolidation due in part to the additional resources needed (1) to perform the research and development necessary to satisfy customers' increasingly stringent quality and performance criteria, and
(2) to meet just-in-time delivery requirements. As a result, the Company believes that it can continue to make strategic acquisitions that may include other friction product and powder metal component manufacturers. To effect its acquisition strategy, the Company engages in discussions, from time to time, with other manufacturers in friction products, powder metal component and other complementary businesses. At this time, the Company has no outstanding commitments or agreements regarding any future acquisitions. See "Risk
Factors -- Acquisition Strategy."

PRODUCTS AND MARKETS

     The Company focuses on supplying components to the aerospace, industrial and commercial markets that require sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share. Through acquisitions and product line expansions, the Company has diversified its end markets, which diversification, the Company believes, has reduced its economic exposure to the cyclicality of any particular industry. In the first nine months of 1997, the Company's sales by principal products and principal end markets were:

     Principal Products

Friction Products                          69%
Powder Metal Components                    18%
Rotors                                      5%
Other*                                      8%

     Principal Markets

Aerospace                                  19%
Truck                                      15%
Construction                               19%
Agricultural                               12%
Other**                                    20%
Pump & Motor                               10%
Lawn & Garden                               5%

---------------

 * Includes steel stampings, precision metal castings and extruded aluminum fan spacers.

** Includes motorcycles and snowmobiles, performance racing automotive, automotive (original equipment and aftermarket) and power hand tools.

Friction Products

     The Company's friction products are made from proprietary formulations of composite materials that primarily consist of metal powders and synthetic and natural fibers. Friction products are the replacement elements used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. For example, the friction brake linings in aircraft braking systems slow and stop airplanes when landing or taxiing. Friction products manufactured by the Company also include friction linings for use in automatic and power shift transmissions, clutch facings that serve as the main contact point between an engine and a transmission, and brake linings for use in other types of braking systems.

     The Company's friction products are custom-designed to meet the performance requirements of a specific application and must meet or exceed the customer's performance specifications, including temperature, pressure, component life and noise level criteria. The engineering required in designing a friction material for a specific application dictates a balance between the component life cycle and the performance application of the friction material in, for example, stopping or starting movement. Friction products are consumed through customary use in a brake, clutch or transmission system and require regular replacement. Because the friction material is the consumable, or wear, component of such systems, new friction product introduction in conjunction with a new system provides the Company with the opportunity to supply the aftermarket with that friction product for the life of the system.

     The principal markets served by the Company's friction products business include manufacturers of aircraft brakes, truck clutches, heavy-duty construction and agricultural vehicle brakes, clutches and transmissions, as well as manufacturers of motorcycle, snowmobile and performance racing brakes. Based upon net sales, the Company believes that it is among the top three worldwide manufacturers of friction products used in aerospace and industrial applications. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company believes that its stable aftermarket sales component enables the Company to reduce its exposure to adverse economic cycles.


     Aerospace. The Company believes it is the only independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. Each aircraft braking system, including the friction materials supplied by the Company, must meet stringent FAA criteria and certification requirements. New model development and FAA testing for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. If the Company and its aircraft brake system manufacturing partner are successful in obtaining the rights to supply a particular model of aircraft, the Company will typically supply its friction products to that model's aircraft braking system for as long as the model continues to fly because it is generally too expensive to redesign a braking system and meet FAA requirements. Moreover, FAA maintenance requirements mandate that brake linings be changed after a specified number of take-offs and landings, which the Company expects to result in a continued and steady market for its aerospace friction products.


     The Company's friction products for commercial aerospace applications are primarily used on "single-aisle" aircraft that are flown on shorter routes, resulting in more takeoffs and landings than larger aircraft. The Company believes its friction products provide an attractive combination of performance and cost effectiveness in these applications. According to Boeing's 1997 Current Market Outlook, there were over 7,500 single-aisle commercial aircraft in the world at the end of 1996, and this number is projected to increase to approximately 11,000 by the end of 2006. The Boeing report also states that world airline traffic is projected to increase 5.5% per year through 2006. The Company expects that continued growth in world airline traffic, combined with the increasing number of single-aisle aircraft, will cause demand for the Company's aerospace friction products to remain strong. For example, Boeing is utilizing BFGoodrich braking systems with the Company's friction material on many of its new 737-600, - 700 and -800 series aircraft.

     Construction/Agricultural/Trucks. The Company supplies a variety of friction products for use in brakes, clutches and transmissions on construction and agricultural vehicles and equipment and trucks. These components are designed to precise tolerances and permit brakes to stop or slow a moving vehicle and the clutch or transmission systems to engage or disengage. The Company believes it is a leading supplier to original equipment manufacturers and to the aftermarket. The Company believes that its trademark, Velvetouch(R) is well-known in the aftermarket for these components. As with the Company's aerospace friction products, new friction product introduction in conjunction with a new brake, clutch or transmission system provides the Company with the opportunity to supply the aftermarket with the friction product for the life of the system. The Company expects to grow with its domestic customers in these applications as they continue to penetrate worldwide markets. The Company also expects strong sales growth from its facility in Italy as its primary customers, New Holland, Same Deutz and Clark Hurth, continue to grow in European and emerging economic markets.

     Construction Equipment. The Company supplies friction products such as transmission discs, clutch facings and brake linings to manufacturers of construction equipment, including Caterpillar. The Company believes it is the second largest domestic supplier of these types of friction products. Replacement components for construction equipment are sold through manufacturers such as Caterpillar, as well as various aftermarket distributors.

     Demand for Hawk's friction products in the construction sector is partially driven by demand for new construction equipment and the overall level of construction activity. According to an industry publication, unit sales of construction equipment in North America have grown 10.1% per year from 1992 to 1996. This growth has been driven by economic expansion, a favorable interest rate environment and the evolution of the rental market for construction equipment. Additionally, there has been strong demand for construction equipment overseas, driven principally by infrastructure development in emerging economies. Currently, the Company is experiencing healthy demand in this market sector as a result of these favorable trends.

     Agricultural Equipment. The Company supplies friction products such as clutch facings, transmission discs and brake linings for manufacturers of agricultural equipment, including John Deere and New Holland. The Company believes it is the second largest domestic supplier of such friction products. Replacement components for agricultural equipment are sold through original equipment manufacturers as well as various aftermarket distributors.

     Demand for Hawk's friction products in the agricultural sector is partially driven by a healthy domestic farm economy and the replacement of aging equipment resulting from underinvestment during the 1980s. According to an industry publication, since 1992, unit sales of U.S. two wheel drive tractors over 100 horsepower have grown at a compound annual rate of 8.0%. In addition, the Company has been experiencing strong demand from the agricultural equipment market in Europe.

     Medium and Heavy Trucks. The Company supplies friction products for clutch facings used in medium and heavy trucks to original equipment manufacturers, such as Eaton. The Company believes it is the leading domestic supplier of replacement friction products used in these applications. Replacement components are sold through Eaton and various aftermarket distributors.

     Demand for Hawk's friction products in the truck sector is driven by utilization and original equipment manufacturing volume. Demand for Class 8 (heavy) trucks has been strong over the past several years. According to an industry publication, sales of Class 8 diesel trucks in 1996 were an estimated 185,000 units, which represents a 46% increase over the 127,000 units sold in 1992. Class 8 truck sales volumes have continued to grow in 1997. As a result, the Company is currently experiencing strong demand for friction products in the truck sector.

     Specialty. The Company supplies friction products for use in other specialty applications, such as brake pads for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris Industries and Arctic Cat snowmobiles. The Company believes that these markets are experiencing significant growth and the Company will continue to increase its market share with its combination of superior quality and longer product life. Under the "Hawk Brake" tradename, the Company also supplies high performance friction material for use in racing car brakes. The Company's high performance brake pad for race cars can operate in temperatures of over 1,100 degrees Fahrenheit. The Company believes that this performance racing material may have additional applications such as braking systems for passenger and school buses, police cars and commercial delivery vehicles.

     Other. In addition to providing metal stampings for its friction business, the Company's Logan subsidiary also sells transmission plates and other components to the automotive and trucking industries.

Powder Metal Components

     The Company is a leading supplier of powder metal components consisting primarily of pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings for applications ranging from lawn and garden tractors to industrial equipment. Since Hawk's founding in 1989, it has participated in the growing powder metal parts and products industry with a focus on the North American industrial market, which the Metal Powder Industries Federation ("MPIF"), an industry trade group, estimates had sales of over $1.0 billion in 1996. According to MPIF, the value of iron powder shipments in North America increased by over 10% per year from 1991 to 1996, and North American powder manufacturers are anticipating an average annual growth rate of almost 6% per year for the next ten years.

     Fluid Power and Industrial Applications. The Company manufactures a variety of components made from powder metals for use in (1) fluid power applications, such as pumps and other hydraulic mechanisms, and (2) transmissions, other drive mechanisms and anti-lock braking systems used in trucks and off-road equipment. The Company believes that the market for powder metal components will continue to grow as the Company's core powder metal technology benefits from advances that permit production of powder metal components with increased design flexibility, greater densities and closer tolerances that provide improved strength, hardness and durability for demanding applications, and enable the Company's powder metal components to be substituted for wrought steel or iron components produced with forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. The Company believes that the current trend of substituting powder metal components for forged, cast or stamped components in industrial applications will continue for the foreseeable future, providing the Company with increased product and market opportunities.

     The Company produces powder metal components in three facilities, each targeting an important aspect of the market place:

          - High Precision. Helsel's pressing and finishing capabilities enable it to specialize in tight tolerance fluid power components such as pump elements and gears. In addition, the Company believes that Helsel's machining capabilities provide it with a competitive advantage by giving it the ability to supply a completed part to its customers, typically without any subcontracted precision machining. The Company believes that Helsel's growth will be driven by existing customers' new design requirements and new product applications primarily for pumps, motors and transmissions.

          - Large Size Capability. While Helsel and Sinterloy have small to medium sized powder metal part capability, FPC has the capability to make structural powder metal components that are among the largest used in North America. The Company expects its sales of larger powder metal components to continue to grow as the Company creates new designs for existing customers and benefits from market growth, primarily in current construction, agricultural and truck applications. For example, the Company believes that sales of its powder metal components used in anti-lock braking systems will benefit as domestic trucks comply with the U.S. Department of Transportation's regulations requiring the installation of anti-lock braking systems on new trucks.

          - High Volume. Sinterloy targets smaller, high volume parts where it can utilize its efficient pressing and sintering capabilities to their best advantage. Sinterloy's primary market for growth is powder metal components for the business equipment market. The Company believes that the addition of Sinterloy's capabilities will provide the Company with cross-selling opportunities from the Company's other powder metal facilities.

Die-Cast Aluminum Rotors

     The Company believes that Hutchinson is the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional electric motors. These motors are used in a wide variety of applications such as business equipment, small household appliances and exhaust fans.

     The Company believes that more than 90 million subfractional motors are manufactured in the United States annually. Hutchinson manufactured approximately 30 million rotors for these motors in 1996. Increased office automation, increased sales of small household appliances and increased sales of exhaust fans for heating, ventilation and air conditioning systems in commercial buildings and residential buildings are all factors that are expected to increase the growth of subfractional motor sales.

     The Company estimates that approximately 50% of all rotors in the subfractional motor market are made internally by motor manufacturers such as Emerson and General Electric. However, the Company believes Hutchinson has growth opportunities arising from the trend by original equipment motor manufacturers to outsource their production of rotors.

MANUFACTURING

     The manufacturing processes for most of the Company's friction products and powder metal components are essentially similar. In general, both use composite metal alloys in powder form to make high quality powder metal components. The basic manufacturing steps, consisting of blending/compounding, molding/compacting, sintering (or bonding) and secondary machining/treatment, are as follows:

          - Blending/compounding: Composite metal alloys in powder form are blended with lubricants and other additives according to scientific formulas, many of which are proprietary to the Company. The formulas are designed to produce precise performance characteristics necessary for a customer's particular application, and the Company often works together with its customers to develop new formulas that will produce materials with greater energy absorption characteristics, durability and strength.

          - Molding/compacting: At room temperature, a specific amount of a powder alloy is compacted under pressure into a desired shape. The Company's molding presses are capable of producing pressures of up to 3,000 tons. The Company believes that it has some of the largest presses in the powder metal industry, enabling it to produce large, complex components.

          - Sintering: After compacting, molded parts are heated in furnaces to specific temperatures, enabling metal powders to metallurgically bond, harden and strengthen the molded parts while retaining their desired shape. For friction materials, the friction composite part is also bonded directly to a steel plate or core, creating a strong continuous metallic part.

          - Secondary machining/treatment: If required by customer specifications, a molded part undergoes additional processing. These processing operations are generally necessary to attain increased hardness or strength, tighter dimensional tolerances or corrosion resistance. To achieve these specifications, parts are heat treated, precision coined, ground or drilled or treated with a corrosion resistant coating, such as oil.

     Certain of the Company's friction products, which are primarily used in oil-cooled brakes and power shift transmissions, do not require all of the foregoing steps. For example, molded composite friction materials are molded under high temperatures and cured in electronically-controlled ovens and then bonded to a steel plate or core with a resin-based polymer. Cellulose composite friction materials are blended and formed into continuous sheets and then stamped into precise shapes by computer-controlled die cutting machines. Like molded composite friction materials, cellulose composite friction materials are then bonded to a steel plate or core with a resin-based polymer.

     The Company's die-cast aluminum rotors are produced in a three-step process. Steel stamped disks forming the laminations of the rotors are first skewed (stacked) and then loaded into dies into which molten aluminum is injected to create the rotors. The rotor castings created in the dies are then machined to produce finished rotors. These rotors are manufactured in a variety of sizes and shapes to customers' design specifications.

     Quality Control. Throughout its design and manufacturing process, the Company focuses on quality control. For product design, each Company manufacturing facility uses state-of-the-art testing equipment to replicate virtually any application required by the Company's customers. This equipment is essential to the Company's ability to manufacture components that meet stringent customer specifications. To ensure that tight tolerances have been met and that the requisite quality is inherent in its finished products, the Company uses statistical process controls, a variety of electronic measuring equipment and computer-controlled testing machinery. The Company has also established programs within each of its facilities to detect and prevent potential quality problems.

TECHNOLOGY


     The Company believes that it is an industry leader in the development of systems, processes and technologies which enable it to manufacture friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. The Company's expertise is evidenced by its aircraft brake linings, which are currently being installed on many of the braking systems of the newly-designed Boeing 737-600, -700 and -800 series of aircraft.


     The Company maintains an extensive library of proprietary friction product formulas that serve as starting points for new product development. Each formula has a specific set of ingredients and processes to generate repeatability in production. Some formulas may have as many as 15 different components. A slight change in a mixture can produce significantly different performance characteristics. The Company uses a variety of technologies and materials in developing and producing its products, such as graphitic and cellulose composites. The Company believes its expertise in the development and production of products using these different technologies and materials gives it a competitive advantage over other friction product manufacturers, which typically have expertise in only one or two types of friction material.

     The Company also believes that its powder metal components business is able to produce a wide range of products from small precise components to large structural parts. The Company has presses that produce some of the largest powder metal parts in the world, and its powder metal technology permits the manufacture of complex components with specific performance characteristics and close dimensional tolerances that would be impractical to produce using conventional metalworking processes.

CUSTOMERS

     The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its working relationship with its customers on development and design, and the Company's commitment to quality, service and just-in-time delivery have enabled it to build and maintain strong and stable customer relationships. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years, and the Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications.

     The Company believes that its recent acquisitions have broadened product lines, increased its technological capabilities and will further enhance its customer relationships and expand its preferred supplier status. As a result of its commitment to customer service and satisfaction, the Company has received numerous preferred supplier awards from its leading customers, including Aircraft Braking Systems, BFGoodrich Aerospace, Caterpillar, John Deere and New Holland.


     The Company's sales to Aircraft Braking Systems represented 10.4% of the Company's consolidated net sales in 1996 and 8.7% of the Company's consolidated net sales in the first nine months of 1997. In addition, the Company's top five customers, including Aircraft Braking Systems, accounted for 40.1% of the Company's consolidated net sales in 1996 and 34.2% of the Company's consolidated net sales in the first nine months of 1997. See "Risk Factors -- Reliance on Significant Customers."


MARKETING AND SALES

     The Company markets its products globally through eleven product managers, who operate from the Company's facilities in the United States, Italy and Canada and a sales office in the United Kingdom. The Company's product managers and sales force work directly with the Company's engineers who provide the technical expertise necessary for the development and design of new products and for the improvement of the performance of existing products.

     The Company's friction products are sold both directly to original equipment manufacturers and to the aftermarket through its original equipment customers and a network of distributors and representatives throughout the world.

     The Company's marketing and sales of its powder metal components and die-cast aluminum rotors are directed by six product managers. The Company sells its powder metal components and rotors to original equipment manufacturers through independent sales representatives.

SUPPLIERS AND RAW MATERIALS

     The principal raw materials used by the Company are copper, steel and iron powder and custom-formulated cellulose sheet. The Company believes that its relationships with its suppliers are good. In an effort to ensure a continued source of supply of the Company's raw materials at competitive prices, the Company concentrates on developing relationships with its suppliers. In many instances, the Company works in close consultation with its suppliers in the development of new combinations of powder metal. Thus, although the Company has no long-term supply agreements with any of its major suppliers, the Company has generally been able to obtain sufficient supplies of these raw materials for its operations. See "Risk Factors -- Supply and Price of Raw Materials."

COMPETITION

     The principal industries in which the Company competes are competitive and fragmented, with many small manufacturers and only a few manufacturers that generate sales in excess of $50 million. Larger competitors may have financial and other resources substantially greater than those of the Company. None of these competitors compete with the Company in all of its product lines. The Company believes that the principal competitive factors in the sale of its friction products and powder metal components are quality, engineering expertise and technical capability, new product innovation, timely delivery and service. The Company believes that its strong and stable customer relationships evidence that it competes favorably with respect to each of these factors.

     The Company competes for new business principally at the beginning of the development of new applications and at the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well.

     The Company also competes with manufacturers that use different technologies. The metallic aircraft braking systems for which the Company supplies friction materials compete with a "carbon-carbon" braking system. Carbon-carbon braking systems are significantly lighter than the metallic aircraft braking systems for which the Company supplies friction materials, but are more expensive. The carbon-carbon brakes are typically used on wide-body aircraft, such as the Boeing 747 and military aircraft, where the advantages in reduced weight justify the additional expense. In addition, as the Company's core powder metal technology improves, enabling its components to be substituted for wrought steel or iron components, the Company also increasingly competes with companies using forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. As a result, powder metal components are increasingly being substituted for metal parts manufactured using more traditional technologies. There is no assurance that competition from these technologies or others will not adversely affect the Company's business, financial condition and results of operations. See "Risk
Factors -- Competition."

GOVERNMENT REGULATION

     The Company's sales to manufacturers of aircraft braking systems represented 20.8% of the Company's consolidated net sales in 1996 and 18.6% of the Company's consolidated net sales in the first nine months of 1997. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent FAA criteria and testing requirements. The Company has been able to meet these requirements in the past and continuously reviews FAA compliance procedures to help ensure continued and future compliance. See "Risk Factors -- Government Regulation."

ENVIRONMENTAL MATTERS

     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental laws and regulations, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The Company is also subject to the federal Occupational Safety and Health Act and similar foreign and state laws. The nature of the Company's operations, the long history of industrial uses at some of its current or former facilities, and the operations of predecessor owners or operators of certain of the businesses expose the Company to risk of liabilities or claims with respect to environmental and worker health and safety matters. The Company reviews its procedures and policies for compliance with environmental and health and safety laws and regulations and believes that it is in substantial compliance with all such material laws and regulations applicable to its operations. The costs of compliance with environmental, health and safety requirements have not been material to the Company. See "Risk
Factors -- Environmental Matters."

MANUFACTURING FACILITIES AND OTHER PROPERTIES

     The Company's material operations are conducted through the following facilities, all of which are owned, except as noted:

                              APPROXIMATE
         LOCATION            SQUARE FOOTAGE                  PRINCIPAL FUNCTIONS
---------------------------  --------------   -------------------------------------------------
Medina, Ohio...............      148,000      Manufacturing of friction products and powder
                                              metal components, sales and marketing, research
                                              and development, product engineering, customer
                                              service and support, and administration

Brook Park, Ohio...........      111,000      Manufacturing of friction products, domestic and
                                              international sales and marketing, product
                                              engineering, customer service and support, and
                                              administration

Orzinuovi, Italy...........       97,000      Manufacturing of friction products, international
                                              sales and marketing, research and development,
                                              and administration

Akron, Ohio................       81,000      Manufacturing of metal stampings

Campbellsburg, Indiana.....       75,000      Manufacturing of powder metal components, sales
                                              and marketing, product engineering, customer
                                              service and support, and administration

Solon, Ohio(1).............       58,000      Research and development

Solon Mills, Illinois(2)...       42,000      Manufacturing of powder metal components, sales
                                              and marketing, customer service and support

Alton, Illinois............       37,000      Manufacturing of die-cast aluminum rotors, sales
                                              and marketing, customer service and support, and
                                              administration

Concord, Ontario,                 15,000      Manufacturing of friction products, distribution
  Canada(2)................                   and warehousing

Cleveland, Ohio(3).........        6,200      Principal executive offices

---------------
(1) Approximately 20,000 square feet of the Solon facility is leased to a third party.

(2) Leased.

(3) Leased. The Company is party to an expense sharing arrangement under which the Company shares the expenses of its corporate headquarters located in Cleveland with a company owned by Mr. Weinberg. See "Certain
    Transactions -- Other Transactions."

     In June 1996, the Company closed its manufacturing facility in LaVergne, Tennessee that it acquired in the SKW acquisition and consolidated its operations with existing Company facilities. The Company has placed the LaVergne facility on the market for sale and does not anticipate incurring any material gain or loss as a result of the sale.

     The Company's Italian facility is subject to certain security interests granted to its lenders.

     The Company believes that substantially all of its property and equipment is in good condition. Several of the Company's facilities are operating at or near capacity. With the planned expansion of these facilities, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," the Company believes that it will have sufficient capacity to accommodate its needs through 1999.

EMPLOYEES

     As of September 30, 1997, the Company had 1,258 employees, consisting of 107 management, supervisory and administrative personnel, 114 engineering, quality control and laboratory personnel, 36 sales and marketing personnel and 1,001 manufacturing personnel.

     Approximately 300 employees at the Company's Brook Park, Ohio plant are covered under a collective bargaining agreement with the United International Paperworkers Union expiring in October 2000; approximately 80 employees at the Company's Akron, Ohio facility are covered under a collective bargaining agreement with the United Automobile Workers expiring in July 2000; and approximately 100 employees at the Company's Orzinuovi, Italy plant are represented by a national mechanics union under an agreement that expires in December 1998 and by a local union under an agreement that expires in December 2000. Approximately 75 hourly employees of Hutchinson are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers expiring in June 1998. The Company has experienced no strikes and believes its relations with its employees and their unions to be good. See "Risk Factors -- Collective Bargaining Agreements" and "Risk
Factors -- Dependence on Key Personnel."

INTELLECTUAL PROPERTY MATTERS

     Velvetouch(R), Fibertuff(R), Feramic(R), Velvetouch Feramic(R), Velvetouch Ceramic(R), Velvetouch Organik(R) and Velvetouch Metalik(R) are among the federally registered trademarks of the Company. Velvetouch(R) is the Company's principal trademark for use in the friction products aftermarket and is registered in 26 countries. In addition, the Company has a pending application with the United States Patent and Trademark Office to register the trademark "Wellman Friction Products."

     Although the Company maintains patents related to its business, the Company does not believe that its competitive position is dependent on patent protection or that its operations are dependent on any individual patent.

     To protect its intellectual property, the Company relies on a combination of internal procedures, confidentiality agreements, patents, trademarks, trade secrets law and common law, including the law of unfair competition. The Company is not aware of any pending claims of infringement or other challenges to the Company's right to use any of its intellectual property. See "Risk
Factors -- Intellectual Property Matters."

LEGAL PROCEEDINGS

     The Company is involved in lawsuits that arise in the ordinary course of its business. In the Company's opinion, the outcome of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The directors, executive officers and significant employees of the Company and their respective ages and positions held with the Company, are as follows:

                NAME                  AGE                         POSITION
------------------------------------  ---     ------------------------------------------------
Norman C. Harbert(1)................  64      Chairman of the Board, Chief Executive Officer,
                                                President and Director
Ronald E. Weinberg(1)...............  56      Vice-Chairman of the Board, Treasurer and
                                              Director
Jeffrey H. Berlin...................  35      Executive Vice President
Douglas D. Wilson...................  54      Executive Vice President, President -- FPC and
                                                President -- SKW
Thomas A. Gilbride..................  44      Vice President-Finance
Jess F. Helsel......................  73      President -- Helsel
Timothy J. Houghton.................  53      President -- Hutchinson
Paul R. Bishop(2)(3)................  54      Director
Byron S. Krantz(3)..................  62      Secretary and Director
Dan T. Moore, III(1)................  57      Director
William J. O'Neill, Jr.(2)..........  64      Director

---------------
(1) Member of the Nominating Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Norman C. Harbert has served as the Chairman of the Board, President, Chief Executive Officer and Director of the Company since March 1989. Mr. Harbert has over 39 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250 million. Mr. Harbert is a director of New West Eyeworks, Inc., a retail eyewear chain that operates throughout the western United States, Second Bancorp Inc., a bank holding company, and Caliber System, Inc., a transportation company (formerly known as Roadway Services, Inc.).

     Ronald E. Weinberg has served as Vice-Chairman of the Board, Treasurer and Director of the Company since March 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including a number of manufacturing companies. In 1988, Mr. Weinberg led an investor group in the acquisition of New West Eyeworks, Inc., a retail eyewear chain that operates throughout the western United States, and Mr. Weinberg has served as Chairman of the Board of that company since that date. In 1986, Mr. Weinberg led an investor group in the acquisition of SunMedia Corp., which publishes a chain of weekly newspapers in the Cleveland market and operates a direct marketing company, and Mr. Weinberg has served as Chairman of the Board of that company since the acquisition date.

     Jeffrey H. Berlin has served as an Executive Vice President of the Company since May 1997. Between July 1994 and May 1997, Mr. Berlin served as the Vice President -- Marketing and Corporate Development of the Company. From August 1991 to July 1994, Mr. Berlin served the Company as its Director of Corporate Development. From 1984 to 1991, Mr. Berlin held various corporate finance positions including Director of Corporate Development for American Consumer Products, Inc., a manufacturer of consumer hardware products.

     Thomas A. Gilbride has served as Vice President -- Finance of the Company since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by the Company in various financial and administrative capacities.

     Douglas D. Wilson has served as an Executive Vice President of the Company since September 1996, the President of FPC since January 1992 and the President of SKW since June 1995. From November 1990 to December 1991, he was the Executive Vice President of FPC. Mr. Wilson was President and Chief Executive Officer of Cleveland Gear Company, a gear manufacturing business, from 1986 to 1990. Mr. Wilson has been the Chairman of the Industry Advisory Group of the Center for Advanced Friction Studies at the University of Illinois at Carbondale since its formation in April 1996.

     Jess F. Helsel has served as President of Helco, Inc. (the predecessor to Helsel) since 1974 and has continued in that capacity since the sale of Helsel's assets to the Company in June 1994. Mr. Helsel has over 52 years of experience in the powder metal industry.

     Timothy J. Houghton has served as President of Hutchinson Foundry Products Company (the predecessor to Hutchinson) since 1992 and has continued in that capacity since the acquisition of Hutchinson by the Company in January 1997. Mr. Houghton also served as Chief Executive Officer of Hutchinson Foundry Products Company from 1992 until January 1997.

     Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as the Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. Mr. Bishop was a director of Belden & Blake Corporation, an oil and gas drilling company, from April 1994 to July 1997 and a director of Key Bank National Association from July 1992 to June 1997.

     Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

     Dan T. Moore, III has served as a Director since March 1989. Mr. Moore has been the founder, owner and President of Dan T. Moore Company, Inc. since 1969, Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985 and Perfect Impression, Inc. since July 1994, all of which are manufacturing companies. Mr. Moore has also been Chairman of the Board of Advanced Ceramics Corporation since March 1993. He has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979.

     William J. O'Neill, Jr. has served as a Director since March 1989. Mr. O'Neill has been the President and Chief Executive Officer of Clanco Management Corp., an O'Neill family management company, since 1983. He has also served as the Managing Partner of Clanco Partners I, an Ohio general partnership, since March 1989.

     The Company's executive officers serve at the discretion of the Board of Directors, although the Company or its subsidiaries have entered into employment agreements with Messrs. Harbert, Weinberg, Helsel and Houghton. See "Employment Agreements."

COMPOSITION OF BOARD OF DIRECTORS

     The Board of Directors of the Company consists of six members elected by the holders of the Class A Common Stock and Series D Preferred Stock. The Company's Second Amended and Restated Certificate of Incorporation provides that the holders of the Series D Preferred Stock have the right to elect a majority of the directors and that the holders of the Class A Common Stock have the right to elect the remainder. The directors are elected at the annual meeting of stockholders of the Company and each director holds office until the next annual meeting of the stockholders and until his successor has been duly elected and qualified. See "Risk Factors -- Effective Voting Control by Existing Stockholders" and "Description of Capital Stock -- Preferred Stock."

     Certain transactions among the Company and its directors or entities affiliated with certain directors of the Company are described below in "Principal and Selling Stockholders -- Stockholder Agreement" and "Certain Transactions."

BOARD COMMITTEES

     The Nominating Committee of the Board of Directors recommends qualified candidates for election as directors of the Company. The Audit Committee of the Board of Directors reviews the accounting and reporting principles, policies and practices followed by the Company and the adequacy of the Company's internal, financial and operating controls. The Compensation Committee of the Board of Directors reviews and makes recommendations regarding the compensation of executive officers of the Company and reviews general policy relating to the compensation and benefits of employees of the Company. The Compensation Committee also administers option grants under the Company's 1997 Stock Option Plan (the "1997 Plan").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in September 1996, the Board of Directors made all determinations with respect to executive officer compensation. The Compensation Committee consists of Messrs. Bishop and Krantz. Mr. Bishop was not at any time during 1996, or at any other time, an officer or employee of the Company. Mr. Krantz is Secretary of the Company and a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. See "Certain Transactions -- Other Transactions."

DIRECTOR COMPENSATION

     The Company pays each director, other than Messrs. Harbert, Weinberg or Krantz, an annual fee of $10,000 that is payable $5,000 in cash and $5,000 in shares of Class A Common Stock at the then current market price, rounded to the nearest 50 shares. In addition, the Company pays each such director $1,000 in cash for each board meeting that such director attends and $500 in cash for each telephonic board meeting that such director participates in. The Company also reimburses all directors for all expenses incurred in connection with their services as directors. No additional consideration is paid to the directors for committee participation.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded or paid by the Company during 1995 and 1996 to its President and Chief Executive Officer and the Company's four other most highly compensated officers and key employees (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                           ------------------------------------------
                                                                         OTHER ANNUAL     ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)    COMPENSATION    COMPENSATION
-----------------------------------------  ----   --------   --------    ------------    ------------
Norman C. Harbert........................  1996   $377,000   $410,000      $ 14,500(2)     $ 20,306(3)
  Chairman of the Board, President and     1995    340,000    350,000        11,400(2)       12,500(3)
     Chief Executive Officer

Ronald E. Weinberg.......................  1996    266,000    410,000        20,300(4)           --
  Vice-Chairman of the Board and           1995    231,000    350,000        13,400(4)           --
     Treasurer

Douglas D. Wilson........................  1996    166,000    120,000         1,600(5)           --
  Executive Vice President; President --   1995    159,000    100,000            --              --
     FPC; and President -- SKW
Jess F. Helsel...........................  1996    150,000    912,000(6)     12,300(7)           --
  President -- Helsel                      1995    150,000    910,000(6)     12,300(7)           --

Jeffrey H. Berlin........................  1996    137,000    100,000        10,700(8)           --
  Executive Vice President                 1995     96,000     75,000         2,500(8)           --

---------------

(1) Bonuses earned in 1995 were paid in 1996 and bonuses earned in 1996 were paid in 1997.

(2) Includes $9,200 and $9,500 contributed in 1995 and 1996, respectively, by FPC to FPC's profit sharing plan on behalf of Mr. Harbert and $2,200 and $5,000 in medical reimbursements made in 1995 and 1996, respectively.

(3) Represents the premiums paid by the Company for a term life insurance policy of which Mr. Harbert is the insured and Mr. Harbert's wife is the beneficiary.

(4) Includes $9,200 and $9,500 contributed in 1995 and 1996, respectively, by FPC to FPC's profit sharing plan on behalf of Mr. Weinberg and $4,200 and $10,800 in medical reimbursements made in 1995 and 1996, respectively.

(5) Consists entirely of medical reimbursements.

(6) Upon the Company's acquisition of Helsel, the Company entered into an Employment Agreement with Mr. Helsel. Mr. Helsel's bonus is determined in accordance with an earnings formula set forth in that Employment Agreement. See "Employment Agreements."

(7) Includes $1,800 contributed by Helsel to Helsel's Employee's Savings and Investment Plan, as matching contributions relating to before-tax contributions made by Mr. Helsel under such plan, and $10,500 contributed by Helsel to Helsel's profit sharing plan on behalf of Mr. Helsel.

(8) Includes $2,500 and $9,500 contributed in 1995 and 1996, respectively, by FPC to FPC's profit sharing plan on behalf of Mr. Berlin and $1,200 in medical reimbursements made in 1996.

     None of the Named Executive Officers received any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the salary and bonus for each Named Executive Officer during 1995 or 1996.

STOCK OPTION PLAN

     The 1997 Plan was adopted in November 1997, and provides for the grant of options to purchase an aggregate of 700,000 shares of the Company's Class A Common Stock. The 1997 Plan provides for the grant to employees of incentive stock options within the meaning of sec.422 of the Internal Revenue

Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to eligible employees (including directors and officers) and non-employee directors.


     The 1997 Plan is administered by the Compensation Committee of the Board of Directors, which is charged with designating those persons to whom options are to be granted and determining the terms of options granted, including the exercise price, the number of shares subject to the option, and the time of the exercise. In granting options the Compensation Committee will take into consideration the past performance and anticipated future contribution of the potential option recipient and such other considerations the Committee deems relevant.

     Options granted under the 1997 Plan are subject to the following restrictions, among others: (1) the per share exercise price must be equal to or greater than 100%, or equal to or greater than 110% in the case of an officer or other key employee who owns, at the time an incentive stock option is granted, more than ten percent of the Class A Common Stock, of the fair market value of a share of Common Stock on the date of grant of the option, except in the case of a nonstatutory stock option in which the committee has discretion to set a per share exercise price of less than 100% of fair market value on the date of grant of the option; and (2) no option may be exercisable after the expiration of ten years from the date of its grant, and in the case of an incentive stock option granted to an officer or other key employee who owns, at the time an incentive stock option is granted, more than ten percent of the Class A Common Stock, no option is exercisable after the expiration of five years from the date of grant. If the option holder ceases to be employed by the Company because he or she is terminated for Cause (as defined in the 1997 Plan), any options held by the terminated employee will automatically expire. If an option holder's employment by the Company is terminated by reason of a mental or physical disability or death, then his or her options will expire one year after the date of termination. If an option holder's employment is terminated for any other reason, then his or her options will terminate three months from the date of termination. The 1997 Plan provides that unless otherwise provided in an individual grant, an option will become immediately fully exercisable upon the occurrence of certain transactions, such as the merger or sale of the Company.

     The 1997 Plan authorizes the Company to make loans to option holders to enable them to exercise their options. Such loans must (1) provide for recourse to the optionee, (2) bear interest at a rate no less than the prime rate of interest of the Company's principal lender and (3) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1997 Plan, provided that no such action impairs the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1997 Plan are subject to stockholder approval. Unless terminated sooner, the 1997 Plan will terminate ten years from its effective date.


     At the closing of the Offering, options to purchase 310,000 shares of Class A Common Stock will be outstanding under the 1997 Plan at an exercise price equal to the public offering price and will vest over a five-year period with 20% of each such option becoming exercisable on each of the first five anniversaries of the effective date of grant. Options to purchase 390,000 shares of Class A Common Stock will remain available for grant.


BENEFIT PLANS

     FPC Profit Sharing Plan. FPC maintains a tax-qualified profit sharing plan, including features under section 401(k) of the Code, that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 10% and a discretionary FPC contribution allocated to each employee based on compensation.

     SKW Retirement Savings and Profit Sharing Plan. SKW also sponsors a tax-qualified defined contribution plan, including features under section 401(k) of the Code, that covers substantially all of its non-union U.S. employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 15%, a matching SKW contribution in an amount equal to 10% of the first 6% of the employee's contribution, and a discretionary SKW contribution allocated to each employee based on compensation.

     Helsel Employee's Savings and Investment Plan. Helsel maintains a tax-qualified savings and investment plan, including features under section 401(k) of the Code, that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 23%, a 50% matching contribution by Helsel (up to a maximum of 2% of an employee's compensation), and a discretionary Helsel contribution.

     Helsel Employee's Retirement Plan. Helsel sponsors a tax-qualified defined contribution plan that covers substantially all of its employees. The retirement plan provides eligible employees with an annual Helsel contribution equal to 7% of their compensation.

     FPC Pension Plan. FPC sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees and Logan's non-union employees. The plan provides participating employees with retirement benefits at normal retirement age (as defined in the plan) based on specified formulas. In no event will the amount of annual retirement income determined under these formulas and payable at the participant's retirement date be greater than $90,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as follows: 1989 -- $200,000; 1990 -- $209,200;
1991 -- $222,220; 1992 -- $228,860; 1993 -- $235,840; 1994 through
1996 -- $150,000; 1997 -- $160,000 (indexed for inflation). The estimated annual benefit payable at normal retirement age for each Named Executive Officer who is eligible to participate in the FPC pension plan is as follows: Mr.
Harbert -- $59,200; Mr. Weinberg -- $88,100; Mr. Wilson -- $90,000; and Mr.
Berlin -- $90,000.

EMPLOYMENT AGREEMENTS

     Pursuant to Employment Agreements, each dated as of November 1, 1996, Mr. Harbert has agreed to serve as Chairman of the Board, President and Chief Executive Officer of Hawk, and Mr. Weinberg has agreed to serve as Vice-Chairman of the Board and Treasurer, through December 2004. Mr. Harbert will receive an annual base salary of $403,625 in 1997. Mr. Weinberg will receive an annual base salary of $303,625 in 1997. Each receives an annual bonus based on the incentive compensation programs in effect for the Company's subsidiaries. The base salary may be adjusted by the Compensation Committee of the Board. If either Mr. Harbert or Mr. Weinberg becomes mentally or physically disabled during the term, the Company will pay his annual base salary, at the same rate preceding the disability, for the remainder of the term of the employment agreement. In the event of the death or disability of either Mr. Harbert or Mr. Weinberg during the term, the Company will also pay any of his bonus earned but not paid. Neither Mr. Harbert nor Mr. Weinberg may engage in any competitive business while he is employed by the Company and for a period of two years thereafter.

     Mr. Harbert is required to devote substantially all of his business time and effort to the Company but may serve on the boards of other companies and charitable organizations. Under the terms of Mr. Weinberg's employment agreement, he is not required to devote all of his time and effort to the business of the Company, and in recent periods, he has devoted approximately 60% of his time and effort to the business of the Company. Mr. Weinberg also serves as Chairman of the Board of New West Eyeworks, Inc. and Chairman of the Board of SunMedia Corp.


     Prior to the Offering, the Company will enter into a split dollar life insurance agreement with each of Mr. Harbert and Mr. Weinberg (the "Split Dollar Agreements") pursuant to which the Company will purchase life insurance policies on the lives of Mr. Harbert and Mr. Weinberg in the face amounts of $1.0 million and $3.8 million, respectively. Under the terms of the Split Dollar Agreements, the Company will pay the annual premiums of the insurance policies in the amount of $46,163 for Mr. Harbert's policy and $58,586 for Mr. Weinberg's policy, and the Company will be reimbursed for such payments from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of each policy will be paid to beneficiaries designated by the insured. The Split Dollar Agreements will terminate upon the occurrence of any of the following events: (1) total cessation of the Company's business;
(2) the bankruptcy, receivership or dissolution of the Company; or (3) the termination of the insured's employment by the Company (other than for reason of his death or mental or physical disability). Upon the termination of a Split Dollar Agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

     An existing Wage Continuation Agreement between the Company and Mr. Harbert will be amended and restated prior to the closing of the Offering in connection with the Company's entry into a Split Dollar Agreement with Mr. Harbert. The Wage Continuation Agreement, as amended and restated, will provide that if Mr. Harbert dies during the term of his employment agreement or is no longer in the active employ of the Company solely because of a mental or physical disability, the Company will pay his spouse a monthly wage continuation payment until her death in an amount equal to $12,500 per month (on an after-tax basis) less a monthly annuity (on an after-tax basis) to be purchased for the spouse of Mr. Harbert with Mr. Harbert's share of the proceeds of the split dollar insurance policy on Mr. Harbert's life. An existing Wage Continuation Agreement between the Company and Mr. Weinberg will be terminated prior to the Offering in connection with the Company's entry into a Split Dollar Agreement with Mr. Weinberg.

     Upon the acquisition of Helsel by a group led by Mr. Harbert and Mr. Weinberg, Jess F. Helsel entered into an Employment Agreement and a Consulting Agreement, each effective July 1, 1994. Mr. Helsel agreed to serve as President of Helsel through the expiration of the term of the employment agreement in June 1997. In June 1997, these agreements were amended to extend the term of the employment agreement by an additional year ending in June 1998 and to delay the commencement of the term of the consulting agreement until July 1998. Mr. Helsel receives an annual base salary of $150,000 and an annual bonus determined in accordance with specified formulas based on the amount by which Helsel's earnings before interest, income taxes, depreciation, amortization, certain corporate charges and payment of Mr. Helsel's bonus exceeds specified targets. If Mr. Helsel becomes mentally or physically disabled during the term, the Company will pay his annual base salary and bonus for the remainder of the term. Under the amended consulting agreement, the Company will pay Mr. Helsel $150,000 for each of the first two years after the expiration of the extended term of the employment agreement and $75,000 for each of the third and fourth years after the expiration of such term. Mr. Helsel may not engage in any competitive business while he is employed by the Company and for a period of five years after the expiration of the extended term of his employment agreement.

     Upon the acquisition of Hutchinson, the Company entered into an Employment Agreement, dated January 2, 1997, with Timothy J. Houghton, President of Hutchinson. Under the terms of the three year employment agreement, Mr. Houghton will receive an annual base salary of $160,000 and a bonus determined in accordance with a specified formula based on the growth in Hutchinson's earnings before interest, income taxes, depreciation and amortization during 1997, 1998 and 1999. Mr. Houghton may not engage in any competitive business while he is engaged by the Company and for a period of five years after the expiration of his employment agreement.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of the date of this Prospectus and assuming exercise in full of the Underwriters' over-allotment option, information regarding the beneficial ownership of the Company's Class A Common Stock and Series D Preferred Stock (collectively, the "Voting Stock"), by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of each class of the Company's outstanding shares of Voting Stock,
(2) each director or executive officer who beneficially owns any shares of Voting Stock, and (3) all directors and executive officers of the Company as a group. The information set forth in the table below does not include 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes in the aggregate principal amount of $1.5 million (of which up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock) that were issued by the Company in connection with the acquisition of Hutchinson, and assumes the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering). See "Management -- Stock Option Plan" and "Certain Transactions -- Transactions Concurrent with the Offering." In addition, the information set forth in the table below does not include the following options to purchase shares of Class A Common Stock which will be issued at the closing of the Offering under the 1997
Plan: Mr. Berlin -- 20,000; Mr. Wilson -- 20,000; Mr. Gilbride -- 15,000; Mr. Harbert -- 10,000; Mr. Helsel -- 10,000; Mr. Weinberg -- 10,000; Mr.
Bishop -- 5,000; Mr. Krantz -- 5,000; Mr. Moore -- 5,000; and Mr.
O'Neill -- 5,000. Each of the foregoing options will have an exercise price equal to the public offering price and will vest over a five-year period with 20% of each such option becoming exercisable on each of the first five anniversaries of the effective date of grant. See "Management -- Stock Option Plan." Unless otherwise indicated, the Company believes that all persons named in the tables have sole investment and voting power over the shares of Voting Stock owned. Unless otherwise specified, the address of all the stockholders is the address of the Company set forth in this Prospectus.



                             OWNERSHIP PRIOR
                             TO THE OFFERING                           OWNERSHIP AFTER THE OFFERING
                           -------------------                   ----------------------------------------
                                                   SHARES OF
                                 CLASS A            CLASS A            CLASS A              SERIES D
                             COMMON STOCK(1)        COMMON         COMMON STOCK(1)     PREFERRED STOCK(1)
                           -------------------       STOCK       -------------------   ------------------
NAME OF BENEFICIAL OWNER    SHARES     PERCENT      OFFERED       SHARES     PERCENT   SHARES     PERCENT
-------------------------- ---------   -------   -------------   ---------   -------   ------     -------
William J. O'Neill,
  Jr.(2).................. 1,497,050     26.3%     1,215,549       281,501      3.1%      --         --
Norman C. Harbert(3)(4)... 1,230,625     21.6%        62,500     1,168,125     12.7%     689         45%
Ronald E.
  Weinberg(3)(5).......... 1,197,948     21.1%        62,500     1,135,448     12.4%     689         45%
CIGNA Mezzanine Partners
  III, L.P.(6)............   683,177     12.0%       683,177            --       --       --         --
Connecticut General Life
  Insurance Company(7)....   340,616      6.0%       340,616            --       --
Byron S. Krantz(3)(8).....   270,972      4.8%            --       270,972      3.0%     152         10%
Jeffrey H. Berlin.........   259,742      4.6%            --       259,742      2.8%      --         --
Douglas D. Wilson.........    54,838     *                --        54,838     *          --         --
Thomas A. Gilbride........    48,168     *                --        48,168     *          --         --
Dan T. Moore, III.........    10,210     *                --        10,210     *          --         --
Jess F. Helsel............     5,604     *                --         5,604     *          --         --
Paul R. Bishop............     5,604     *                --         5,604     *          --         --
All directors and
  executive officers as a
  group (11
  individuals)............ 4,580,761     80.5%     1,340,549     3,240,212     35.3%   1,530        100%


---------------
 * Less than 1.0%.

(1) The Class A Common Stock and Series D Preferred Stock are the only voting securities of the Company that will be outstanding after the Offering. See "Description of Capital Stock."


                                     (footnotes continued on the following page)

(2) Includes 1,491,446 shares held by Clanco Partners I, an Ohio general partnership, prior to the Offering and 275,897 shares after the Offering. Mr. O'Neill is the managing partner of Clanco Partners I and as a result has voting and dispositive power over the shares held by Clanco Partners I. Clanco Partners I is an Ohio general partnership whose address is c/o William J. O'Neill, Jr., 30195 Chagrin Boulevard, Suite 310, Pepper Pike, Ohio 44124.



(3) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of Voting Stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of Voting Stock owned by the other such stockholders. See "Stockholder Agreement."



(4) Includes 1,107,561 shares held by the Harbert Family Limited Partnership. The Harbert Family Limited Partnership is an Ohio limited partnership. Mr. Harbert is the managing general partner of the Harbert Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Harbert Family Limited Partnership. Any shares sold by Mr. Harbert will be sold only if the Underwriters exercise their over-allotment option.



(5) Includes 1,078,153 shares held by the Weinberg Family Limited Partnership. The Weinberg Family Limited Partnership is an Ohio limited partnership. Mr. Weinberg is the managing general partner of the Weinberg Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Weinberg Family Limited Partnership. Any shares sold by Mr. Weinberg will be sold only if the Underwriters exercise their over-allotment option.



(6) CIGNA Mezzanine Partners III, L.P. is a Delaware limited partnership whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove Road, Hartford, Connecticut 06152-2206. Assumes the exercise of warrants to purchase 683,177 shares of Class B Common Stock which will be converted on a one-for-one basis into shares of Class A Common Stock upon sale by CIGNA Mezzanine Partners III, L.P. in the Offering.



(7) Connecticut General Life Insurance Company is a Connecticut corporation whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove Road, Hartford, Connecticut 06152-2206. Assumes the exercise of warrants to purchase 340,616 shares of Class B Common Stock which will be converted on a one-for-one basis into shares of Class A Common Stock upon sale by Connecticut General Life Insurance Company in the Offering.



(8) Includes 243,876 shares held by the Krantz Family Limited Partnership. The Krantz Family Limited Partnership is an Ohio limited partnership whose address is c/o Byron S. Krantz, One Cleveland Center, 20th Floor, Cleveland, Ohio 44114. Mr. Krantz is the managing general partner of the Krantz Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Krantz Family Limited Partnership.


STOCKHOLDER AGREEMENT

     Messrs. Harbert, Weinberg and Krantz are parties to a Stockholders' Voting Agreement, effective as of November 27, 1996, that as amended provides that to the extent that any of them is the legal or beneficial owner of any shares of voting stock of the Company, including any shares of Class A Common Stock or Series D Preferred Stock, they will vote those shares (1) in favor of electing Messrs. Harbert, Weinberg and Krantz (so long as each desires to serve) or their respective designees to the Board of Directors of the Company, (2) in favor of electing such other directors to the Board of Directors as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct and (3) with respect to such matters as are submitted to a vote of the stockholders of the Company as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct. If any of Messrs. Harbert, Weinberg or Krantz or their respective affiliates sells more than 50% of the Class A Common Stock beneficially owned by such individual on the date of the Offering, the obligation of the other parties to continue to vote their shares of Class A Common Stock and Series D Preferred Stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Harbert, Mr. Weinberg or their respective designees;

provided that the provisions described in clauses (1) and (2) above will terminate sooner in the event that none of Messrs. Harbert, Weinberg and Krantz (or any designee thereof) remains on the Board of Directors.

                              CERTAIN TRANSACTIONS

TRANSACTIONS CONCURRENT WITH THE OFFERING

     Preferred Stock Redemption. Upon the closing of the Offering, the Company will effect the Preferred Stock Redemption by (1) redeeming all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock, at their liquidation value, plus accrued and unpaid dividends, and (2) exchanging the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. Assuming such transactions are consummated as of January 31, 1998, the Series A Preferred Stock will be redeemed for approximately $1.4 million, the Series B Preferred Stock for approximately $354,000 and the Series C Preferred Stock for approximately $8,000, including accrued and unpaid dividends. See "Use of Proceeds."


     The Series A Preferred Stock redemption proceeds will be distributed to the holders of Series A Preferred Stock, including approximately: $1.0 million to Clanco Partners I, of which William J. O'Neill, Jr. is the managing partner; $297,000 to Clanco FLP, of which Mr. O'Neill is a director of its general partner; and $103,000 to the Dorothy K. O'Neill Revocable Trust, of which Mr. O'Neill is also a co-trustee. The Series B Preferred Stock redemption proceeds will be distributed to certain holders of Series B Preferred Stock, including approximately $317,000 to Clanco FLP.


     Following the Preferred Stock Redemption, the Company will exchange all shares of Series B and Series C Preferred Stock of which each of Messrs. Harbert, Weinberg and Krantz is the legal and beneficial owner for an equal number of shares of Series D Preferred Stock. Immediately prior to the Preferred Stock Redemption, Mr. Weinberg will purchase certain shares of Series C Preferred Stock from other stockholders so that, following the exchange described in the preceding sentence, he will own the same amount of shares of Series D Preferred Stock as Mr. Harbert. Upon the closing of the Offering, Messrs. Harbert, Weinberg and Krantz will own all of the outstanding shares of Series D Preferred Stock and there will be no shares of Series A, Series B or Series C Preferred Stock outstanding. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Preferred Stock."

     All shares of Series A, Series B and Series C Preferred Stock redeemed or exchanged in the Preferred Stock Redemption will be cancelled and permanently retired. For a description of the terms of the Series D Preferred Stock, see "Description of Capital Stock -- Preferred Stock."

     The Company will not implement the Preferred Stock Redemption or the exchange of Series B and Series C Preferred Stock for Series D Preferred Stock unless the Offering is consummated.


     Partial June 1995 Note Repayment. On June 30, 1995, Mr. Harbert and Mr. Weinberg, along with others, issued notes to the Company to repay certain indebtedness incurred by them with respect to the acquisition of Helsel (the "June 1995 Notes"). Each of Mr. Harbert's and Mr. Weinberg's note has outstanding principal in the amount of $802,000. The June 1995 Notes are due and payable on July 1, 2002 and bore interest at the prime rate plus 1.25% per annum through September 30, 1996, and at the prime rate thereafter. The Company expects that each of Mr. Harbert and Mr. Weinberg will use a portion of the proceeds they receive as Selling Stockholders to repay $302,000 in principal on the June 1995 Notes, reducing the outstanding principal balance on their respective notes to $500,000. Any shares sold by Mr. Harbert or Mr. Weinberg will be sold only if the Underwriters exercise their over-allotment option. See "Stockholder Notes."

HAWK CONTROLLING STOCKHOLDER MERGER


     In November 1996, concurrently with the closing of the offering of the Senior Notes, the Company completed the merger of Hawk Holding Corp., a Delaware corporation and a principal stockholder of the Company ("Hawk Holding"), with and into the Company in a tax-free reorganization under Section 368(a)(1)(A) of the Code (the "Hawk Controlling Stockholder Merger"). Hawk Holding had no material assets other than the capital stock of the Company. Prior to the merger, Hawk Holding owned 33.9% of the outstanding shares of Class A Common Stock of the Company and 1,250 shares of the Series A Preferred Stock with a liquidation value of $1.25 million, plus accrued and unpaid dividends. Hawk Holding's only liabilities were its debts to the Company and Hawk Holding's stockholders in the aggregate amount of approximately $870,000. As a result of the merger, the Series A Preferred Stock owned by Hawk Holding was cancelled, and the Company issued its Series C Preferred Stock in the aggregate amount of approximately $1.19 million ($1.25 million less $61,000), which was equal to the liquidation value of the Series A Preferred Stock owned by Hawk Holding less $61,000 of indebtedness of Hawk Holding to the Company, which was cancelled in the merger. In the merger, the Company also cancelled the shares of Class A Common Stock of the Company owned by Hawk Holding and then reissued the same amount of shares of Class A Common Stock pro rata to the Hawk Holding stockholders. The common stockholders of Hawk Holding included: Norman C. Harbert, Chairman of the Board, President, Chief Executive Officer and a Director and stockholder of the Company who owned 44.2% of Hawk Holding; Ronald
E. Weinberg, Vice-Chairman of the Board, Treasurer and a Director and stockholder of the Company who owned 42.1%; Byron S. Krantz, Secretary and a Director and stockholder of the Company who owned 9.7%; Thomas A. Gilbride, Vice President - Finance and a stockholder of the Company who owned 1.9%; and Dan T. Moore, III, a Director of the Company, Douglas D. Wilson, Executive Vice President and a stockholder of the Company, and Clanco Partners I, each of whom owned less than 1.0%. William J. O'Neill, Jr., a Director and a stockholder of the Company, is the managing partner of Clanco Partners I.



     Hawk Holding's liabilities included $61,000 of indebtedness to the Company under a note that bore interest at the prime rate and was due on demand, and approximately $809,000 of indebtedness to certain of its stockholders under a note that bore interest at the prime rate plus 1.75% per annum and was due March 14, 1994. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $61,000 indebtedness of Hawk Holding to the Company was cancelled. Of the $809,000 aggregate principal amount of indebtedness to stockholders, approximately $364,000 was owed to Mr. Harbert for his portion of the note, $347,000 was owed to Mr. Weinberg for his portion and $81,000 was owed to Mr. Krantz for his portion. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $809,000 aggregate principal amount of indebtedness was converted into Series C Preferred Stock with a liquidation value of $809,000, and the Company issued Series C Preferred Stock with a liquidation value of $380,000 pro rata to the Hawk Holding stockholders.


THE 1995 HELSEL TRANSACTION

     In June 1995, Helsel became a wholly-owned subsidiary of the Company. Helsel was acquired in June 1994 by a control group of Company stockholders led by Messrs. Harbert and Weinberg. Helsel was operated by the control group of Company stockholders from the date of the 1994 acquisition until its merger in June 1995 with a subsidiary of the Company. Pursuant to the terms of that merger, each outstanding share of common stock of Helsel was converted into shares of Class A Common Stock of the Company at an exchange ratio based on an independent valuation. Each outstanding share of the preferred stock of Helsel was surrendered in exchange for one fully paid share of Series B Preferred Stock of the Company. The terms of the Series B Preferred Stock of the Company are identical in all material respects to the terms of the Helsel preferred stock. At the time of the merger, the following directors and executive officers of the Company became the beneficial owners of the number of shares of Class A Common Stock (as adjusted for the stock split) and Series B Preferred Stock set forth opposite their names:


                                                      SHARES            SHARES
                                                    OF CLASS A        OF SERIES B
              NAME OF STOCKHOLDER                  COMMON STOCK     PREFERRED STOCK
-----------------------------------------------    ------------     ---------------
William J. O'Neill, Jr.*.......................        7,116              315
Norman C. Harbert..............................        5,313              158
Ronald E. Weinberg.............................        5,313              158
Jeffrey H. Berlin..............................        2,532               13
Byron S. Krantz................................        1,179               35
Douglas D. Wilson..............................          123                3
Thomas A. Gilbride.............................           78                1
Paul R. Bishop.................................           55               --
Jess F. Helsel.................................           55               --


---------------


* Includes 7,061 shares of Class A Common Stock issued to a predecessor-in-interest of Clanco Partners I and 315 shares of Series B Preferred Stock owned by Clanco FLP, of which Mr. O'Neill is a director of its general partner.


     In connection with its acquisition of Helsel's assets from Helco, Inc. ("Helco"), the Company issued a secured promissory note in the original principal amount of $500,000 to Helco, which note is due August 1, 1999. Jess F. Helsel, the President of Helsel, is a director, officer and stockholder of Helco. The note bears interest at the rate of prime plus 1% per annum (currently 9.5%), is payable in four equal annual principal installments of $125,000 and quarterly installments of interest accrued on the outstanding principal balance (currently $250,000), and is secured by a security interest in Helsel's assets and certain guaranties made by the Company, Mr. Harbert and Mr. Weinberg.

     On July 1, 1994, the Company issued 9% subordinated notes to the investment group formed to acquire Helsel, Inc. in the aggregate principal amount of $200,000. One such note, in the original principal amount of $90,000, was issued to the William J. O'Neill, Sr. Irrevocable Trust A, of which Mr. O'Neill is a co-trustee. All of these notes were repaid in full in June 1995.

STOCKHOLDER NOTES


     Certain stockholders of the Company issued June 1995 Notes as follows: by Mr. Harbert in the original principal amount of approximately $802,000; by Mr. Weinberg in the original principal amount of approximately $802,000; and by Mr. Krantz in the original principal amount of approximately $60,000. The June 1995 Notes remain outstanding. The Company expects that Mr. Harbert and Mr. Weinberg will use a portion of any proceeds they receive as Selling Stockholders to prepay in part their June 1995 Notes. See "Transactions Concurrent with the Offering."



     In addition, Mr. Wilson and Clanco Partners I each issued a note to the Company on June 30, 1995 with the same terms as the June 1995 Notes. The original principal amount of each such note was $162,500. Mr. Wilson repaid his note to the Company in full in February 1997, and Clanco Partners I repaid its note to the Company in full in August 1996.


OTHER TRANSACTIONS

     The Company is a party to an expense sharing arrangement under which the Company shares certain expenses of its Cleveland, Ohio headquarters with Weinberg Capital Corporation, of which Mr. Weinberg is President and sole shareholder. Pursuant to a formula based on full-time equivalent personnel, the Company pays approximately 54% of the overhead costs of the headquarters, including, without limitation, rent, utilities and copying, telephone and other expenses. The aggregate amount of the payments by the Company for the shared headquarters were approximately $170,000 in the first nine months of 1997, $128,000 in 1996, $130,000 in 1995 and $95,000 in 1994.

     The Company purchases raw materials from a corporation of which Dan T. Moore, III is an officer and a principal shareholder. Mr. Moore is a Director of the Company. The Company paid approximately $860,000 for such raw materials in the first nine months of 1997 and $901,000 in 1996.

     Byron S. Krantz, a Director and the Secretary of the Company, is a partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1996 of $469,000 for services in connection with a variety of matters, including the registration, sale and exchange of the Senior Notes and the Hawk Controlling Stockholder Merger.


     The Company believes that the terms of the transactions and the agreements described above are at least as favorable as those which it could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be: (1) on terms at least as favorable as those that the Company would be able to obtain from unrelated parties; (2) for bona fide business purposes; and (3) approved by a majority of the disinterested and non-employee directors.


                          DESCRIPTION OF CAPITAL STOCK


     At the time of the Offering, the authorized capital stock of the Company consists of (1) 75,000,000 authorized shares of Class A Common Stock, $.01 par value per share, 9,187,750 shares of which will be outstanding upon consummation of the Offering, (2) 10,000,000 authorized shares of Class B Common Stock, none of which will be outstanding upon consummation of the Offering, and (3) 500,000 authorized shares of Serial Preferred Stock, $.01 par value per share ("Preferred Stock"), of which no shares of Series A, Series B or Series C Preferred Stock and 1,530 shares of Series D Preferred Stock will be outstanding upon consummation of the Offering and of which 100,000 shares of Series E Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"), will be reserved for issuance under the terms of the Rights Agreement described below. The foregoing description of the Company's capital stock assumes (1) the sale by the Selling Stockholders of 1,635,000 shares of Class A Common Stock in the Offering, including the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering) and (2) the consummation of the Preferred Stock Redemption. See "Use of Proceeds" and "Certain
Transactions -- Transactions Concurrent with the Offering." The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate") and to the Amended and Restated By-laws of the Company (the "By-laws"), copies of which are available as described under "Available Information."


COMMON STOCK

     The powers, preferences and rights of the Class A Common Stock, and the qualifications, limitations and restrictions thereof, are in all respects identical to those of the Class B Common Stock, except for voting and conversion rights. The Class B Common Stock was issued to comply with certain regulatory requirements imposed upon stockholders that are affiliates of insurance institutions.

     Each holder of Class A Common Stock is entitled to one vote per share owned of record on the applicable record date on all matters presented to a vote of the stockholders, including the election of certain directors. See
"Management -- Composition of Board of Directors" and "Preferred Stock." Except as may otherwise be required by the Delaware General Corporation Law and the Certificate, the holders of Class B Common Stock are not entitled to vote on any matters to be voted on by the stockholders of the Company.

     The Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis (1) automatically upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, and (2) at the request of a third party transferee under certain circumstances. In case of any merger or consolidation of the Company with any other entity as a result of which the holders of Class A Common Stock are entitled to receive cash, property, stock or other securities with respect to or in exchange for their Class A Common Stock, or in case of any sale or conveyance of all or substantially all of the assets of the Company, the holders of each share of Class B Common Stock have the right thereafter to convert such share of Class B Common Stock into the kind and amount of cash, property, stock or other securities receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class A Common Stock.

     Subject to the rights of the holders of any outstanding Preferred Stock, each holder of Common Stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, each holder of Common Stock will be entitled to share pro rata in any distribution of the Company's assets after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock.

     The holders of the Class A and Class B Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights (other than as stated herein) or redemption or sinking fund provisions with respect to such stock.

     All outstanding shares of Common Stock are, and when issued the shares of Class A Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK


     The Board of Directors has the authority (without action by the stockholders) to issue the authorized and unissued Preferred Stock in one or more additional series, to designate the number of shares constituting any such series, and to fix, by resolution, the preferences, rights, privileges, restrictions and other rights thereof, including voting rights, liquidation preferences, dividend rights and conversion and redemption rights of such series. Under certain circumstances, the Company could issue this Preferred Stock as a method of discouraging, delaying or preventing a change of control of the Company. The Company does not currently intend to issue any additional shares of Preferred Stock except as described in this Prospectus.


     Concurrently with the closing of the Offering and pursuant to the Preferred Stock Redemption, the Company will (1) redeem all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock, and (2) exchange the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. As a result of the Preferred Stock Redemption, all redeemed or exchanged shares of Series A, Series B and Series C Preferred Stock will be cancelled and permanently retired. See "Certain Transactions -- Transactions Concurrent with the Offering."

     The following is a description of the terms of the Series D Preferred
Stock:

     - Dividends on the Series D Preferred Stock are cumulative and accrue at the rate of 9.8% per annum, payable quarterly.

     - The holders of the Series D Preferred Stock have the right to elect a majority of the members of the Board of Directors and to vote separately as a class on any proposal to effect a fundamental corporate change (such as a merger, consolidation, recapitalization or sale of all or substantially all of the assets of the Company) that is submitted to the stockholders of the Company for a vote. The voting rights of the shares of Series D Preferred Stock will terminate: (1) as to any of the Harbert, Weinberg or Krantz family groups owning such shares on the date of consummation of the Offering (each, a "Family Group") in the event that such Family Group sells or otherwise ceases to control more than 50% of the total number of shares of Class A Common Stock owned by it on the date of consummation of the Offering, as adjusted; (2) as to all of such shares upon the earlier to occur of (a) the date of death of the last to die of Mr. Harbert, his son (Carl J. Harbert, II), Mr. Weinberg or his son (Ronald E. Weinberg, Jr.) or (b) the date that both the Harbert and Weinberg Family Groups sell or cease to control more than 50% of the total number of shares of Class A Common Stock owned by them on the date of consummation of the Offering, as adjusted; and (3) as to any of the Family Groups in the event of the breach by such Family Group of the restrictions on transfer of the Series D Preferred Stock described below. See "Management -- Composition of Board of Directors" and "Anti-Takeover Effects of the Company's Governing Documents."

     - Shares of Series D Preferred Stock may only be sold or transferred between any of the Family Groups or any of the members of such Family Groups. Any Family Group that sells or transfers shares in violation of such transfer restrictions and any transferee receiving such shares will not be entitled to vote its shares of Series D Preferred Stock.

     - The Company may, either (1) with the consent of all holders of the Series D Preferred Stock for as long as they have the voting rights described above, or (2) without the consent of such holders following the termination of such voting rights, redeem all of the outstanding shares of Series D Preferred Stock, provided the Company is not in default in the payment of any dividends on such series of Preferred Stock then outstanding, for $1,000 per share plus all accrued and unpaid dividends to the date of redemption.

     - Each share of Series D Preferred Stock is entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends thereon after payment of all debts and other liabilities of the Company and before any payment or distribution is made on the Common Stock (or any other subordinate class or series of stock of the Company). The holders of the Series D Preferred Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or sinking fund provisions with respect to such stock. The Series D Preferred Stock is not listed or quoted on any stock exchange or market.

     In addition, the Board of Directors has authorized the issuance of up to 100,000 shares of Series E Preferred Stock in connection with the Rights Agreement. For a description of the Rights Agreement and the terms of the Series E Preferred Stock, see "Rights Agreement."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless: (1) before the person becomes an interested stockholder, the board of directors of the corporation approves either the transaction resulting in such person becoming an interested stockholder or the business combination; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. In the Certificate, the Company has opted to be governed by the foregoing provisions of Section 203.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S GOVERNING DOCUMENTS

     Certain provisions of the Certificate and By-laws of the Company may be deemed to have an anti-takeover effect and may delay, discourage or prevent a change of control of the Company. In addition to the ability of the Board of Directors to issue Preferred Stock, these provisions include the following:

     Vacancies on Board of Directors. The Certificate provides that, subject to the terms of the Preferred Stock, only the Board of Directors may fill vacant directorships. As a result, a stockholder interested in gaining control of the Company will be precluded from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.


     Special Meetings of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by a majority of the Board of Directors, the Chairman or Vice-Chairman of the Board or holders of at least 25% of the shares of the Company entitled to vote. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.


     Elimination of Actions by Written Consent. The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must give the Company not less than 60 days nor more than 90 days prior notice of such intent; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such stockholder must give the Company notice of its proposal or nomination in compliance with the provisions of the By-laws no later than the close of business on the tenth day following the notice of the meeting; and provided further that in the event Rule 14a-8, as amended from time to time, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires notice of a stockholders' proposal to be received by the Company more than 90 days prior to the meeting, such longer notice period shall control. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     None of the foregoing provisions may be amended or repealed except by an affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the Company.

RIGHTS AGREEMENT

     Adoption of Rights Agreement. On November 13, 1997, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record as of 5:00 P.M., Cleveland, Ohio time, on January 16, 1998 (the "Effective Date"), and with respect to Common Stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock (the "Preferred Shares") at a price of $70.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 16, 1998 (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

     The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (a copy of which is available as described under "Available Information"), including the definitions therein of certain terms used in the foregoing description.

     Issue of Right Certificates. The Rights are attached to all certificates representing outstanding Common Stock, and no separate Right Certificates (as defined below) have been distributed. The Rights will separate from the Common Stock on the earliest to occur of (1) the first date of public announcement that any person or entity, alone or together with its affiliates and associates (a "Person"), other than those that are Exempt Persons (as defined below), has acquired beneficial ownership of 15% or more of the outstanding Class A Common Stock (other than pursuant to certain permitted offers), or (2) the close of business on the tenth business day (or such later date as the Board of Directors of the

Company may determine) following the commencement of, or first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (as defined below), including, in the case of both clauses (1) and (2) above, any such date which is after the date of the Rights Agreement and prior to the issuance of the Rights (the earliest of such dates being called the "Distribution Date"). Any Person whose acquisition of Common Stock causes a Distribution Date pursuant to clause (1) above is an "Acquiring Person." The first date of public announcement that a Person has become an Acquiring Person is the "Shares Acquisition Date." For purposes of the Rights Agreement, the definition of Acquiring Person excludes certain Persons (the "Exempt Persons"), including Mr. Harbert, Mr. Weinberg and their respective affiliates and associates.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange, or expiration of the Rights), new Common Stock certificates issued after the Effective Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Effective Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

     Exercise and Expiration of Rights. The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., Cleveland, Ohio time, on January 16, 2008, unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Flip-In Provision. In the event that any Person, other than those that are Exempt Persons, becomes an Acquiring Person other than pursuant to certain permitted offers, each holder of a Right will have (subject to the terms of the Rights Agreement) the right to receive upon exercise the number of shares of Common Stock, or, in the discretion of the Board of Directors, the number of one one-thousandths of a Preferred Share (or, in certain circumstances, other securities of the Company) determined in accordance with a formula based on the then Purchase Price divided by 50% of the then current per share market price of the Class A Common Stock (the "Flip-In Right"). Notwithstanding the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

     Flip-Over Provision. In the event that, at any time following the Shares Acquisition Date, (1) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof, or any other person in which such Acquiring Person, affiliate or associate has an interest, or any Person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Stock are not treated alike, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company or the Company, as the case may be, having a value determined in accordance with a formula based on the then Purchase Price divided by 50% of the then current per share market price of the common stock of such acquiring company. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

     Adjustment of Purchase Price. The Purchase Price payable, and the number of one one-thousandths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or a dividend payable in preferred shares) or of subscription rights or warrants (other than "equivalent preferred shares," as defined in the Rights Agreement). The Purchase Price is also subject to adjustment in the event of a stock split of the Common Stock, or a stock dividend on the Common Stock payable in Common Stock, or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Redemption of Rights.  At any time prior to the earlier to occur of either
(1) a Person becoming an Acquiring Person or (2) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors. The Company may at its option pay the Redemption Price in cash or Common Stock. Additionally, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price after a Shares Acquisition Date and before the expiration of any period during which the Flip-Over Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving (other than as a holder of Common Stock being treated like all other such holders) any Person acting directly or indirectly on behalf of, or in concert with, any Acquiring Person, or its affiliates or associates. The Board of Directors may only redeem Rights if a majority of the Disinterested Directors (as defined in the Rights Agreement) authorizes such redemption. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Exchange of Rights. At any time after a Person becomes an Acquiring Person but before such Acquiring Person, together with all affiliates and associates thereof, becomes the "Beneficial Owner" (defined in the Rights Agreement) of 50% or more of the Common Stock then outstanding, the Company may, at its option, exchange all or part of the then outstanding and exercisable Rights (other than those owned by the Acquiring Person, together with any affiliates and associates of such Acquiring Person, which have become null and void) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction involving either the Common Stock or the Preferred Shares occurring after the date of the Rights Agreement (the "Exchange Ratio"). The Board of Directors may only exchange Rights if a majority of the Disinterested Directors authorizes such exchange. Immediately upon the action of the Board of Directors ordering the exchange of any Rights and without any further action and without any notice, the right to exercise such rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such rights held by such holder multiplied by the Exchange Ratio.

     Amendment of Rights Agreement. Prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of the holders of Common Stock. From and after the Distribution Date, the Company generally may supplement or amend the Rights Agreement without the approval of the holders of Right Certificates in order (1) to cure any ambiguity, (2) to correct or supplement any provision which may be defective or inconsistent with any other provisions, (3) to shorten or lengthen any time period or (4) to change or supplement the provisions in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person). The Company may not supplement or amend any provision of the

Rights Agreement unless a majority of the Disinterested Directors authorizes such supplement or amendment.

     Anti-Takeover Effects of Rights. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to an Acquiring Person that acquires more than 15% of the Class A Common Stock on terms not approved by a majority of the Disinterested Directors. The Rights could discourage or make more difficult a merger, tender offer or similar transaction. However, the Rights should not interfere with any merger or other business combination approved by a majority of the Disinterested Directors prior to the time an Acquiring Person becomes such, because until such time the Rights may be redeemed by the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. Except in the case of an action, suit or proceeding brought by or in the right of the Company against an officer or director, a court must approve such indemnification if the officer or director is adjudged liable. Presently, the Delaware General Corporation Law provides that to be entitled to indemnification an individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Delaware law permits a corporation to purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Delaware General Corporation Law. The Company maintains a directors' and officers' liability insurance policy.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

LIMITATION ON DIRECTOR LIABILITY

     The Certificate also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision presently limits a director's liability except where a director (1) breaches his or her duty of loyalty to the Company or its stockholders, (2) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (3) authorizes payment of an unlawful dividend or stock repurchase or redemption or (4) obtains an improper personal benefit.

     This provision is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in maintaining and securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of non-monetary equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 9,187,750 shares of Class A Common Stock and no shares of Class B Common Stock outstanding. Of these shares, 5,135,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction (except as to affiliates of the Company) or registration under the Securities Act. The remaining 4,052,750 outstanding shares of Class A Common Stock held by existing stockholders of the Company will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Of those shares, 48,554 shares held by non-affiliates of the Company are available for immediate sale in the public market subject to the limitations of Rule 144. All of the Company's directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Schroder & Co. Inc., offer, sell or otherwise dispose of any shares of Class A Common Stock. Given these contractual restrictions, beginning 180 days after the date of this Prospectus, 4,004,196 of such shares would be available for immediate sale in the public market subject to the limitations of Rule 144. In addition, a substantial number of shares of Class A Common Stock issuable upon exercise of options granted pursuant to the 1997 Plan will become eligible for future sale in the public market at prescribed times. See "Management -- Stock Option Plan."



     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Class A Common Stock (approximately 91,878 shares immediately after the Offering) or the average weekly trading volume of the Class A Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     The Company intends to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 700,000 shares of Class A Common Stock reserved for issuance under the 1997 Plan. The registration statement is expected to be filed and to become effective within 180 days following the date of this Prospectus. Shares of Common Stock issued upon exercise of options granted under the 1997 Plan after the effective date of such registration statement will be eligible for sale in the public market subject to the contractual restrictions described above and, in the case of options exercised by affiliates, the Rule 144 volume limitations applicable to affiliates.

     Since there has been no public market for shares of Class A Common Stock of the Company, the Company is unable to predict the effect, if any, that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price of the Class A Common Stock. Nevertheless, sales of a substantial amount of the Class A Common Stock in the public market could adversely affect market prices, as well as the Company's ability to raise additional capital through an offering of securities.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to certain conditions, to purchase from the Company and the Selling Stockholders the aggregate number of shares of Class A Common Stock set forth opposite their respective names:


                                                                           NUMBER OF
        UNDERWRITERS                                                        SHARES
        -----------------------------------------------------------------  ---------
        Schroder & Co. Inc. .............................................
        Donaldson, Lufkin & Jenrette Securities Corporation..............
        McDonald & Company Securities, Inc. .............................

                                                                           ---------
                  Total..................................................  5,135,000
                                                                           =========



     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the 5,135,000 shares of Class A Common Stock offered hereby, if any are purchased. The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters propose initially to offer a concession not in
excess of $          per share to certain dealers, including the Underwriters;
that the Underwriters and such dealers may initially allow a discount not in
excess of $          per share to other dealers; and that the public offering
price and the concession and discount to dealers may be changed by the Representatives after the commencement of the Offering.



     Certain of the Selling Stockholders have granted to the Underwriters options expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an aggregate of 770,250 additional shares of Class A Common Stock, at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the options only to cover over-allotments, if any. To the extent that the Underwriters exercise these options, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares proportionate to such Underwriter's initial commitment.


     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.


     The Company and all its directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Class A Common Stock held by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Schroder & Co. Inc. See "Shares Eligible for Future Sale."


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol HWK. The Underwriters have advised the New York Stock Exchange that the minimum distribution, issuance and aggregate market value requirements for listing on the New York Stock Exchange will be achieved in the Offering.


     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including over-allotments, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Class A Common Stock at a level above that which might otherwise prevail in the open market. An "over-allotment" refers to the Under-writers' sale of more shares of Class A Common Stock than they are required to purchase from the Company and the Selling Stockholders in the Offering, thereby creating a short position in the Class A Common Stock for the account of the Underwriters. A "stabilizing bid" is a bid for or the purchase of Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the market price of the Class A Common Stock. A "syndicate covering transaction" is a bid for or the purchase of Class A Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the shares of Class A Common Stock originally sold by such Underwriter or syndicate member are purchased by the Representatives in a syndicate covering transaction and therefore have not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Class A Common Stock. The public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the public offering price, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related business.

     Schroder & Co. Inc. and McDonald & Co. Securities, Inc. acted as placement agents for the Senior Notes and received customary compensation.

                                 LEGAL MATTERS


     Certain legal matters with respect to the Class A Common Stock will be passed upon for the Company by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., owns 270,972 shares of Class A Common Stock and 152 shares of Series D Preferred Stock, has been granted an option to purchase 5,000 shares of Class A Common Stock pursuant to the 1997 Plan and is the Secretary and a Director of the Company. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is the Assistant Secretary of the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1996 of $469,000 for services in connection with a variety of matters, including the registration, sale and exchange of the Senior Notes and the Hawk Controlling Stockholder Merger. Certain legal matters will be passed upon for the Underwriters by Arter & Hadden LLP, Cleveland, Ohio.


                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of September 30, 1997, December 31, 1996 and 1995 and for the nine months ended September 30, 1997 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Helco, Inc. as of June 30, 1994, and the related statements of income, stockholder's equity and cash flows for the year then ended included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of SKW and subsidiaries as of December 31, 1994 and 1993, and for each of the two years in the period ended December 31, 1994, and for the statements of operations and cash flows for the six month period ended June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sinterloy Inc. as of December 31, 1996 and 1995, and the related statements of income, stockholder's equity and cash flows for the years then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is currently subject to certain of the informational requirements of the Exchange Act, and in accordance therewith and the terms of the Senior Note Indenture, files reports, statements, and other information with the Commission. Such reports, statements and other information filed by the Company may be inspected and copied at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Offering. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, which may be inspected at the office of the Commission without charge and copies of which may be obtained from and upon request of the Commission and payment of the prescribed fee.

                   REPORTS TO HOLDERS OF CLASS A COMMON STOCK

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                      (This page intentionally left blank)

                                HAWK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
HAWK CORPORATION
Report of Independent Auditors.......................................................   F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997..   F-4
Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and
  1996 and for the nine months ended September 30, 1996 (unaudited) and 1997.........   F-6
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
  December 31, 1994, 1995 and 1996 and for the nine months ended September 30,
  1997...............................................................................   F-7
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996 and for the nine months ended September 30, 1996 (unaudited) and 1997.........   F-8
Notes to Consolidated Financial Statements...........................................   F-10

HELCO, INC.
Report of Independent Auditors.......................................................   F-31
Balance Sheet as of June 30, 1994....................................................   F-32
Statement of Income for the year ended June 30, 1994.................................   F-33
Statement of Shareholder's Equity for the year ended June 30, 1994...................   F-34
Statement of Cash Flows for the year ended June 30, 1994.............................   F-35
Notes to Financial Statements........................................................   F-36

S.K. WELLMAN LIMITED, INC.
Report of Independent Auditors.......................................................   F-39
Consolidated Balance Sheets as of December 31, 1993 and 1994.........................   F-40
Consolidated Statements of Operations for the years ended December 31, 1993 and 1994
  and the six months ended June 30, 1995.............................................   F-41
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993
  and 1994...........................................................................   F-42
Consolidated Statements of Cash Flows for the years ended December 31, 1993 and 1994,
  and the six months ended June 30, 1995.............................................   F-43
Notes to Consolidated Financial Statements...........................................   F-44

HOUGHTON ACQUISITION CORPORATION D/B/A HUTCHINSON FOUNDRY PRODUCTS COMPANY
Report of Independent Accountants....................................................   F-51
Balance Sheets as of December 31, 1995 and 1996......................................   F-52
Statements of Income for the years ended December 31, 1994, 1995 and 1996............   F-53
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1994,
  1995 and 1996......................................................................   F-54
Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996........   F-55
Notes to Financial Statements........................................................   F-56

SINTERLOY, INC.
Report of Independent Auditors.......................................................   F-64
Balance Sheets as of December 31, 1995, 1996 and June 30, 1997 (unaudited)...........   F-65
Statements of Income for the years ended December 31, 1995 and 1996 and six months
  ended June 30, 1997 (unaudited)....................................................   F-66
Statements of Shareholder's Equity for the years ended December 31, 1995 and 1996 and
  six months ended June 30, 1997 (unaudited).........................................   F-67
Statements of Cash Flows for the years ended December 31, 1995 and 1996 and six
  months ended June 30, 1997 (unaudited).............................................   F-68
Notes to Financial Statements........................................................   F-69

                      (This page intentionally left blank)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Hawk Corporation

     We have audited the accompanying consolidated balance sheets of Hawk Corporation and subsidiaries as of September 30, 1997 and December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended September 30, 1997 and for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawk Corporation and subsidiaries at September 30, 1997 and December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 1997 and for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Cleveland, Ohio

December 19, 1997, except for Note N,
as to which the date is January   , 1998



     The foregoing report is in the form that will be signed upon the completion of the increase in authorized shares and the stock split described in Note N to the financial statements.



                                          /s/ ERNST & YOUNG LLP


Cleveland, Ohio


January 7, 1998

                                HAWK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             ---------------------     SEPTEMBER 30,
                                                               1995         1996           1997
                                                             --------     --------     -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $    771     $ 25,774       $   3,629
  Accounts receivable, less allowance of $276 in 1995, $182
     in 1996 and $216 in 1997..............................    17,307       16,783          24,962
  Inventories:
     Raw materials and work-in-process.....................    14,575       16,707          18,102
     Finished products.....................................     5,530        4,157           4,465
                                                             --------     --------       ---------
                                                               20,105       20,864          22,567
  Deferred income taxes....................................     1,042        2,432           1,283
  Other current assets.....................................     1,189          935           1,703
                                                             --------     --------       ---------
       Total current assets................................    40,414       66,788          54,144
PROPERTY, PLANT AND EQUIPMENT:
  Land.....................................................     1,080        1,080           1,218
  Buildings and improvements...............................     6,619        7,615          10,283
  Machinery and equipment..................................    38,990       45,766          57,012
  Furniture and fixtures...................................     1,118        1,611           1,988
  Construction in progress.................................       653        2,825             808
                                                             --------     --------       ---------
                                                               48,460       58,897          71,309
  Less accumulated depreciation............................     9,000       14,755          19,346
                                                             --------     --------       ---------
       Total property, plant and equipment.................    39,460       44,142          51,963
OTHER ASSETS:
  Intangible assets........................................    39,821       39,939          56,569
  Net assets held for sale.................................     3,604        3,604           3,604
  Shareholder notes........................................     2,000        1,838           1,675
  Other....................................................     2,120        2,130           2,260
                                                             --------     --------       ---------
       Total other assets..................................    47,545       47,511          64,108
                                                             --------     --------       ---------
TOTAL ASSETS...............................................  $127,419     $158,441       $ 170,215
                                                             ========     ========       =========

                                HAWK CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                          SEPTEMBER 30, 1997
                                                                                               PRO FORMA
                                                    DECEMBER 31,                           DETACHABLE STOCK
                                                --------------------    SEPTEMBER 30,        WARRANTS AND
                                                  1995        1996          1997        SHAREHOLDERS' EQUITY(1)
                                                --------    --------    -------------   -----------------------
                                                                                              (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...........................   $  8,488    $  8,194      $  11,878
  Accrued compensation.......................      7,364       6,775          7,206
  Other accrued expenses.....................      3,537       2,405          4,860
  Current portion of long-term debt..........      5,460         714          1,595
                                                --------    --------       --------
         Total current liabilities...........     24,849      18,088         25,539
LONG-TERM LIABILITIES:
  Long-term debt.............................     89,446     128,469        129,701
  Deferred income taxes......................      2,348       4,090          5,065
  Other......................................      2,228       2,004          2,058
                                                --------    --------       --------
         Total long-term liabilities.........     94,022     134,563        136,824
DETACHABLE STOCK WARRANTS, SUBJECT TO PUT
  OPTION.....................................      4,600       4,600          9,300             $
SHAREHOLDERS' EQUITY (DEFICIT):
  Series A preferred stock, $.01 par value
    and an aggregate liquidation value of
    $2,625, plus any accrued and unpaid
    dividends, with 10% cumulative dividend
    (2,625 shares authorized, 1,375 shares
    issued and outstanding); Series B
    preferred stock, $.01 par value and an
    aggregate liquidation value of $702, plus
    any accrued and unpaid dividends, with 9%
    cumulative dividend (702 shares
    authorized, issued and outstanding);
    Series C preferred stock, $.01 par value
    and an aggregate liquidation value of
    $1,190, plus any accrued and unpaid
    dividends with 10% cumulative dividend
    (1,190 shares authorized, issued and
    outstanding).............................          1           1              1
  Series D preferred stock, $.01 par value
    and an aggregate liquidation value of
    $1,530, plus any accrued and unpaid
    dividends with 9.8% cumulative dividend
    (1,530 shares authorized, issued and
    outstanding).............................                                                         1
  Class A common stock, $.01 par value;
    75,000,000 shares authorized, 4,663,957
    issued and outstanding...................         14          14             14                  14
  Class B common stock, $.01 par value,
    10,000,000 shares authorized, none issued
    or outstanding...........................                                                         3
  Additional paid-in capital.................      1,724       1,964          1,964                 207
  Retained earnings (deficit)................      2,330        (974)        (2,653)              3,509
  Other equity adjustments...................       (121)        185           (774)               (774)
                                                --------    --------       --------              ------
         Total shareholders' equity
           (deficit).........................      3,948       1,190         (1,448)            $ 2,960
                                                                                                 ======
                                                --------    --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIT)..................................   $127,419    $158,441      $ 170,215
                                                ========    ========       ========



(1) The Unaudited Pro Forma Detachable Stock Warrants and Shareholders' Equity above gives effect to the exchange of the detachable stock warrants, subject to put option, for 1,023,793 shares of Class B Common Stock; and the redemption of all 1,375 outstanding shares of Series A Preferred Stock, 351 of the outstanding shares of Series B Preferred Stock and seven of the outstanding shares of Series C Preferred Stock, together with accrued and unpaid dividends thereon.


See notes to consolidated financial statements.

                                HAWK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                          NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                     -------------------------------------------     ---------------------------
                                        1994            1995            1996            1996            1997
                                     -----------     -----------     -----------     -----------     -----------
                                                                                     (UNAUDITED)
Net sales..........................   $   41,395      $   84,643      $  123,997      $   93,672      $  116,362
Cost of sales......................       26,771          61,164          91,884          69,023          82,940
                                       ---------       ---------       ---------       ---------       ---------
Gross profit.......................       14,624          23,479          32,113          24,649          33,422
Expenses:
  Selling, technical and
     administrative expenses.......        6,294          11,575          15,468          11,612          14,241
  Amortization of intangibles......          954           1,924           2,806           2,408           2,575
  Plant consolidation expense......                                        4,028           3,749              50
                                       ---------       ---------       ---------       ---------       ---------
Total expenses.....................        7,248          13,499          22,302          17,769          16,866
                                       ---------       ---------       ---------       ---------       ---------
Income from operations.............        7,376           9,980           9,811           6,880          16,556
Interest expense...................        3,267           7,323          10,648           7,321          10,639
Other (income) expense, net........         (234)           (130)            256              55             122
                                       ---------       ---------       ---------       ---------       ---------
Income (loss) before income taxes,
  minority interest and
  extraordinary item...............        4,343           2,787          (1,093)           (496)          5,795
Income taxes.......................        1,845           1,593             789             863           2,534
Minority interest..................          211             432
                                       ---------       ---------       ---------       ---------       ---------
Income (loss) before extraordinary
  item.............................        2,287             762          (1,882)         (1,359)          3,261
Extraordinary item--write-off of
  deferred financing costs, net of
  $798 income taxes................                                       (1,196)
                                       ---------       ---------       ---------       ---------       ---------
Net income (loss)..................   $    2,287      $      762      $   (3,078)     $   (1,359)     $    3,261
                                       =========       =========       =========       =========       =========
Preferred stock dividend
  requirements.....................   $     (294)     $     (326)     $     (226)     $     (170)     $     (240)
                                       =========       =========       =========       =========       =========
Income (loss) before extraordinary
  item applicable to common
  shareholders.....................   $    1,993      $      436      $   (2,108)     $   (1,529)     $    3,021
                                       =========       =========       =========       =========       =========
Net income (loss) applicable to
  common shareholders..............   $    1,993      $      436      $   (3,304)     $   (1,529)     $    3,021
                                       =========       =========       =========       =========       =========
Income (loss) before extraordinary
  item per share applicable to
  common shareholders..............   $      .54      $      .09      $     (.37)     $     (.27)     $      .53
                                       =========       =========       =========       =========       =========
Net income (loss) per share
  applicable to common
  shareholders.....................   $      .54      $      .09      $     (.58)     $     (.27)     $      .53
                                       =========       =========       =========       =========       =========
Number of shares used to compute
  per share data...................    3,658,518       4,968,171       5,687,750       5,687,750       5,687,750
                                       =========       =========       =========       =========       =========


See notes to consolidated financial statements.

                                HAWK CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                                                          COMMON
                                                                         PREFERRED    COMMON    COMMON    STOCK
                                               PREFERRED    PREFERRED      STOCK      STOCK     STOCK      $.01     ADDITIONAL
                                                 STOCK        STOCK      $.01 PAR     NO PAR    $3 PAR     PAR       PAID-IN
                                                  10%          9%          VALUE      VALUE     VALUE     VALUE      CAPITAL
                                               ---------    ---------    ---------    ------    ------    ------    ----------
Balance at
 January 1, 1994.............................   $ 2,625                               $ 377
Issuance of stock............................                 $ 370                             $ 158
Net income...................................
Preferred stock dividend.....................
                                                -------       -----        -----      -----     -----      ----       -------
Balance at
 December 31, 1994...........................     2,625         370                     377       158
Merger of Helsel and Hawk....................    (2,625)       (370)       $   1       (377)     (158)     $ 14      $  8,724
Net income...................................
Preferred stock dividend.....................
Purchase of warrants.........................                                                                          (7,000)
Foreign currency translation adjustment......
Additional minimum pension liability.........
                                                -------       -----        -----      -----     -----      ----       -------
Balance at
 December 31, 1995...........................                                  1                             14         1,724
Merger of Hawk Holding Corp. and Hawk........                                                                             240
Net loss.....................................
Preferred stock dividend.....................
Foreign currency translation adjustment......
Additional minimum pension liability.........
                                                -------       -----        -----      -----     -----      ----       -------
Balance at
 December 31, 1996...........................                                  1                             14         1,964
Adjustment to carrying value of detachable
 warrants....................................
Net income...................................
Preferred stock dividend.....................
Foreign currency translation adjustment......
Minimum pension liability....................
                                                -------       -----        -----      -----     -----      ----       -------
Balance at September 30, 1997................   $             $            $   1      $         $          $ 14      $  1,964
                                                =======       =====        =====      =====     =====      ====       =======


                                               RETAINED       OTHER
                                               EARNINGS      EQUITY
                                               (DEFICIT)   ADJUSTMENTS     TOTAL
                                               --------    -----------    -------
Balance at
 January 1, 1994.............................  $   375                    $ 3,377
Issuance of stock............................                                 528
Net income...................................    2,287                      2,287
Preferred stock dividend.....................     (294)                      (294)
                                               -------       -------      -------
Balance at
 December 31, 1994...........................    2,368                      5,898
Merger of Helsel and Hawk....................     (474)                     4,735
Net income...................................      762                        762
Preferred stock dividend.....................     (326)                      (326)
Purchase of warrants.........................                              (7,000)
Foreign currency translation adjustment......                $   207          207
Additional minimum pension liability.........                   (328)        (328)
                                               -------       -------      -------
Balance at
 December 31, 1995...........................    2,330          (121)       3,948
Merger of Hawk Holding Corp. and Hawk........                                 240
Net loss.....................................   (3,078)                    (3,078)
Preferred stock dividend.....................     (226)                      (226)
Foreign currency translation adjustment......                    315          315
Additional minimum pension liability.........                     (9)          (9)
                                               -------       -------      -------
Balance at
 December 31, 1996...........................     (974)          185        1,190
Adjustment to carrying value of detachable
 warrants....................................   (4,700)                    (4,700)
Net income...................................    3,261                      3,261
Preferred stock dividend.....................     (240)                      (240)
Foreign currency translation adjustment......                 (1,296)      (1,296)
Minimum pension liability....................                    337          337
                                               -------       -------      -------
Balance at September 30, 1997................  $(2,653)      $  (774)     $(1,448)
                                               =======       =======      =======

See notes to consolidated financial statements.

                                HAWK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                        -------------------------------------------     ---------------------------
                                           1994            1995            1996                            1997
                                        -----------     -----------     -----------        1996         -----------
                                                                                        -----------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................     $ 2,287        $     762       $  (3,078)       $(1,359)       $   3,261
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization....       2,466            5,527           8,418          6,688            7,166
    Accretion of discount on debt....                          325             650            488              487
    Deferred income taxes............         302              377             352                           1,568
    Minority interest................         211              432
    Extraordinary item, net of tax...                                        1,196
  Changes in operating assets and
    liabilities, net of acquired
    assets:
    Accounts receivable..............        (451)             (53)            524         (1,208)          (5,319)
    Inventories......................        (380)          (1,398)           (759)          (241)            (865)
    Other assets.....................           4            1,115               4         (1,126)            (925)
    Accounts payable.................         235              196            (294)           350            2,800
    Other liabilities................         147              430          (1,147)          (805)           2,023
                                          -------         --------       ---------        -------         --------
  Net cash provided by operating
    activities.......................       4,821            7,713           5,866          2,787           10,196
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Helco, Inc.............      (4,627)
  Purchase of S.K. Wellman Limited,
    Inc., net of cash acquired.......                      (61,607)
  Purchase of Hutchinson Foundry
    Products Company.................                                                                      (10,639)
  Purchase of Sinterloy, Inc.........                                                                      (15,449)
  Purchases of property, plant and
    equipment........................      (1,871)          (3,781)         (8,275)        (7,669)          (4,798)
  Loans to shareholders..............                       (2,000)
  Payments received on shareholder
    notes............................                                          162            162              163
                                          -------         --------       ---------        -------         --------
  Net cash used in investing
    activities.......................      (6,498)         (67,388)         (8,113)        (7,507)         (30,723)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on long-
    term debt........................       3,880          102,000         181,373          5,317
  Payments on long-term debt.........      (3,555)         (30,726)       (149,765)                           (783)
  Net borrowings (payments) under
    revolving credit lines...........       1,280           (1,280)
  Purchase of warrants...............                       (7,000)
  Proceeds from sale of preferred
    stock, including minority
    interest.........................         702
  Proceeds from sale of common stock,
    including minority interest......         300
  Deferred financing costs...........                       (2,799)         (4,678)           417             (565)
  Payments of preferred stock
    dividends........................        (295)            (326)           (226)          (170)            (240)
  Other..............................                         (121)            546            279              (30)
                                          -------         --------       ---------        -------         --------
  Net cash provided by (used in)
    financing activities.............       2,312           59,748          27,250          5,843           (1,618)
                                          -------         --------       ---------        -------         --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         635               73          25,003          1,123          (22,145)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD................          63              698             771            771           25,774
                                          -------         --------       ---------        -------         --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................     $   698        $     771       $  25,774        $ 1,894        $   3,629
                                          =======         ========       =========        =======         ========

See notes to consolidated financial statements.

                                HAWK CORPORATION

                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                       NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,              ENDED
                                                 -------------------------------      SEPTEMBER 30,
                                                  1994        1995        1996            1997
                                                 ------      ------      -------      -------------
Cash payments for interest....................   $2,743      $6,260      $11,024         $ 8,137
                                                 ======      ======      =======
Cash payments for income taxes................   $1,852      $1,929      $ 1,153         $ 1,490
                                                 ======      ======      =======
Noncash investing and financing activities:
  Equipment purchased with capital leases.....                           $ 2,019         $   177
                                                                         =======
  Acquisition of Helsel minority interest
     through issuance of stock................               $4,735
                                                             ======

Reconciliation of assets acquired and liabilities assumed

                                                                               HELCO -- 1994
                                                                             -----------------
Fair value of assets acquired.............................................       $   8,615
Liabilities assumed.......................................................          (3,488)
Subordinated note payable issued..........................................            (500)
                                                                                  --------
Cash paid for acquisition.................................................       $   4,627
                                                                                  ========

                                                                             SK WELLMAN -- 1995
                                                                             ------------------
Fair value of assets acquired, net of cash acquired.......................        $ 76,666
Liabilities assumed.......................................................         (15,059)
                                                                                 ---------
Cash paid for acquisition, net of cash received...........................        $ 61,607
                                                                                 =========

                                                                             HUTCHINSON -- 1997
                                                                             -----------------
Fair value of assets acquired.............................................       $  13,747
Liabilities assumed.......................................................          (1,608)
Note payable issued.......................................................          (1,500)
                                                                                  --------
Cash paid for acquisition.................................................       $  10,639
                                                                                  ========

                                                                             SINTERLOY -- 1997
                                                                             -----------------
Fair value of assets acquired.............................................       $  16,043
Liabilities assumed.......................................................            (594)
                                                                                  --------
Cash paid for acquisition.................................................       $  15,449
                                                                                  ========

See notes to consolidated financial statements.

                                HAWK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

A. BASIS OF PRESENTATION

     The consolidated financial statements of Hawk Corporation and its wholly-owned subsidiaries, also include, effective July 1, 1994, the accounts of Helsel, Inc. (Helsel), effective July 1, 1995, the accounts of S.K. Wellman Corp. (Wellman), effective January 2, 1997, the accounts of Hutchinson Products Corporation (Hutchinson) and, effective August 1, 1997, the accounts of Sinterloy Corporation (Sinterloy) (collectively, the Company). See Note C. All significant intercompany accounts and transactions have been eliminated in the accompanying financial statements. Certain amounts have been reclassified in 1994, 1995 and 1996 to conform with the 1997 presentation. All references to 1997 in the Notes to Consolidated Financial Statements refer to the nine months ended September 30, 1997.

     The Company designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications.

     The accompanying unaudited consolidated financial statements at September 30, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

B. SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. The Company principally uses either the straight-line or the unit method of depreciation for financial reporting purposes based on annual rates sufficient to amortize the cost of the assets over their estimated useful lives (5 to 40 years). Accelerated methods of depreciation are used for federal income tax purposes.

  INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over periods ranging from 3 to 40 years. The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. If events and circumstances indicate that intangible assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss should be recognized. See Note D.

                                HAWK CORPORATION

  FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Revenues and expenses are translated at weighted average exchange rates. Gains and losses resulting from translation are included in other equity adjustments in the consolidated balance sheets.

  REVENUE RECOGNITION

     Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized.

  SIGNIFICANT CONCENTRATIONS

     The Company provides credit, in the normal course of its business, to original equipment and after-market manufacturers. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

     The percentage of consolidated net sales to major customers are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                   1994      1995      1996
                                                                   ----      ----      ----
     Customer A.................................................   22.6%     13.8%     10.4%
     Customer B.................................................   11.0       9.8       8.9

     Accounts receivable balances from these customers represent approximately 18% and 13% of the Company's consolidated accounts receivable at December 31, 1995 and 1996, respectively.

  PRODUCT RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. The Company's expenditures for product development and engineering were (in thousands) approximately $1,158 in 1994, $2,000 in 1995, $2,639 in 1996 and $2,333 in 1997.

  ADVERTISING

     Advertising costs are expensed as incurred. Advertising expenses amounted to (in thousands) approximately $106, $385, $197 and $191 in 1994, 1995, 1996 and 1997, respectively.

  INCOME TAXES

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1995 and 1996 and September 30, 1997, the carrying value of the Company's financial instruments, which include cash, cash equivalents and long-term debt, approximate their fair value.

                                HAWK CORPORATION

  NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is based on the weighted average number of common shares and common share equivalents (warrants) outstanding during the respective periods. Earnings available to common shareholders reflects an adjustment for preferred stock dividends paid during the respective periods.

  SUPPLEMENTAL NET INCOME (LOSS) PER SHARE


     Supplemental pro forma income (loss) before taxes and net income (loss) (excluding extraordinary charges), considering only the application of the net proceeds of a contemplated public offering of shares of common stock, would have been $2,609 and $(957), respectively, for the year ended December 31, 1996, and $12,546 and $7,311, respectively, for the nine months ended September 30, 1997. Supplemental pro forma net income (loss) per share applicable to common stockholders (excluding extraordinary charges) would have been $(.18) for the year ended December 31, 1996 and $.77 for the nine months ended September 30, 1997, based on the weighted average number of shares of common stock outstanding during the period plus the estimated number of shares to be issued in such public offering.


  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. The Company adopted SFAS No. 121 effective January 1, 1996. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under SFAS No. 128, "basic earnings per share" will be calculated based upon the weighted average number of shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares if they are dilutive. SFAS No. 128 will be adopted by the Company on December 31,1997 and all prior periods will be restated. The adoption of SFAS No. 128 is not expected to have a material impact on the Company's earnings per share for any of the periods presented.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company intends to fully comply with the provisions of this statement upon its required adoption in the first quarter of 1998, and does not anticipate a significant impact to the financial statements.

     Also in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, infor-

                                HAWK CORPORATION
mation pertaining to the Company's operating segments will be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. Management is currently studying the potential effects of adoption of this statement, which is required in 1998.

C. BUSINESS ACQUISITIONS

     Effective June 30, 1994, Helsel, a corporation owned 53% by a control group of Company shareholders (Hawk Control Group) and 47% by other investors, commenced operations and acquired substantially all of the net assets of Helco, Inc. (Helco) for approximately $8.6 million. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition. The excess of fair market value of identifiable assets less liabilities over the purchase price resulted in negative goodwill, which was applied to reduce property, plant and equipment. The acquisition was financed through long-term debt and the sale of $702,000 of preferred stock and $300,000 of common stock. Effective June 30, 1995, Helsel became a wholly-owned subsidiary of the Company whereby each outstanding share of common stock of Helsel was exchanged, based on an independent valuation, for .0693955 shares of common stock of the Company. Additionally, the Company issued one share of 9% preferred stock for each share of Helsel preferred stock. In total, 6,940 Class A common shares and 702 Series B preferred shares were issued to the Helsel shareholders. Because the Hawk Control Group owned a controlling interest in Helsel, the 1995 transaction has been accounted for as a merger of entities under common control and the Company's 1994 financial statements have been restated to include Helsel since June 30, 1994. In addition, the acquisition of the other investors' 47% interest in Helsel, effective June 30, 1995, has been accounted for as the purchase of a minority interest. Accordingly, the excess of the purchase price over the estimated fair value of the minority interest ($3.6 million) was recorded as goodwill and is being amortized over 30 years.

     A summary of the combination and financial results for Helsel and the Company, as of December 31, 1994 and for the period July 1, 1994 through December 31, 1994, follows:

                                                                     LESS:        CONSOLIDATED
                                                                    MINORITY          HAWK
                                           HELSEL       HAWK        INTEREST      CORPORATION
                                           ------      -------      --------      ------------
                                                          (IN THOUSANDS)
        Total assets....................   $8,804      $34,841                      $ 43,645
        Shareholders' equity............    1,417        5,166       $ (685)           5,898
        Net sales.......................    8,555       32,840                        41,395
        Income before income taxes......      787        3,556                         4,343
        Net income......................      446        2,052         (211)           2,287

     In connection with the acquisition, the Company entered into an employment agreement through June 1997 with the previous shareholder of Helco, who continues to serve as President of Helsel. Terms of the employment agreement include an annual salary of $150,000 and a bonus based on earnings. Amounts earned under this contract are charged to current operations.

     Effective June 30, 1995, Wellman acquired for cash substantially all of the net assets of S.K. Wellman Limited, Inc. for approximately $62 million. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the net assets acquired in the amount of $15.8 million is being amortized over 15 years and is included in intangible assets. The operating results of Wellman are included in the Company's consolidated statements of operations since the date of acquisition. As a result of this acquisition, the Company consolidated certain operating facilities. Accordingly, the net carrying value of the facilities the Company closed and is planning to sell are reflected as net assets held for sale on the accompanying balance sheets at December 31, 1995 and

                                HAWK CORPORATION

1996 and September 30, 1997. The net assets held for sale are stated at the lower of the carrying amount or fair value less costs to sell and consist primarily of land and buildings. In addition, for the year ended December 31, 1996, the Company incurred and expended approximately $4.0 million of costs relating primarily to the relocation of machinery and equipment.

     Effective January 2, 1997, Hutchinson acquired all of the outstanding capital stock of Hutchinson Foundry Products Company for (1) $10.6 million in cash; (2) $1.5 million in 8.0% two-year convertible notes; and (3) contingent payments to be made by the Company if certain earnings targets are met. The acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair value of the capital stock acquired in the amount of $7.7 million is being amortized over 30 years and is included in intangible assets. The results of operations of Hutchinson are included in the Company's consolidated statements of income since the date of acquisition.

     Effective August 1, 1997, Sinterloy acquired substantially all of the assets (except cash) and assumed certain liabilities of Sinterloy, Inc., for $15.4 million in cash, subject to an adjustment based on the adjusted net equity position of Sinterloy, Inc. at closing. As of September 30, 1997, a closing adjustment had not been determined. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the assets less the assumed liabilities in the amount of $10.4 million is being amortized over 30 years and is included in intangible assets. The results of operations of Sinterloy are included in the Company's consolidated statements of operations since the date of acquisition.

     The following unaudited pro forma consolidated results of operations give effect to the Hutchinson and Sinterloy acquisitions as though they had occurred on January 1, 1996 and include certain adjustments, such as additional amortization expense as a result of goodwill and increased interest expense related to debt incurred for the acquisitions.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                             1996                1997
                                                           --------            --------
                                                                  (IN THOUSANDS)
        Net sales.......................................   $108,834            $124,985
                                                           ========            ========
        Net (loss) income...............................   $   (506)           $  4,894
                                                           ========            ========

     Pro forma net sales and net income are not necessarily indicative of the net sales and net income that would have occurred had the acquisitions been made at the beginning of the respective years or the results which may occur in the future.

     In November 1996, the Company merged with Hawk Holding Corp. (Old Hawk), a corporation that owned approximately 34% of the outstanding common stock of the Company, in a tax-free reorganization. At the time of the merger, Old Hawk was 96% owned by the Hawk Control Group and 4% owned by other investors. In the merger, the Company acquired and canceled the shares of Class A common stock of the Company owned by Old Hawk and reissued the same amount of shares of Class A common stock pro rata to the Old Hawk stockholders. In addition, the Company acquired and canceled the Class A preferred stock of the Company owned by Old Hawk, and issued 1,190 shares of Class C preferred stock, which has a liquidation value substantially equal to the aggregate liquidation value of the Class A preferred stock previously owned by Old Hawk. Since the Company and Old Hawk were under common control, the Company has recorded the acquisition of the Hawk Control Group's interest in Old Hawk at historical cost and the acquisition of the other investors' ownership interest as a purchase of minority interest. Accordingly, the excess of the purchase price over the estimated fair value of the minority interest acquired in the amount of $240,000 was recorded as goodwill and is being amortized over 30 years.

                                HAWK CORPORATION

D. INTANGIBLE ASSETS

     The components of intangible assets and related amortization periods are as follows:

                                                        DECEMBER 31,
                                                    --------------------      SEPTEMBER 30,
                                                     1995         1996            1997
                                                    -------      -------      -------------
                                                                (IN THOUSANDS)
        Product certifications (19 to 40
          years).................................   $20,820      $20,820         $20,820
        Goodwill (15 to 40 years)................    21,772       22,012          40,103
        Deferred financing costs (3 to 7
          years).................................     2,779        4,678           5,611
        Proprietary formulations and patents (10
          years).................................     1,806        1,806           1,806
        Other....................................       779          779             960
                                                    -------      -------         -------
                                                     47,956       50,095          69,300
        Accumulated amortization.................    (8,135)     (10,156)        (12,731)
                                                    -------      -------         -------
                                                    $39,821      $39,939         $56,569
                                                    =======      =======         =======

     Product certifications were acquired and valued based on the Company's position as a certified supplier of friction materials to the major manufacturers of commercial aircraft brakes.

E. LONG-TERM DEBT

                                                       DECEMBER 31,
                                                   ---------------------      SEPTEMBER 30,
                                                    1995          1996            1997
                                                   -------      --------      -------------
                                                                (IN THOUSANDS)
        Term Loans..............................   $57,090
        Revolving Credit Line...................    10,400
        Senior Subordinated Notes...............    25,725      $ 26,375        $  26,862
        Senior Notes............................                 100,000          100,000
        Other...................................     1,691         2,808            4,434
                                                   -------      --------         --------
                                                    94,906       129,183          131,296
        Less current portion....................     5,460           714            1,595
                                                   -------      --------         --------
                                                   $89,446      $128,469        $ 129,701
                                                   =======      ========         ========

     As a result of the acquisition of Wellman in June 1995, the Company entered into a Secured Credit Agreement Facility (Credit Agreement) with several participating banks, and repaid all previous credit facilities. In November 1996, in connection with the issuance of new Senior Notes (discussed below), the Credit Agreement was cancelled, all outstanding borrowings were repaid, and the Company incurred an extraordinary charge of $1,994,000 relating to the write-off of previously capitalized deferred financing costs. Prior to its cancellation in November 1996, the Credit Agreement consisted of (1) two term loans requiring quarterly interest payments, based on certain published rates, and quarterly principal payments in accordance with payment schedules from September 1995 through June 2002; and (2) a $22,000,000 revolving credit line with a commitment fee of one half percent per annum on the unused portion and interest payable quarterly based on certain published rates.

     In addition, effective June 30, 1995, the Company issued $30,000,000 in Senior Subordinated Notes with $10,000,000 maturing on January 31, 2004, and June 30, 2004 and 2005. Interest is payable quarterly at a fixed rate of 12%. In connection with the senior subordinated notes, the Company issued detachable warrants to the lender that provide the lender the option to purchase 316,970 shares of the Company's Class B common stock at a per share price of $.01. The warrants are exercisable through the year 2005. Beginning in the year 2001, the Company has the option to repurchase the warrants and the warrant holders have the right to put the warrants to the Company for cash, at prices based on the

                                HAWK CORPORATION
fair market value of the Company at the date of put as determined by an independent third party. The warrant holders' put option is terminated upon the occurrence of certain events, including the closing of an initial public offering.

     For financial reporting purposes, at June 30, 1995, the fair value of the warrants, including the put option, was estimated to be $4,600,000 and classified as detachable stock warrants, subject to put option on the accompanying balance sheet. The resulting discount is being amortized over the life of the debt as non-cash, imputed interest. The discount is based on an effective interest rate of 14.2%. The unamortized discount at December 31, 1995, December 31, 1996, and September 30, 1997 totaled $4,275,000, $3,625,000, and
$3,138,000, respectively. Adjustments to the carrying value of the detachable stock warrants are based on revisions to the estimated present value of the future fair market value of the Company, with a corresponding charge or credit to retained earnings. The carrying value of the warrants, including the put option, was adjusted to $9.3 million as of September 30, 1997.

     In November 1996, the Company issued $100,000,000 in Senior Notes due on December 1, 2003, unless previously redeemed, at the Company's option, in accordance with the terms of the Notes. Interest is payable semi-annually on June 1 and December 1 of each year commencing June 1, 1997, at a fixed rate of 10.25%. The Senior Notes and the notes for which certain of the Senior Notes have been exchanged (Exchange Notes and, together with the Senior Notes, the Senior Notes) are fully and unconditionally guaranteed on a joint and several basis by each of the direct or indirect wholly-owned domestic subsidiaries of the Company (Guarantor Subsidiaries). (See Note M).

     Also, in November 1996, the Company executed a new $25,000,000 Revolving Credit Facility (Credit Facility) which matures in November 1999. The Company pays a commitment fee of 0.5% per annum on the unused portion. Interest is payable monthly at LIBOR plus 2.25% per annum, or at the Company's option, a variable rate based on the prime rate plus 1.0% per annum, payable at various interest periods per the Credit Facility. The Credit Facility contains covenants with respect to the Company and its subsidiaries that, among other things, prohibit the payment of any dividends to the Company by the subsidiaries of the Company (including the Guarantor Subsidiaries) in the event of a default under the terms of the Credit Facility. There were no outstanding borrowings under the Credit Facility at December 31, 1996 or September 30, 1997.

     Aggregate principal payments due on long-term debt as of September 30, 1997 are as follows (in thousands): three months ending December 31, 1997 -- $172; 1998 -- $1,581; 1999 -- $1,502; 2000 -- $450; 2001 -- $535; 2002 -- $228;
thereafter -- $126,828.

F. SHAREHOLDERS' EQUITY

     In accordance with a Merger Agreement and Plan of Reorganization dated June 30, 1995, the Company, formerly an Ohio corporation, was merged with and into a Delaware corporation under the same name. Concurrently, each issued and outstanding share of common stock, without par value, of the previous corporation was converted into one fully paid share of Class A common stock, par value $.01 per share, of the merged corporation. Additionally, each issued and outstanding share of preferred stock, $1,000 par value per share, of the previous corporation was converted into one fully paid share of Series A preferred stock, par value $.01 per share, of the merged corporation.

     The Company's authorized preferred stock includes 2,625 shares of Class A preferred stock, 702 shares of Class B preferred stock and 1,190 shares of Class C preferred stock. Dividends are cumulative at the rate of 10% of $1,000 per share for Class A and Class C preferred stock and 9% of $1,000 per share for Class B preferred stock. Each share of preferred stock is: (1) entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends, (2) not entitled to vote,

                                HAWK CORPORATION
except in certain circumstances, (3) redeemable in whole, at the option of the Company, for $1,000 per share plus all accrued dividends to the date of redemption.


     Each share of the Class B common stock is convertible into one share of Class A common stock upon the occurrence of certain events. All of the outstanding shares are Class A.



     In June 1995, the Company repurchased detachable warrants covering 6,460 shares of Class B common stock for a negotiated price of $7,000,000. The warrants were originally issued in connection with a subordinated note that was paid in full when the Company entered into the Credit Agreement as described in Note E.


G. EMPLOYEE BENEFITS

     The Company has several defined benefit pension plans which cover certain employees. Benefits payable are based primarily on compensation and years of service or a fixed annual benefit for each year of service. Certain hourly employees are also covered under collective bargaining agreements. The Company funds the plans in amounts sufficient to satisfy the minimum amounts required under ERISA.

     A summary of the components of net periodic pension cost (income) for the plans is as follows:

                                                                                 NINE MONTHS
                                              YEAR ENDED DECEMBER 31,               ENDED
                                         ---------------------------------      SEPTEMBER 30,
                                          1994         1995         1996            1997
                                         -------      -------      -------      -------------
                                                  (IN THOUSANDS)
        Service cost..................   $   246      $   382      $   400         $   339
        Interest cost.................       421          665          727             617
        Actual return on plan
          assets......................      (165)      (1,732)      (1,435)         (2,165)
        Net amortization and
          deferral....................      (293)         673          576           1,335
                                         -------      -------      -------         -------
                                         $   209      $   (12)     $   268         $   126
                                         =======      =======      =======         =======

                                HAWK CORPORATION

     A summary of the actuarially determined benefit obligations and trustees net assets for Company administered defined benefit pension plans is presented below, along with a reconciliation of the plans' funded status to amounts recognized in the Company's balance sheets. The plans' assets are primarily invested in fixed income and equity securities.


                                             ASSETS                             ACCUMULATED
                                             EXCEED                              BENEFITS
                                      ACCUMULATED BENEFITS                     EXCEED ASSETS
                                 -------------------------------      -------------------------------
                                  1995        1996        1997         1995        1996        1997
                                 -------     -------     -------      -------     -------     -------
                                                            (IN THOUSANDS)
Actuarial present value of
  accumulated benefit
  obligations:
  Vested.......................  $(5,960)    $(6,186)    $(7,461)     $(2,559)    $(2,594)    $(2,209)
  Non-vested...................      (60)        (57)       (124)        (214)       (198)       (164)
                                 -------     -------     -------      -------     -------     -------
                                 $(6,020)    $(6,243)    $(7,585)     $(2,773)    $(2,792)    $(2,373)
                                 =======     =======     =======      =======     =======     =======
Projected benefit
  obligations..................  $(6,634)    $(6,943)    $(8,218)     $(2,773)    $(2,909)    $(2,373)
Plan assets at fair value......    7,524       8,677      12,054        1,693       2,261       2,153
                                 -------     -------     -------      -------     -------     -------
Projected benefit obligations
  less than (in excess of) plan
  assets.......................      890       1,733       3,836       (1,080)       (648)       (220)
Unrecognized net loss (gain)...      371        (263)     (1,995)         328         (65)       (197)
Prior service cost not yet
  recognized in net periodic
  pension cost.................      134         134         188          361         347         266
Unrecognized net (asset)
  obligation...................     (231)       (208)       (129)         151         125          52
Adjustment required to
  recognize minimum
  liability....................                                          (840)
                                 -------     -------     -------      -------     -------     -------
Prepaid (accrued) pension
  cost.........................  $ 1,164     $ 1,396     $ 1,900      $(1,080)    $  (241)    $   (99)
                                 =======     =======     =======      =======     =======     =======


     The following assumptions were used in accounting for the defined benefit plans:

                                                            1994      1995      1996     1997
                                                            -----     -----     ----     ----
Used to compute the projected benefit obligation:
  Discount rate..........................................     8.0%      8.0%     7.5%     7.5%
  Annual salary increase.................................     3.0       3.0      3.0      3.0
Expected long-term rate of return on plan assets.........    10.0      10.0      9.5      9.0

     The Company also sponsors several defined contribution plans which provide voluntary employee contributions and, in certain plans, matching and discretionary employer contributions. Expenses associated with these plans were (in thousands) approximately $290 in 1994, $920 in 1995, $690 in 1996, and $590 in 1997.

H. LEASE OBLIGATIONS

     The Company has capital lease commitments for buildings and equipment. Future minimum annual rentals, including interest expense, are (in thousands): three months ending December 31, 1997 -- $219, 1998 -- $875, 1999 -- $737,
2000 -- $491, 2001 -- $580, 2002 -- $238. Amount representing interest is $538.
Total capital lease obligations are included in other long-term debt. Amortization of assets recorded under capital leases is included with depreciation expense.

                                HAWK CORPORATION

     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense (in thousands) was approximately $77 in 1994, $270 in 1995, $609 in 1996 and $677 in 1997. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of September 30, 1997 are as follows (in thousands): three months ending December 31, 1997 -- $220; 1998 -- $874; 1999 -- $545;
2000 -- $528; 2001 -- $504; 2002 -- $435 and thereafter -- $318.

I. INCOME TAXES

     The provision (credit) for income taxes, except for the effect of the extraordinary item, consists of the following:

                                               YEAR ENDED DECEMBER 31           NINE MONTHS
                                            ----------------------------           ENDED
                                             1994       1995       1996      SEPTEMBER 30, 1997
                                            ------     ------     ------     ------------------
                                                              (IN THOUSANDS)
     Current:
       Federal...........................   $1,369     $  907     $ (624)          $  802
       State and local...................      174        235        129               80
       Foreign...........................                  74        932               84
                                            ------     ------      -----           ------
                                             1,543      1,216        437              966
     Deferred:
       Federal...........................      237        365        299            1,510
       State and local...................       65         12         53               58
                                            ------     ------      -----           ------
                                               302        377        352            1,568
                                            ------     ------      -----           ------
     TOTAL INCOME TAXES..................   $1,845     $1,593     $  789           $2,534
                                            ======     ======      =====           ======

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. At December 31, 1996 the Company had net operating loss carryforwards of approximately $1,600,000 which expire in 2011. The Company also had $622,000 of Alternative Minimum Tax (AMT) credit carryforwards that do not expire. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            DECEMBER 31
                                                          ----------------      SEPTEMBER 30
                                                           1995      1996           1997
                                                          ------    ------      -------------
                                                                    (IN THOUSANDS)
     Deferred tax assets:
       Net operating loss carryforward.................             $  545
       Reserve for severance costs.....................   $  237
       Accrued vacation................................      259       318         $   500
       Accrued pension costs...........................      466
       AMT credit carryforward.........................                622
       Other accruals..................................      509       595             535
       Other...........................................      302       352             248
                                                          ------    ------          ------
     Total deferred tax assets.........................    1,773     2,432           1,283
     Deferred tax liabilities:
       Tax over book depreciation and amortization.....    2,659     4,090           4,797
       Other...........................................      420                       268
                                                          ------    ------          ------
     Total deferred tax liabilities....................    3,079     4,090           5,065
                                                          ------    ------          ------
     NET DEFERRED TAX LIABILITIES......................   $1,306    $1,658         $ 3,782
                                                          ======    ======          ======

                                HAWK CORPORATION

     The provision for income taxes, including the tax effect of the extraordinary item, differs from the amounts computed by applying the federal statutory rate as follows:

                                               YEAR ENDED DECEMBER 31,           NINE MONTHS
                                             ---------------------------            ENDED
                                             1994      1995        1996       SEPTEMBER 30, 1997
                                             ----      -----      ------      ------------------
     Income tax (credit) at federal
       statutory rate.....................   34.0%      34.0%     (34.0)%             34.0%
     State and local tax, net of federal
       tax benefit........................    3.0        5.7         3.9               4.0
     Nondeductible goodwill
       amortization.......................    2.2        7.2         3.7               3.1
     Adjustment for worldwide tax rates
       and other, net.....................    3.1        9.0        26.4               2.6
                                             ----       ----        ----              ----
     Provision for income taxes...........   42.3%      55.9%        0.0%             43.7%
                                             ====       ====        ====              ====

     Undistributed earnings of the Company's foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, which may be offset by foreign tax credits, and withholding taxes payable to various foreign countries.

J. CONTINGENCIES

     The Company has wage continuation agreements with two of its officers/shareholders. In the event the officer/shareholder dies or becomes permanently disabled while employed by the Company, each agreement provides for payments to be made annually to the officer/shareholder's spouse based on a compensation formula, until the spouse's death.

K. RELATED PARTIES

     In June 1995, certain shareholders of the Company issued interest-bearing notes to the Company in the amount of $2 million, in order to enable them to repay certain indebtedness incurred by them with respect to the acquisition of Helsel. The notes are due and payable on July 1, 2002 and bear interest at the prime rate plus 1.25% through September 30, 1996 and at the prime rate thereafter.

L. GEOGRAPHIC INFORMATION

     Geographic information for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 is as follows:

                                     1995                              1996                              1997
                       --------------------------------  --------------------------------  --------------------------------
                        DOMESTIC    FOREIGN               DOMESTIC    FOREIGN               DOMESTIC    FOREIGN
                       OPERATIONS  OPERATIONS   TOTAL    OPERATIONS  OPERATIONS   TOTAL    OPERATIONS  OPERATIONS   TOTAL
                       ----------  ----------  --------  ----------  ----------  --------  ----------  ----------  --------
                                                                  (IN THOUSANDS)
Net sales.............  $ 76,570    $  8,073   $ 84,643   $104,622    $ 19,375   $123,997   $101,113    $ 15,249   $116,362
Income from
  operations..........     9,242         738      9,980      7,326       2,485      9,811     15,865         691     16,556
Net income (loss).....       481         281        762     (3,788)        710     (3,078)     2,976         285      3,261
Total assets..........   113,293      14,126    127,419    141,139      17,302    158,441    151,831      18,384    170,215

     The Company has foreign operations in Canada and Italy. The Company had no foreign operations in 1994.

                                HAWK CORPORATION

M. SUPPLEMENTAL GUARANTOR INFORMATION

     As discussed in Note E, each of the Guarantor Subsidiaries of the Senior Notes has fully and unconditionally guaranteed on a joint and several basis the obligation to pay principal, premium, if any, and interest with respect to the Senior Notes. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of the Company.

     The following supplemental consolidating condensed financial statements present (in thousands):

          1. Consolidating condensed balance sheets as of December 31, 1995, December 31, 1996, and September 30, 1997, consolidating condensed statements of income for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997 and consolidating condensed statements of cash flows for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997.

          2. Hawk Corporation (Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Company's subsidiaries in Canada and Italy acquired in 1995) with their investments in subsidiaries accounted for using the equity method.

          3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

     Management does not believe that separate financial statements of the Guarantor Subsidiaries of the Senior Notes are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented. The Credit Facility contains covenants with respect to the Company and its subsidiaries that, among other things, would prohibit the payment of any dividends to the Company by the subsidiaries of the Company (including the Guarantor Subsidiaries) in the event of a default under the terms of the Credit Facility.

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET

                                                                    DECEMBER 31, 1995
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $    408      $     78         $   285                         $    771
  Accounts receivable, net...........                   11,978           5,329                           17,307
  Inventories, net...................                   16,435           3,670                           20,105
  Deferred income taxes..............                    1,042                                            1,042
  Other current assets...............                      654             535                            1,189
                                        --------      --------         -------        ----------       --------
         Total current assets........        408        30,187           9,819                           40,414
OTHER ASSETS:
  Investment in subsidiaries.........      1,165         4,108                        $   (5,273)
  Inter-company advances, net........     94,978         5,353                          (100,331)
  Property, plant and equipment......                   35,534           3,926                           39,460
  Intangible assets..................      2,846        36,616             359                           39,821
  Other..............................      2,061         5,641              22                            7,724
                                        --------      --------         -------        ----------       --------
         Total other assets..........    101,050        87,252           4,307          (105,604)        87,005
                                        --------      --------         -------        ----------       --------
Total assets.........................   $101,458      $117,439         $14,126        $ (105,604)      $127,419
                                        ========      ========         =======        ==========       ========

           LIABILITIES AND
        SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................                 $  5,693         $ 2,795                         $  8,488
  Accrued compensation...............   $     33         6,572             759                            7,364
  Other accrued expenses.............                    2,793             744                            3,537
  Current portion of long-term
    debt.............................      4,923           125             412                            5,460
                                        --------      --------         -------        ----------       --------
         Total current liabilities...      4,956        15,183           4,710                           24,849
                                        --------      --------         -------        ----------       --------
LONG-TERM LIABILITIES:
  Long-term debt.....................     87,954           457           1,035                           89,446
  Deferred income taxes..............                    2,348                                            2,348
  Other..............................                    1,578             650                            2,228
  Inter-company advances, net........                   98,256           2,075        $ (100,331)
                                        --------      --------         -------        ----------       --------
         Total long-term
           liabilities...............     87,954       102,639           3,760          (100,331)        94,022
                                        --------      --------         -------        ----------       --------
         Total liabilities...........     92,910       117,822           8,470          (100,331)       118,871
                                        --------      --------         -------        ----------       --------
Detachable stock warrants, subject to
  put option.........................      4,600                                                          4,600
Shareholders' equity (deficit).......      3,948          (383)          5,656            (5,273)         3,948
                                        --------      --------         -------        ----------       --------
Total liabilities and shareholders'
  equity.............................   $101,458      $117,439         $14,126        $ (105,604)      $127,419
                                        ========      ========         =======        ==========       ========

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET

                                                                    DECEMBER 31, 1996
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $ 25,187      $      5         $   582                         $ 25,774
  Accounts receivable, net...........        189        10,884           5,710                           16,783
  Inventories, net...................                   16,120           4,744                           20,864
  Deferred income taxes..............      1,390         1,042                                            2,432
  Other current assets...............         67           373             495                              935
                                        --------      --------         -------        ----------       --------
         Total current assets........     26,833        28,424          11,531                           66,788
OTHER ASSETS:
  Investment in subsidiaries.........        775         6,457                        $   (7,232)
  Inter-company advances, net........    108,607        19,543                          (128,150)
  Property, plant and equipment......                   38,394           5,748                           44,142
  Intangible assets..................        504        39,435                                           39,939
  Other..............................      1,838         5,318             416                            7,572
                                        --------      --------         -------        ----------       --------
         Total other assets..........    111,724       109,147           6,164          (135,382)        91,653
                                        --------      --------         -------        ----------       --------
Total assets.........................   $138,557      $137,571         $17,695        $ (135,382)      $158,441
                                        ========      ========         =======        ==========       ========

           LIABILITIES AND
        SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................   $   (157)     $  5,167         $ 3,184                         $  8,194
  Accrued compensation...............        100         5,856             819                            6,775
  Other accrued expenses.............       (719)        2,728             396                            2,405
  Current portion of long-term
    debt.............................                      289             425                              714
                                        --------      --------         -------        ----------       --------
         Total current liabilities...       (776)       14,040           4,824                           18,088
LONG-TERM LIABILITIES:
  Long-term debt.....................    126,375         1,290             804                          128,469
  Deferred income taxes..............      2,729         1,057             304                            4,090
  Other..............................                    1,272             732                            2,004
  Inter-company advances, net........      3,532       120,819           4,574        $ (128,925)
                                        --------      --------         -------        ----------       --------
         Total long-term
           liabilities...............    132,636       124,438           6,414          (128,925)       134,563
                                        --------      --------         -------        ----------       --------
         Total liabilities...........    131,860       138,478          11,238          (128,925)       152,651
Detachable stock warrants, subject to
  put option.........................      4,600                                                          4,600
Shareholders' equity (deficit).......      2,097          (907)          6,457            (6,457)         1,190
                                        --------      --------         -------        ----------       --------
Total liabilities and shareholders'
  equity.............................   $138,557      $137,571         $17,695        $ (135,382)      $158,441
                                        ========      ========         =======        ==========       ========

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET

                                                                   SEPTEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $  3,540      $     40         $    49                         $  3,629
  Accounts receivable, net...........         67        18,703           6,576        $     (384)        24,962
  Inventories, net...................                   17,801           4,766                           22,567
  Deferred income taxes..............        190         1,093                                            1,283
  Other current assets...............        142           614             947                            1,703
                                        --------      --------         -------        ----------       --------
         Total current assets........      3,939        38,251          12,338              (384)        54,144
OTHER ASSETS:
  Investment in subsidiaries.........        790         5,765                            (6,555)
  Inter-company advances, net........    132,535         1,463               9          (134,007)
  Property, plant and equipment......                   46,385           5,578                           51,963
  Intangible assets..................        233        56,336                                           56,569
  Other..............................      1,675         7,180             459            (1,775)         7,539
                                        --------      --------         -------        ----------       --------
         Total other assets..........    135,233       117,129           6,046          (142,337)       116,071
                                        --------      --------         -------        ----------       --------
Total assets.........................   $139,172      $155,380         $18,384        $ (142,721)      $170,215
                                        ========      ========         =======        ==========       ========
           LIABILITIES AND
   SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................                 $  7,982         $ 3,896                         $ 11,878
  Accrued compensation...............   $     64         6,278             864                            7,206
  Other accrued expenses.............     (2,068)        7,242              70        $     (384)         4,860
  Current portion of long-term
    debt.............................                    1,175             420                            1,595
                                        --------      --------         -------        ----------       --------
         Total current liabilities...     (2,004)       22,677           5,250              (384)        25,539
LONG-TERM LIABILITIES:
  Long-term debt.....................    126,862         2,839                                          129,701
  Deferred income taxes..............      4,378           350             337                            5,065
  Other..............................                      484           1,574                            2,058
  Inter-company advances, net........      2,986       127,338           5,458          (135,782)
                                        --------      --------         -------        ----------       --------
         Total long-term
           liabilities...............    134,226       131,011           7,369          (135,782)       136,824
                                        --------      --------         -------        ----------       --------
         Total liabilities...........    132,222       153,688          12,619          (136,166)       162,363
                                        --------      --------         -------        ----------       --------
Detachable stock warrants, subject to
  put option.........................      9,300                                                          9,300
Shareholders' equity (deficit).......     (2,350)        1,692           5,765            (6,555)        (1,448)
                                        --------      --------         -------        ----------       --------
Total liabilities and shareholders'
  equity.............................   $139,172      $155,380         $18,384        $ (142,721)      $170,215
                                        ========      ========         =======        ==========       ========

                                HAWK CORPORATION

             SUPPLEMENTAL CONSOLIDATING CONDENSED INCOME STATEMENT

                                                               YEAR ENDED DECEMBER 31, 1995
                                         ------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                         -------    ------------    -------------    ------------    ------------
Net sales.............................                $ 76,570         $ 8,073                         $ 84,643
Cost of sales.........................                  54,391           6,773                           61,164
                                         -------      --------         -------         --------        --------
Gross profit..........................                  22,179           1,300                           23,479
Expenses:
  Selling, technical and
    administrative expenses...........                  11,013             562                           11,575
  Amortization of intangible assets...                   1,924                                            1,924
                                         -------      --------         -------         --------        --------
Total expenses........................                  12,937             562                           13,499
                                         -------      --------         -------         --------        --------
Income from operations................                   9,242             738                            9,980
Interest (income) expense, net........   $   (95)        7,032             119         $    267           7,323
Income from equity investees..........     1,099           281                           (1,380)
Other (income) expense, net...........                    (127)            264             (267)           (130)
                                         -------      --------         -------         --------        --------
Income before income taxes and
  minority interest...................     1,194         2,618             355           (1,380)          2,787
Income taxes..........................                   1,519              74                            1,593
Minority interest.....................       432                                                            432
                                         -------      --------         -------         --------        --------
Net income............................   $   762      $  1,099         $   281         $ (1,380)       $    762
                                         =======      ========         =======         ========        ========

                                                              YEAR ENDED DECEMBER 31, 1996
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net sales............................                 $104,262         $19,735                         $123,997
Cost of sales........................                   76,232          15,652                           91,884
                                         -------      --------         -------         --------        --------
Gross profit.........................                   28,030           4,083                           32,113
Expenses:
  Selling, technical and
    administrative expenses..........                   13,932           1,536                           15,468
  Amortization of intangible
    assets...........................                    2,744              62                            2,806
  Plant consolidation expense........                    4,028                                            4,028
                                         -------      --------         -------         --------        --------
Total expenses.......................                   20,704           1,598                           22,302
                                         -------      --------         -------         --------        --------
Income from operations...............                    7,326           2,485                            9,811
Interest (income) expense, net.......   $   (540)       10,447             369         $    372          10,648
Income (loss) from equity
  investees..........................     (2,422)          710                            1,712
Other expense, net...................                      155             473             (372)            256
                                         -------      --------         -------         --------        --------
Income (loss) before income taxes and
  extraordinary item.................     (1,882)       (2,566)          1,643            1,712          (1,093)
Income taxes (credit)................                     (144)            933                              789
                                         -------      --------         -------         --------        --------
Income (loss) before extraordinary
  item...............................     (1,882)       (2,422)            710            1,712          (1,882)
Extraordinary item -- write-off of
  deferred financing costs, net of
  income taxes.......................     (1,196)                                                        (1,196)
                                         -------      --------         -------         --------        --------
Net income (loss)....................   $ (3,078)     $ (2,422)        $   710         $  1,712        $ (3,078)
                                         =======      ========         =======         ========        ========

                                HAWK CORPORATION

             SUPPLEMENTAL CONSOLIDATING CONDENSED INCOME STATEMENT

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
                                          ------------------------------------------------------------------------
                                                       COMBINED        COMBINED
                                                      GUARANTOR      NON-GUARANTOR
                                          PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                          -------    ------------    -------------    ------------    ------------
Net sales..............................                $ 79,001         $14,671                         $ 93,672
Cost of sales..........................                  57,902          11,121                           69,023
                                          -------      --------         -------         --------        --------
Gross profit...........................                  21,099           3,550                           24,649
Expenses:
  Selling, technical and administrative
    expenses...........................                  10,498           1,114                           11,612
  Amortization of intangible assets....                   2,408                                            2,408
  Plant consolidation expense..........                   3,749                                            3,749
                                          -------      --------         -------         --------        --------
Total expenses.........................                  16,655           1,114                           17,769
Income from operations.................                   4,444           2,436                            6,880
Interest expense, net..................   $   198         6,588             256         $    279           7,321
Income (loss) from equity investees....    (1,161)          633                              528
Other (income) expense, net............                    (148)            482             (279)             55
                                          -------      --------         -------         --------        --------
Income (loss) before income taxes......    (1,359)       (1,363)          1,698              528            (496)
Income taxes (credit)..................                    (202)          1,065                              863
                                          -------      --------         -------         --------        --------
Net income (loss)......................   $(1,359)     $ (1,161)        $   633         $    528        $ (1,359)
                                          =======      ========         =======         ========        ========

                                                          NINE MONTHS ENDED SEPTEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net sales............................                 $101,113         $15,249                         $116,362
Cost of sales........................                   70,609          12,331                           82,940
                                         -------      --------         -------         --------        --------
Gross profit.........................                   30,504           2,918                           33,422
Expenses:
  Selling, technical and
    administrative expenses..........                   12,053           2,188                           14,241
  Amortization of intangible
    assets...........................   $      8         2,528              39                            2,575
  Plant consolidation expense........                       50                                               50
                                         -------      --------         -------         --------        --------
Total expenses.......................          8        14,631           2,227                           16,866
Income (loss) from operations........         (8)       15,873             691                           16,556
Interest expense, net................        487         9,830             322                           10,639
Income from equity investees.........      3,173           285                         $ (3,458)
Other (income) expense, net..........       (635)          757                                              122
                                         -------      --------         -------         --------        --------
Income before income taxes...........      3,313         5,571             369           (3,458)          5,795
                                         -------      --------         -------         --------        --------
Income taxes.........................         52         2,398              84                            2,534
                                         -------      --------         -------         --------        --------
Net income...........................   $  3,261      $  3,173         $   285         $ (3,458)       $  3,261
                                         =======      ========         =======         ========        ========

                                HAWK CORPORATION

          SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31, 1995
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash and cash equivalents
  provided by operating activities...   $  3,934      $  2,738         $ 1,041                         $  7,713
Cash flows from investing activities:
  Purchase of net assets of Wellman,
    net of cash acquired.............    (61,607)                                                       (61,607)
  Purchase of property, plant and
    equipment........................                   (3,145)           (636)                          (3,781)
  Loans to shareholders..............     (2,000)                                                        (2,000)
                                        --------      --------         -------         --------        --------
Net cash and cash equivalents used in
  investing activities...............    (63,607)       (3,145)           (636)                         (67,388)
Cash flows from financing activities:
  Proceeds from borrowings of long-
    term debt........................    102,000                                                        102,000
  Payments on long-term debt.........    (30,606)                         (120)                         (30,726)
  Net borrowings under revolving
    credit lines.....................     (1,280)                                                        (1,280)
  Purchase of warrants...............     (7,000)                                                        (7,000)
  Deferred financing costs...........     (2,799)                                                        (2,799)
  Payment of preferred stock
    dividend.........................       (326)                                                          (326)
  Other..............................                     (121)                                            (121)
                                        --------      --------         -------         --------        --------
Net cash and cash equivalents
  provided by financing activities...     59,989          (121)           (120)                          59,748
  Net increase (decrease) in cash and
    cash equivalents.................        316          (528)            285                               73
Cash and cash equivalents, at
  beginning of period................         92           606                                              698
                                        --------      --------         -------         --------        --------
Cash and cash equivalents, at end of
  period.............................   $    408      $     78         $   285                         $    771
                                        ========      ========         =======         ========        ========

                                                              YEAR ENDED DECEMBER 31, 1996
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash and cash equivalents and
  cash equivalents provided by (used
  in) operating activities...........   $   (408)     $  4,168         $ 2,106                         $  5,866
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................                   (6,247)         (2,028)                          (8,275)
  Other..............................                      162                                              162
                                        --------      --------         -------         --------        --------
Net cash and cash equivalents used in
  investing activities...............                   (6,085)         (2,028)                          (8,113)
Cash flows from financing activities:
  Proceeds from borrowings of long-
    term debt........................    178,901         1,966             506                          181,373
  Payments on long-term debt.........   (149,314)         (164)           (287)                        (149,765)
  Deferred financing costs...........     (4,678)                                                        (4,678)
  Payment of preferred stock
    dividend.........................       (226)                                                          (226)
  Other..............................                      546                                              546
                                        --------      --------         -------         --------        --------
Net cash and cash equivalents
  provided by financing activities...     24,683         2,348             219                           27,250
  Net increase (decrease) in cash....     24,275           431             297                           25,003
Cash and cash equivalents, at
  beginning of period................        408            78             285                              771
                                        --------      --------         -------         --------        --------
Cash and cash equivalents, at end of
  period.............................   $ 24,683      $    509         $   582                         $ 25,774
                                        ========      ========         =======         ========        ========

                                HAWK CORPORATION

          SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash (used in) provided by
  operating activities...............   $ (4,920)     $  4,640         $ 3,067                         $  2,787
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................                   (6,053)         (1,616)                          (7,669)
  Payments received on shareholder
    notes............................        162                                                            162
                                        --------      --------         -------         --------        --------
Net cash provided by (used in)
  investing activities...............        162        (6,053)         (1,616)                          (7,507)
Cash flows from financing activities:
  Proceeds (payments) from borrowings
    of long-term debt................      5,935           274            (892)                           5,317
  Payment of preferred stock
    dividend.........................       (170)                                                          (170)
  Deferred financing costs...........         55           362                                              417
  Other..............................                      279                                              279
                                        --------      --------         -------         --------        --------
Net cash provided by (used in)
  financing activities...............      5,820           915            (892)                           5,843
                                        --------      --------         -------         --------        --------
Net increase (decrease) in cash and
  cash equivalents...................      1,062          (498)            559                            1,123
Cash and cash equivalents at
  beginning of period................        408            46             317                              771
                                        --------      --------         -------         --------        --------
Cash and cash equivalents at end of
  period.............................   $  1,470      $   (452)        $   876                         $  1,894
                                        ========      ========         =======         ========        ========

                                                          NINE MONTHS ENDED SEPTEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                                     GUARANTOR      NON-GUARANTOR
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash and cash equivalents
  provided by operating activities...   $  6,299      $  3,640         $   257                         $ 10,196
Cash flows from investing activities:
  Purchase of Hutchinson Foundry
    Products Company.................    (10,639)                                                       (10,639)
  Purchase of Sinterloy, Inc.........    (15,449)                                                       (15,449)
  Purchase of property, plant and
    equipment........................                   (4,603)           (195)                          (4,798)
  Payments received on shareholder
    loans............................        163                                                            163
                                        --------      --------         -------         --------        --------
Net cash used in investing
  activities.........................    (25,925)       (4,603)           (195)                         (30,723)

Cash flows from financing activities:
  (Payments) proceeds on long-term
    debt.............................     (1,751)        1,591            (623)                            (783)
  Deferred financing costs...........                     (565)                                            (565)
  Payment of preferred stock
    dividend.........................       (240)                                                          (240)
  Other..............................        (30)          (28)             28                              (30)
                                        --------      --------         -------         --------        --------
Net cash (used in) provided by
  financing activities...............     (2,021)          998            (595)                          (1,618)
                                        --------      --------         -------         --------        --------
Net (decrease) increase in cash and
  cash equivalents...................    (21,647)           35            (533)                         (22,145)
Cash and cash equivalents at
  beginning of period................     25,187             5             582                           25,774
                                        --------      --------         -------         --------        --------
Cash and cash equivalents at end of
  period.............................   $  3,540      $     40         $    49                         $  3,629
                                        ========      ========         =======         ========        ========

                                HAWK CORPORATION

N. INCREASE IN AUTHORIZED SHARES AND STOCK SPLIT



     On                , 1998, the Company amended its Certificate of
Incorporation to increase the authorized shares of Class A and Class B Common Stock to 75,000,000 and 10,000,000, respectively. In addition, on
     , 1998, the board of directors declared a 3.2299-for-one split of the Company's Class A and Class B Common Stock to be effective in the form of a
stock dividend to be distributed on or about                , 1998 to holders of
record on                , 1998. Accordingly all numbers of common shares and
per share data have been restated to reflect the stock split. The par value of the additional shares of common stock to be issued in connection with the stock split will be credited to common stock and a like amount charged to additional paid-in capital in the first quarter of 1998.



O. SUBSEQUENT EVENTS (UNAUDITED)



  INITIAL PUBLIC OFFERING



     On November 13, 1997, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell up to an aggregate of 3.5 million shares of its Class A Common Stock (not including the underwriters' over-allotment option) to the public. In connection with the public offering (the Offering), or as soon as practicable after the closing, the Senior Subordinated Notes, together with accrued and unpaid interest thereon, will be repaid in full, $35.0 million of the Senior Notes, together with accrued and unpaid interest thereon, will be repaid and certain shares of the Company's Series A, Series B and Series C Preferred Stock will be redeemed, together with accrued and unpaid dividends thereon. In connection with the repayment of the Senior Notes, the Company expects to incur non-recurring extraordinary charges of $3.6 million in prepayment penalties and $1.9 million as a result of the write-off of previously capitalized deferred financing costs. The Company also intends to enter into a $35.0 million five year unsecured term loan facility and replace its existing Credit Facility with a new $50.0 million unsecured revolving credit facility.



     The Company will effect the Preferred Stock Redemption by (1) redeeming all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock at their liquidation value, plus accrued and unpaid dividends, and (2) exchanging the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. All shares of Series A, Series B, and Series C Preferred Stock redeemed or exchanged in the Preferred Stock Redemption will be cancelled and permanently retired.



     Dividends on the Series D Preferred Stock will be cumulative and accrue at the rate of 9.8% per annum, payable quarterly. The holders of the Series D Preferred Stock have the right to elect a majority of the members of the board of directors and to vote separately as a class on any proposal to effect a fundamental corporate change that is submitted to the stockholders of the Company for a vote. The voting rights of the shares of the Series D Preferred Stock will terminate upon the occurrence of certain events. The Company may, either (1) with the consent of all holders of the Series D Preferred Stock for as long as they have the voting rights described above, or (2) without the consent of such holders following the termination of such voting rights, redeem all of the outstanding shares of Series D Preferred Stock, provided the Company is not in default in the payment of any dividends on such series of Preferred Stock then outstanding, for $1,000 per share plus all accrued and unpaid dividends to the date of redemption. Each share of Series D Preferred Stock is entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends thereon after payment of all debts and other liabilities of the Company and before any payment or distribution is made on the Common Stock.

                                HAWK CORPORATION

  STOCK OPTION PLAN



     The 1997 Stock Option Plan was adopted in November 1997, and provides for the grant of options to purchase an aggregate of 700,000 shares of the Company's Class A Common Stock. The 1997 Plan provides for the grant to employees of incentive stock options within the meaning of the Internal Revenue Code and for the grant of nonstatutory options to eligible employees and non-employee directors. Incentive stock options may be exercisable for up to ten years at an option price of not less than the fair market value of the Common Stock on the date that the option is granted, or for up to five years at an option price of not less than 110% of the fair market value of the Class A Common Stock on the date the option is granted in the case of an officer or other key employee who owns, at the time the option is granted, more than ten percent of the Class A Common Stock. Nonstatutory stock options may be exercisable for up to ten years at such exercise price and upon such terms and conditions as a committee of the board of directors may determine.



     The 1997 Plan provides that unless otherwise provided in an individual grant, an option will become immediately fully exercisable upon the occurrence of certain transactions, such as the merger or sale of the Company.



     At the closing of the Offering, options to purchase 310,000 shares of Class A Common Stock will be outstanding under the 1997 Plan at an exercise price equal to the public offering price and options to purchase 390,000 shares of Class A Common Stock will remain available for grant.



  RIGHTS AGREEMENT



     On November 13, 1997, the board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record as of January 16, 1998, and with respect to Common Stock issued thereafter until the Distribution Date, as defined in the Rights Agreement, and in certain circumstances, with respect to Common Stock issued after the Distribution Date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock (the "Series E Preferred Shares") at a price of $70 per one one-thousandth of a Series E Preferred Share, subject to adjustment.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Helco, Inc.

     We have audited the accompanying balance sheet of Helco, Inc. as of June 30, 1994, and the related statements of income, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Helco, Inc. at June 30, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
July 26, 1994

                                  HELCO, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1994

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................   $   563,854
  Accounts receivable..........................................................     2,240,231
  Inventories:
     Raw materials.............................................................       246,179
     Work-in-process...........................................................       579,186
     Finished products.........................................................       513,975
                                                                                   ----------
                                                                                    1,339,340
  Prepaid expenses.............................................................        63,935
                                                                                   ----------
Total current assets...........................................................     4,207,360
Property, plant and equipment:
  Land.........................................................................       236,996
  Building.....................................................................     2,052,734
  Manufacturing equipment......................................................     6,161,719
  Office equipment.............................................................       217,709
                                                                                   ----------
                                                                                    8,669,158
  Less accumulated depreciation................................................     5,039,901
                                                                                   ----------
                                                                                    3,629,257
Other assets...................................................................       119,601
                                                                                   ----------
TOTAL ASSETS...................................................................   $ 7,956,218
                                                                                   ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................   $   747,893
  Accrued payroll and payroll taxes............................................       259,402
  Accrued pension expense......................................................       214,986
  Income taxes payable.........................................................       526,118
  Current portion of long-term debt............................................       432,360
                                                                                   ----------
Total current liabilities......................................................     2,180,759
Long-term debt, less current portion...........................................     1,418,339
Deferred income taxes..........................................................       299,539
Shareholder's equity:
  Common stock, no par value; 1,000 shares authorized, 80 shares issued and
     outstanding...............................................................        40,000
  Retained earnings............................................................     4,017,581
                                                                                   ----------
Total shareholder's equity.....................................................     4,057,581
                                                                                   ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.....................................   $ 7,956,218
                                                                                   ==========

See notes to financial statements.

                                  HELCO, INC.

                              STATEMENT OF INCOME

                            YEAR ENDED JUNE 30, 1994

Net sales.....................................................................   $ 13,529,367
Cost of products sold.........................................................      9,865,987
Gross margin..................................................................      3,663,380
Selling, general and administrative expenses..................................      1,247,383
Research and development......................................................        221,270
                                                                                  -----------
                                                                                    2,194,727
Other income (expense):
  Interest expense............................................................       (138,705)
  Interest income.............................................................         11,485
  Miscellaneous income........................................................         64,358
                                                                                  -----------
                                                                                      (62,862)
                                                                                  -----------
Income before income taxes....................................................      2,131,865
Provision for income taxes:
  Current.....................................................................        838,963
  Deferred....................................................................         26,852
                                                                                  -----------
                                                                                      865,815
                                                                                  -----------
NET INCOME....................................................................   $  1,266,050
                                                                                  ===========

See notes to financial statements.

                                  HELCO, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY

                            YEAR ENDED JUNE 30, 1994

                                                        COMMON        RETAINED
                                                         STOCK        EARNINGS         TOTAL
                                                        -------      ----------      ----------
Balance at July 1, 1993..............................   $40,000      $2,751,531      $2,791,531
Net income...........................................                 1,266,050       1,266,050
                                                        -------      ----------      ----------
Balance at June 30, 1994.............................   $40,000      $4,017,581      $4,057,581
                                                        =======      ==========      ==========

See notes to financial statements.

                                  HELCO, INC.

                            STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 30, 1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income...................................................................   $1,266,050
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................................      542,251
     Deferred income taxes.....................................................       26,852
     Changes in operating assets and liabilities:
       Accounts receivable.....................................................     (942,556)
       Inventories and prepaid expenses........................................     (249,734)
       Accounts payable and accrued expenses...................................      752,895
                                                                                  ----------
  Net cash provided by operating activities....................................    1,395,758
CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of property, plant and equipment.................................     (445,645)
                                                                                  ----------
Net cash used in investing activities..........................................     (445,645)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term debt.................................................     (200,000)
  Proceeds from long-term debt.................................................       17,445
  Repayments of long-term debt.................................................     (411,292)
                                                                                  ----------
Net cash used in financing activities..........................................     (593,847)
                                                                                  ----------
NET INCREASE IN CASH...........................................................      356,266
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................................      207,588
                                                                                  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................................   $  563,854
                                                                                  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash payments for interest...................................................   $  141,381
                                                                                  ==========
  Cash payments for income taxes...............................................   $  400,149
                                                                                  ==========

See notes to financial statements.

                                  HELCO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1994

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF THE BUSINESS

     Helco, Inc. (the Company), previously doing business as Helsel, Inc., manufactures, markets and distributes powdered metal parts for its customers located primarily throughout the midwestern United States.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is provided over the estimated service lives of the respective classes of property, plant and equipment assets using accelerated methods. Gains and losses upon disposal or retirement are recorded in current operations.

  PRODUCT RESEARCH AND DEVELOPMENT

     Costs incurred in research, product development and engineering ($221,270) are charged to operations as incurred.

  INCOME TAXES

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to accruals recorded for book purposes that are not deductible for tax purposes until paid and the use of accelerated depreciation methods for property, plant and equipment for income tax purposes.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At June 30, 1994, the carrying value of the Company's financial instruments, which include cash, cash equivalents and long-term debt, approximate their fair value. All of the Company's long-term debt bears interest at variable rates. See Note B.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

                                  HELCO, INC.

B.  LONG-TERM DEBT

     Long-term debt at June 30, 1994 was as follows:

      Variable rate (currently 8.25%) equipment purchase obligation due
        in monthly installments of $14,000, including interest...........   $  509,068
      Variable rate (currently 7.25%) equipment purchase obligation, due
        in monthly installments of $16,000, including interest...........      182,194
      Variable rate (currently 8.0%) equipment purchase obligation, due
        in monthly installments of 43,550, including interest............       95,862
      Variable rate (currently 6.5%) mortgage note payable in monthly
        installments of $9,300, including interest.......................      902,019
      Variable rate (currently 8.0%) equipment purchase obligation, due
        in monthly installments of $3,000 including interest.............      145,292
      Other..............................................................       16,264
                                                                            ----------
                                                                             1,850,699
      Less payments due within one year..................................      432,360
                                                                            ----------
      TOTAL LONG-TERM DEBT...............................................   $1,418,339
                                                                            ==========

     The above debt is secured by the Company's inventories, accounts receivable and equipment.

     The following is a schedule by years of maturity requirements on long-term debt as of June 30, 1994:

      1995...............................................................   $  432,360
      1996...............................................................      270,324
      1997...............................................................      269,987
      1998...............................................................      184,000
      1999...............................................................      105,521
      Later years........................................................      588,507
                                                                            ----------
      TOTAL DEBT.........................................................   $1,850,699
                                                                            ==========

C.  EMPLOYEE BENEFITS

     The Company has a qualified defined contribution pension plan covering substantially all of its employees. Contributions are based on a percent of the individual employee's earnings. Expenses associated with the plan totaled $214,986 during the year ended June 30, 1994.

     The Company also sponsors an employees' savings and retirement plan in which certain of its employees are eligible to participate. Participants may elect to contribute a portion of their compensation to the plan. The Company is required to contribute 50% of the participant's contribution, not to exceed 2% of the participant's earnings. Expenses associated with the plan totaled $29,967 during the year ended June 30, 1994.

                                  HELCO, INC.

D.  INCOME TAXES

     Income taxes set forth in the statement of income are as follows:

      Current:
        Federal............................................................   $670,212
        State..............................................................    168,751
                                                                              --------
                                                                               838,963
      Deferred.............................................................     26,852
                                                                              --------
                                                                              $865,815
                                                                              ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     The provision for income taxes differ from the amounts computed by applying the federal statutory rate as follows:

      Income tax at federal statutory rate.....................................   34.0%
      State and local tax, net.................................................    5.2
      Other, net...............................................................    1.4
                                                                                  ----
                                                                                  40.6%
                                                                                  ====

E.  SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISKS

     During the year ended June 30, 1994, the Company had sales approximating $9,068,879 to four customers. At June 30, 1994 amounts due from these customers included in accounts receivable was $1,458,672.

F.  SUBSEQUENT EVENT

     Effective July 1, 1994, substantially all of the net assets of the Company were sold to a group of outside investors.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
S.K. Wellman Limited, Inc.

     We have audited the consolidated balance sheets of S.K. Wellman Limited, Inc. and subsidiaries (a wholly-owned subsidiary of MLX Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for the years then ended. We have also audited the statements of operations and cash flows of S.K. Wellman Limited, Inc. and subsidiaries for the six months ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of S.K. Wellman Limited, Inc. and subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
September 26, 1996

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                          1994         1993
                                                                         -------      -------
ASSETS
Current assets:
  Cash................................................................   $   290      $   446
  Accounts receivable.................................................     8,357        9,638
  Inventories:
     Raw materials and work-in-process................................     6,151        7,328
     Finished products................................................     2,298        2,353
                                                                         -------      -------
                                                                           8,449        9,681
  Prepaid expenses and other current assets...........................       585          957
  Deferred income taxes...............................................       825          618
                                                                         -------      -------
Total current assets..................................................    18,506       21,340
Property, plant and equipment:
  Land and improvements...............................................     1,179        1,239
  Buildings and improvements..........................................     6,908        7,376
  Machinery and equipment.............................................    15,686       17,581
  Construction in progress............................................       533        1,178
                                                                         -------      -------
                                                                          24,306       27,374
  Less accumulated depreciation and amortization......................    12,250       14,012
                                                                         -------      -------
                                                                          12,056       13,362
Other assets:
  Receivable from MLX Corp............................................     1,467        2,151
  Intangible assets, less accumulated amortization of $3,060 in 1993
     and $3,558 in 1994...............................................     2,370        1,925
  Other...............................................................       536          510
                                                                         -------      -------
TOTAL ASSETS..........................................................   $34,935      $39,288
                                                                         =======      =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable....................................................   $ 3,356      $ 4,615
  Accrued compensation and benefits...................................     2,214        2,764
  Accrued taxes.......................................................       403          769
  Other accrued liabilities and expenses..............................     1,481        1,552
  Current portion of long-term debt...................................        53           61
                                                                         -------      -------
Total current liabilities.............................................     7,507        9,761
Long-term liabilities:
  Debt................................................................    12,390       10,997
  Deferred income taxes...............................................       224          181
  Other...............................................................     2,261        2,893
                                                                         -------      -------
Total long-term liabilities...........................................    14,875       14,071
Shareholder's equity:
  Preferred stock, $100 par value -- authorized 20,000 shares; none outstanding
  Common stock, $1 par value -- authorized and outstanding 250,000
     shares...........................................................       250          250
  Retained earnings...................................................    14,044       16,838
  Other equity adjustments............................................    (1,536)      (1,427)
  Cost of 3,750 shares of common stock held for retirement............      (205)        (205)
                                                                         -------      -------
Total shareholder's equity............................................    12,553       15,456
                                                                         -------      -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY............................   $34,935      $39,288
                                                                         =======      =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                YEARS ENDED           SIX MONTHS
                                                                DECEMBER 31,            ENDED
                                                            --------------------       JUNE 30,
                                                             1993         1994           1995
                                                            -------      -------      ----------
Net sales................................................   $57,036      $60,858       $ 34,916
Costs and expenses:
  Cost of products sold..................................    43,174       46,365         26,617
  Selling, general and administrative expenses...........     6,196        6,772          3,085
  MLX Corp. management fee...............................       950        1,200            600
  Amortization of intangibles............................       175          175             87
                                                            -------      -------       --------
                                                             50,495       54,512         30,389
                                                            -------      -------       --------
Operating earnings.......................................     6,541        6,346          4,527
Interest expense.........................................    (1,746)      (1,369)          (660)
Intercompany interest income.............................       151          185            109
Other (expense) income...................................      (122)         115             (6)
                                                            -------      -------       --------
Earnings before income taxes.............................     4,824        5,277          3,970
Provision for income taxes:
  Federal income taxes...................................     1,422        1,489          1,016
  Foreign, state and local income taxes..................       533          994            680
                                                            -------      -------       --------
                                                              1,955        2,483          1,696
                                                            -------      -------       --------
NET EARNINGS.............................................   $ 2,869      $ 2,794       $  2,274
                                                            =======      =======       ========

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                    COMMON
                                                                                    STOCK             TOTAL
                                      COMMON      RETAINED      OTHER EQUITY       HELD FOR       SHAREHOLDER'S
                                      STOCK       EARNINGS      ADJUSTMENTS       RETIREMENT         EQUITY
                                      ------      --------      ------------      ----------      -------------
Balances at January 1, 1993........    $250       $14,552         $ (1,026)         $ (205)          $13,571
Net earnings.......................                 2,869                                              2,869
Dividend to MLX Corp...............                (3,377)                                            (3,377)
Foreign currency translation
  adjustment.......................                                   (445)                             (445)
Pension adjustment.................                                    (65)                              (65)
                                       ----       -------         --------          ------           -------
Balances at December 31, 1993......     250        14,044           (1,536)           (205)           12,553
Net earnings.......................                 2,794                                              2,794
Foreign currency translation
  adjustment.......................                                    109                               109
                                       ----       -------         --------          ------           -------
Balances at December 31, 1994......    $250       $16,838         $ (1,427)         $ (205)          $15,456
                                       ====       =======         ========          ======           =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                             YEARS ENDED DECEMBER      SIX MONTHS
                                                                     31,                 ENDED
                                                             --------------------       JUNE 30,
                                                              1993         1994           1995
                                                             -------      -------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings..............................................   $ 2,869      $ 2,794       $  2,274
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization...........................     2,501        2,269          1,099
  Changes in operating assets and liabilities:
     Accounts receivable..................................       (84)      (1,281)          (907)
     Inventories and prepaid expenses.....................      (507)      (1,604)          (891)
     Accounts payable and accrued expenses................     1,486        2,116            143
     Deferred income taxes................................      (449)         191
     Other................................................    (1,152)         124            301
                                                             -------      -------       --------
Net cash provided by operating activities.................     4,664        4,609          2,019
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment................    (1,820)      (2,983)        (1,334)
Collection of intercompany advances and interest..........     1,731        1,140            372
Advances to MLX Corp......................................    (1,247)      (1,824)
                                                             -------      -------       --------
Net cash used in investing activities.....................    (1,336)      (3,667)          (962)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt..............................    10,740          365
Repayments of long-term debt..............................    (8,132)      (1,750)        (1,759)
Changes in capital lease obligations......................                    599            256
Dividends paid to MLX Corp................................    (5,900)
                                                             -------      -------       --------
Net cash used in financing activities.....................    (3,292)        (786)        (1,503)
                                                             -------      -------       --------
Net increase (decrease) in cash...........................        36          156           (446)
Cash at beginning of period...............................       254          290            446
                                                             -------      -------       --------
CASH AT END OF PERIOD.....................................   $   290      $   446       $      0
                                                             =======      =======       ========

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                     AND THE SIX MONTHS ENDED JUNE 30, 1995

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF THE BUSINESS

     S.K. Wellman Limited, Inc. (S.K. Wellman or the Company), is a wholly-owned subsidiary of MLX Corp. (MLX). The Company designs and manufactures proprietary high-energy friction material and related products for original equipment and aftermarket applications in the aircraft industry and for heavy equipment brakes, transmissions and clutches. The Company serves many large manufacturing companies around the world through subsidiary manufacturing and sales offices located in Brook Park, Ohio; LaVergne, Tennessee; Solon, Ohio; Concord, Ontario; Orzinuovi, Italy; and an affiliation with Tokai Carbon Co., Limited in Tokyo, Japan.

     On June 30, 1995, substantially all of the net assets of the Company were acquired, for cash, by Hawk Corporation for a purchase price of approximately $62 million. The acquisition was accounted for as a purchase. The operating results of the Company have been included in Hawk Corporation's consolidated financial statements since the date of acquisition.

  PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of S.K. Wellman and its wholly-owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

  INVENTORIES

     Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets.

  INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over the weighted average lives indicated in the following table. The components of intangible assets are as follows:

                                                        1993          1994          LIFE
                                                       -------      --------      --------
                                                          (IN THOUSANDS)
        Excess of cost of acquired businesses over
          the fair value of the net assets
          acquired..................................   $ 1,699      $  1,699      10 years
        Deferred financing costs....................       907           953      11 years
        Proprietary formulations and patents........     1,806         1,806      10 years
        Pension costs...............................     1,018         1,025      15 years
                                                       -------      --------
                                                         5,430         5,483
        Accumulated amortization....................    (3,060)       (3,558)
                                                       -------      --------
                                                       $ 2,370      $  1,925
                                                       =======      ========

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

  PRODUCT RESEARCH AND DEVELOPMENT

     Costs incurred in research, product development and engineering ($3.4 million in 1993 and 1994 and $1.9 million for the six months ended June 30,
1995) are charged to operations as incurred. The Company recorded the research and product development portion of this expense ($1.7 million in 1993, $1.4 million in 1994 and $.7 million for the six months ended June 30, 1995) as selling, general and administrative expense in the Consolidated Statements of Operations.

  FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates with the resulting cumulative translation adjustment reflected as an Other Equity Adjustment in shareholder's equity. Exchange adjustments resulting from certain transactions, included in other (expense) income in the accompanying Consolidated Statements of Operations were a $255,000 loss in 1993, $95,000 income in 1994 and $10,000 income for the six months ended June 30, 1995.

  INCOME TAXES

     In accordance with a tax sharing agreement between MLX and the Company, MLX charges the Company for federal income taxes computed as if the Company was not part of the consolidated federal income tax return. In addition, the Company records provisions for foreign, state and local income taxes.

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to accruals recorded for book purposes that are not deductible for tax purposes until paid and the use of accelerated depreciation methods for property, plant and equipment for income tax purposes.

  RECLASSIFICATION

     Certain reclassifications have been made in the 1993 financial statements to conform with the 1994 and 1995 presentation.

B.  RELATIONSHIP WITH MLX CORP.

     The Company has a Management Services Agreement with MLX under which MLX provides certain senior management and financial services to the Company for a fee.

     The Company advanced $4 million in cash to MLX in 1990 and made additional advances totaling $1.2 million in 1993 and $1.8 million in 1994. The Company charges MLX interest on these advances at a rate which is equal to the rate which the Company pays on its senior credit facility. The intercompany balance is adjusted quarterly for charges by MLX for federal income taxes on the Company's taxable income.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

C.  LONG-TERM DEBT

     The components of long-term debt are as follows:

                                                                    1994         1993
                                                                   -------      -------
                                                                      (IN THOUSANDS)
        Senior credit facility:
          Revolving credit facility.............................   $ 2,345      $ 1,981
          Real estate term facility.............................     6,450        8,399
          Mezzanine component...................................     1,350          550
          Equipment term note...................................       420
        Subordinated note.......................................     1,703
        Note payable to bank....................................       175          128
                                                                    12,443       11,058
        Less current portion....................................        53           61
                                                                   -------      -------
                                                                   $12,390      $10,997
                                                                   =======      =======

     The Company has available a $19.7 million credit facility (the senior credit facility). During 1994, the loan and security agreement was amended to extend the expiration of the facility through January 1998 and to consolidate the real estate term facility, the original equipment term note and the proceeds used to repay the seller note into the consolidated term loan.

     The senior credit facility provides for four borrowing components with varying rates and repayment obligations. Included in the senior credit facility is a secured revolving credit component with a maximum borrowing limit of $7.2 million which expires in January 1998. This revolving loan bears interest at prime rate plus 1.25% (9.75%) at December 31, 1994 compared to prime rate plus 2.0% (8%) at December 31, 1993. The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.

     The senior credit facility also includes a secured consolidated term loan component with an initial balance of $8.5 million. This loan requires monthly amortization of $101,000 with any remaining unpaid balance payable in January 1998. The loan bears an initial interest rate of prime plus 2% dropping to prime plus 1.75% after certain conditions are met.

     These components of the senior credit facility are secured by a lien on substantially all the North American assets of the Company and a pledge of the common stock of its Italian subsidiary. The agreements require the Company to, among other things, maintain specified levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX at December 31, 1994.

     An additional component of the senior credit facility is a $2 million, unsecured, 30-month mezzanine term facility expiring in July 1995 with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility may be prepaid, under certain circumstances, with no penalty.

     The senior credit facility also has available a line of credit intended to fund capital expenditures up to a maximum of $2 million. This note bears interest at prime rate plus 1.75% and requires equal monthly amortization payments based on a five year term with any remaining unpaid balance payable in January 1997. Advances are made at the Company's request and may occur at any time until January 1997. At December 31, 1994 no amounts were outstanding under the arrangement.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The note payable to bank was used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured, and is due in varying quarterly installments through December 1996.

     The Company intends to finance current maturities of long-term borrowings, except the Italian note payable to bank, through availability under the revolving credit facility.

     Aggregate maturities and other reductions of debt are: 1995 -- $61,000; 1996 -- $1.3 million; 1997 -- $1.2 million and 1998 -- $8.5 million.

     Interest paid was $1.4 million in 1993, $1.2 million in 1994 and $.6 million for the six months ended June 30, 1995.

D.  EMPLOYEE BENEFITS

     The Company sponsors a defined contribution pension plan which covers a majority of its U.S. employees. The plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses related to this plan were $470,000, $516,000 and $285,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively.

     The Company and certain of its subsidiaries sponsor two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan is based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments.

     A summary of the components of net periodic pension costs for the plans is as follows:

                                                                        1994        1993
                                                                       ------      ------
                                                                         (IN THOUSANDS)
      Service cost..................................................   $  105      $  125
      Interest cost.................................................      259         160
      Actual return on plan assets..................................     (281)         71
      Net amortization and deferral.................................       88        (227)
                                                                       ------      ------
                                                                       $  171      $  129
                                                                       ======      ======
      Assumptions used were:
        Weighted average discount rate..............................     7.44%       8.38%
        Rate of increase in compensation levels.....................     6.00%       5.00%
        Weighted average expected long-term rate of return on
           assets...................................................     8.63%       8.63%

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The following table presents the funded status and amounts recognized in the consolidated financial statements at December 31, 1993 and 1994, related to the defined benefit plans (in thousands):

                                          DECEMBER 31, 1993                   DECEMBER 31, 1994
                                     ----------------------------        ----------------------------
                                       ASSETS         ACCUMULATED          ASSETS         ACCUMULATED
                                       EXCEED          BENEFITS            EXCEED          BENEFITS
                                     ACCUMULATED        EXCEED           ACCUMULATED        EXCEED
                                      BENEFITS          ASSETS            BENEFITS          ASSETS
                                     -----------      -----------        -----------      -----------
ACTUARIAL PRESENT VALUE OF BENEFIT
  OBLIGATIONS
Vested benefit obligations........     $  (423)         $(1,407)            $(372)          $(1,558)
                                       =======          =======             =====           =======
Accumulated benefit obligations...     $  (434)         $(1,613)            $(381)          $(1,772)
                                       =======          =======             =====           =======
Projected benefit obligations.....     $  (537)         $(1,613)            $(495)          $(1,772)
Plan assets at fair value.........       1,012              984               891             1,038
                                       -------          -------             -----           -------
Projected benefit obligations less
  than (in excess of) plan
  assets..........................         475             (629)              396              (734)
Unrecognized net loss.............          93               86                                 149
Prior service cost not yet
  recognized in net periodic
  pension cost....................                          200               170               349
Unrecognized net obligation
  (asset) at January 1............        (284)             214              (246)               76
Adjustment required to recognize
  minimum liability...............                         (500)                               (574)
                                       -------          -------             -----           -------
PREPAID (ACCRUED) PENSION COST AT
  DECEMBER 31.....................     $   284          $  (629)            $ 320           $  (734)
                                       =======          =======             =====           =======

     The Company provides a fixed noncontributory benefit toward postretirement health care for certain of its U.S. retired union employees. Projected future costs of providing postretirement health care benefits are recognized as expense as employees render service. In 1993, the Company recognized a transition obligation amounting to approximately $540,000, for prior service costs as of January 1, 1993. This transition obligation is being amortized into general and administrative expenses over 20 years. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%. Postretirement benefit costs amounted to $62,000, $50,000 and $13,500 in 1993, 1994 and the six months ended June 30, 1995, respectively.

E.  LEASES

     The Company has lease commitments for buildings and equipment. Future minimum annual rentals are: 1995 -- $211,000, 1996 -- $188,000, 1997 -- $158,000
1998 -- $115,000, 1999 -- $47,000, thereafter -- $135,000. Amount representing interest is $211,000.

     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense was $312,000, $367,000 and $162,000, in 1993, 1994 and the six months ended June 30, 1995, respectively. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1994 are as follows: 1995 -- $259,000; 1996 -- $128,000; 1997 -- $76,000; 1998 -- $11,000 and 1999 -- $9,000.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

F.  INCOME TAXES

     The results of the Company's operations are included in the consolidated federal income tax returns of MLX Corp. Income taxes set forth in the Consolidated Statements of Operations are as follows (in thousands):

                                                           YEARS ENDED          SIX MONTHS
                                                           DECEMBER 31,           ENDED
                                                        ------------------       JUNE 30,
                                                         1993        1994          1995
                                                        ------      ------      ----------
        Federal:
          Current....................................   $1,810      $1,298        $1,016
          Deferred...................................     (388)        191             0
                                                        ------      ------        ------
                                                         1,422       1,489         1,016
                                                           219         699           424
        Foreign,
        State and local:
          Current....................................      375         295           256
          Deferred...................................      (61)
                                                        ------      ------        ------
                                                           314         295           256
                                                        ------      ------        ------
                                                        $1,955      $2,483        $1,696
                                                        ======      ======        ======

     The provision for income taxes differ from the amounts computed by applying the federal statutory rate as follows:

                                                              YEARS ENDED        SIX MONTHS
                                                              DECEMBER 31,         ENDED
                                                             --------------       JUNE 30,
                                                             1993      1994         1995
                                                             ----      ----      ----------
        Income tax at federal statutory rate..............   34.0%     34.0%        34.0%
        State and local tax, net..........................    4.3       3.7          4.3
        Nondeductible goodwill amortization and other.....    0.6       0.9          0.7
        Foreign tax rate differential.....................    3.5       6.1          3.8
        Other, net........................................   (1.9)      2.4          0.0
                                                             ----      ----         ----
                                                             40.5%     47.1%        42.8%
                                                             ====      ====         ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES purposes. Significant components of the Company's net deferred tax assets as of December 31, 1993 and 1994 are as follows (in thousands):

                                                                       1993       1994
                                                                       -----      -----
        Deferred tax assets:
          Accrued vacation..........................................   $ 321      $ 181
          Inventory obsolescence....................................     193         93
          Accrued pension...........................................     138          8
          Other reserves............................................     173        336
                                                                       -----      -----
        Total deferred tax assets...................................     825        618
        Deferred tax liabilities:
          Tax over book depreciation................................    (193)      (201)
          Other.....................................................     (31)        20
                                                                       -----      -----
        Total deferred tax liabilities..............................    (224)      (181)
                                                                       -----      -----
        Net deferred tax assets.....................................   $ 601      $ 437
                                                                       =====      =====

     Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1994. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.

     The Company paid foreign, state and local income taxes amounting to $504,000 and $628,000 in 1993 and 1994, respectively.

G.  OTHER MATTERS

     Sales of foreign operations were $10.1 million, $11.8 million and $7.6 million in 1993, 1994 and for the six months ended June 30, 1995, respectively, with operating earnings of $.9 million, $1.6 million and $1.2 million in 1993, 1994 and six months ended June 30, 1995, respectively, and net loss of $16,000, net income of $514,000 and net income of $385,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively. Identifiable assets of foreign operations were $9.4 million and $10.8 million at December 31, 1993 and 1994, respectively.

     The percentage of net sales to major customers was as follows:

                                                                YEARS ENDED      SIX MONTHS
                                                                DECEMBER 31,       ENDED
                                                               --------------     JUNE 30,
                                                               1993      1994       1995
                                                               ----      ----    ----------
        Customer A..........................................    16%       15%        17%
        Customer B..........................................     9%        9%        13%
        Customer C..........................................    14%       16%        12%

     The Company provides credit, in the normal course of its business, to original equipment and after-market companies in the aircraft and heavy equipment industries. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Houghton Acquisition Corporation d/b/a
Hutchinson Foundry Products Company:

     We have audited the accompanying balance sheets of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company (the "Company") as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
February 5, 1997

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                       1996            1995
                                                                    ----------      ----------
ASSETS
Current assets:
  Cash and cash equivalents......................................   $  289,620      $   21,945
  Accounts receivable, net of estimated allowance for doubtful accounts of $-0- and $90,500 in 1996 and 1995,
     respectively................................................    1,378,577       1,007,205
  Inventories....................................................      444,751         226,150
  Prepaid expenses and other assets..............................      142,650          35,608
  Refundable income taxes........................................      141,259
  Deferred income taxes..........................................       51,000         124,000
                                                                    ----------      ----------
       Total current assets......................................    2,447,857       1,414,908
                                                                    ----------      ----------
Property, plant and equipment....................................    3,957,584       3,248,921
Less accumulated depreciation....................................    1,140,904         827,744
                                                                    ----------      ----------
                                                                     2,816,680       2,421,177
                                                                    ----------      ----------
Other assets:
  Prepaid pension cost...........................................      175,789         177,373
  Debt financing costs, net of accumulated amortization of
     $196,238 in 1995............................................                       10,586
  Noncompete agreement, net of accumulated amortization of
     $400,000 and $300,000 in 1996 and 1995, respectively........      100,000         200,000
  Goodwill, net of accumulated amortization of $104,933 and
     $78,699 in 1996 and 1995, respectively......................      789,314         815,548
  Other intangible assets, net of accumulated amortization of
     $57,512 and $45,484 in 1996 and 1995, respectively..........       16,727          28,755
                                                                    ----------      ----------
       Total other assets........................................    1,081,830       1,232,262
                                                                    ----------      ----------
       Total assets..............................................   $6,346,367      $5,068,347
                                                                    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings on revolving line of credit.........................                   $  131,950
  Current portion of long-term debt..............................   $  100,000         100,000
  Current portion of capital lease obligations...................       79,584
  Accounts payable...............................................      518,940         223,227
  Accrued expenses...............................................      249,915         345,771
  Income taxes payable...........................................                       52,000
  Preferred stock dividends payable..............................                       38,389
                                                                    ----------      ----------
       Total current liabilities.................................      948,439         891,337
Long-term debt, net of current portion...........................       25,000         375,000
Capital lease obligations, net of current portion................      545,157
Deferred income taxes............................................      350,000         308,000
Cumulative redeemable preferred stock............................    1,434,000       1,360,000
Common stock purchase warrants subject to put option.............    3,283,524       2,269,470
Stockholders' equity (deficit)...................................     (239,753)       (135,460)
                                                                    ----------      ----------
       Total liabilities and stockholders' equity (deficit)......   $6,346,367      $5,068,347
                                                                    ==========      ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                           1996          1995            1994
                                                        ----------    ----------      ----------
Net sales............................................   $8,621,385    $8,133,452      $8,687,853
Cost of goods sold...................................    5,776,692     5,417,039       5,860,256
                                                        ----------    ----------      ----------
  Gross profit.......................................    2,844,693     2,716,413       2,827,597
Selling, general and administrative expenses.........      793,944       868,470         876,046
Amortization expense.................................      148,848       493,160         689,260
                                                        ----------    ----------      ----------
  Income from operations.............................    1,901,901     1,354,783       1,262,291
                                                        ----------    ----------      ----------
Other income (expense):
  Interest expense...................................      (23,530)     (145,061)       (254,775)
  Other, net.........................................       20,390         7,150           8,975
                                                        ----------    ----------      ----------
                                                            (3,140)     (137,911)       (245,800)
                                                        ----------    ----------      ----------
  Income before provision for income taxes...........    1,898,761     1,216,872       1,016,491
Provision for income taxes...........................      791,000       486,000         419,400
                                                        ----------    ----------      ----------
Net income...........................................   $1,107,761    $  730,872      $  597,091
                                                        ==========    ==========      ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           RETAINED
                                                           ADDITIONAL      EARNINGS
                                                 COMMON     PAID-IN      (ACCUMULATED
                                                 STOCK      CAPITAL        DEFICIT)         TOTAL
                                                 ------    ----------    ------------    -----------
Balance, January 1, 1994......................   $5,000     $ 495,000    $     42,044    $   542,044
Net income....................................                                597,091        597,091
Dividends on preferred stock..................                               (123,997)      (123,997)
Accretion on preferred stock and stock
  warrants....................................                               (954,412)      (954,412)
                                                 -------    ---------    ------------    -----------
Balance, December 31, 1994....................   5,000        495,000        (439,274)        60,726
Net income....................................                                730,872        730,872
Dividends on preferred stock..................                               (124,000)      (124,000)
Accretion on preferred stock and stock
  warrants....................................                               (803,058)      (803,058)
                                                 -------    ---------    ------------    -----------
Balance, December 31, 1995....................   5,000        495,000        (635,460)      (135,460)
Net income....................................                              1,107,761      1,107,761
Dividends on preferred stock..................                               (124,000)      (124,000)
Accretion on preferred stock and stock
  warrants....................................                             (1,088,054)    (1,088,054)
                                                 -------    ---------    ------------    -----------
Balance, December 31, 1996....................   $5,000     $ 495,000    $   (739,753)   $  (239,753)
                                                 =======    =========    ============    ===========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                            1996           1995           1994
                                                         -----------    -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $ 1,107,761    $   730,872    $  597,091
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.....................................       313,160        289,064       282,642
     Amortization.....................................       148,848        493,160       689,260
     Deferred income taxes............................       115,000         14,000       107,000
     Loss on disposals of equipment...................                       10,918
  Changes in Assets and Liabilities:
     Accounts receivable..............................      (371,372)        53,736        91,486
     Inventories......................................      (218,601)        80,534       (27,470)
     Prepaid expenses and other assets................      (107,042)        (9,313)      (15,511)
     Prepaid pension cost.............................         1,584        (28,714)      (17,061)
     Accounts payable.................................       295,713        (76,871)       24,219
     Accrued expenses.................................       (95,856)       (51,105)       43,954
     Income taxes refundable/payable..................      (193,259)        30,825        14,175
                                                         -----------    -----------    ----------
  Net cash provided by operating activities...........       995,936      1,537,106     1,789,785
                                                         -----------    -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..........       (58,035)       (57,119)      (93,278)
  Proceeds from disposals of equipment................                       32,000        42,500
                                                         -----------    -----------    ----------
  Net cash used in investing activities...............       (58,035)       (25,119)      (50,778)
                                                         -----------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt........................      (350,000)    (2,134,150)   (1,350,044)
  Repayments of capital lease obligations.............       (25,887)
  Borrowings under revolving line of credit...........     1,328,895        461,644       327,843
  Repayments under revolving line of credit...........    (1,460,845)      (329,694)     (327,843)
  Dividends paid on preferred stock...................      (162,389)      (124,000)     (123,318)
                                                         -----------    -----------    ----------
  Net cash used in financing activities...............      (670,226)    (2,126,200)   (1,473,362)
                                                         -----------    -----------    ----------
  Net increase (decrease) in cash and cash
     equivalents......................................       267,675       (614,213)      265,645
Cash and cash equivalents, beginning of year..........        21,945        636,158       370,513
                                                         -----------    -----------    ----------
Cash and cash equivalents, end of year................   $   289,620    $    21,945    $  636,158
                                                         ===========    ===========    ==========
SUPPLEMENTAL DISCLOSURES:
  Income taxes paid...................................   $   869,000    $   451,000    $  298,000
                                                         ===========    ===========    ==========
  Interest paid.......................................   $    24,000    $   170,000    $  236,000
                                                         ===========    ===========    ==========
NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital lease agreements.....   $   650,628
                                                         ===========
Dividends declared but not paid as of December 31.....                  $    38,389    $   38,389
                                                                        ===========    ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1.  DESCRIPTION OF BUSINESS:

     Effective December 31, 1992, Houghton Acquisition Corporation (the "Company") purchased substantially all of the assets of Hutchinson Foundry Products Company. The Company's principal business is the production and sale of rotors for use in subfractional horsepower motors and, to a lesser extent, the machining and sale of aluminum extrusions and castings, principally fan spacers used by engine manufacturers and gas nozzles used in gasoline pumping units. The Company sells its products primarily in the Midwest region of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash, bank deposits and highly liquid investments purchased with original maturities of three months or less.

     B. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method.

     C. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment acquired in conjunction with the Acquisition (see Note 1) were recorded at their estimated fair value at the acquisition date based on independent appraisals obtained near the acquisition date. Property, plant and equipment purchased subsequent to the acquisition are recorded at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets which are as follows:

             Land improvements............................................   15 years
             Buildings....................................................   20 years
             Machinery and equipment......................................   10 years
             Vehicles and computers.......................................   3-5 years

       Upon retirement or replacement, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments which extend the useful lives of the assets are capitalized.

     D. DEBT FINANCING COSTS: Costs incurred in connection with obtaining and securing the bank loan agreement have been capitalized and are being amortized over the period of the related borrowings. Amortization expense for 1996, 1995 and 1994 was $10,586, $68,948 and $68,957,
        respectively.

     E. NONCOMPETE AGREEMENT: In connection with the acquisition (see Note 1), the Company entered into a noncompete agreement with the seller valued at $500,000. Under this noncompete agreement, the seller has agreed not to compete with the Company through December 31, 1997.

        The value of the noncompete agreement is being amortized over the term of the agreement using the straight-line method. Amortization expense was $100,000 for 1996, 1995 and 1994.

     F. GOODWILL: The excess of the purchase price of the Company over the fair value of the tangible and identifiable intangible net assets acquired (see Note 1) has been allocated to goodwill. Goodwill is being amortized on a straight-line basis over a period of forty years. Amortization expense was $26,234 for 1996, 1995 and 1994.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

        At each balance sheet date, management assesses whether there has been a permanent impairment of the value of goodwill. The factors considered by management in performing this assessment include current operating results, trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. Management has concluded that no impairment of the value of goodwill has occurred as of any of the balance sheet dates presented.

     G. OTHER INTANGIBLE ASSETS: Other intangible assets at December 31, 1996 consist of organization costs which are being amortized over five years. Amortization expense related to these costs amounted to $12,028 for 1996.

        Prior to 1996, other intangible assets also included a sales agreement and a union employment agreement, the values of which were based on independent appraisals at the date of acquisition (see Note 1). These intangible assets were amortized on a straight-line basis over the terms of the respective agreements and became fully amortized during 1995. Amortization expense related to other intangible assets amounted to $297,978 and $494,069 in 1995 and 1994, respectively.

     H. INCOME TAXES: Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates as of the balance sheet date which are expected to be applied to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     I. PREFERRED STOCK AND STOCK WARRANTS: The proceeds received related to the preferred stock and stock warrants have been allocated to the respective instruments based upon their estimated fair values as of March 10, 1993, the effective date of the related Securities Purchase Agreement. The preferred stock is being accreted to its redemption value as of March 10, 1998 using the interest method. The stock warrants are being accreted on a straight-line basis to their estimated value as of their earliest put date, March 10, 1998, using a formula based on a multiple of earnings adjusted for certain items as defined in the Securities Purchase Agreement. Accretion is effected via corresponding decreases to the Company's retained earnings and constitutes noncash transactions for purposes of the accompanying statements of cash flows.

     J. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK:

     The Company has entered into an agreement with one of its largest customers which entitles the Company to be this customer's exclusive supplier of die cast rotors, under certain terms and conditions. The current agreement extends through August 31, 1998.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The following is a summary of sales and uncollateralized accounts receivable by year and as of December 31, respectively, to individual customers in amounts that exceeded ten percent of total Company net sales and accounts receivable, respectively:

                                                       NUMBER OF
                                                       CUSTOMERS        COMBINED      PERCENT OF
                                                         WITH           SALES TO        TOTAL
                                                      SIGNIFICANT     SIGNIFICANT      COMPANY
        YEAR ENDED DECEMBER 31,                          SALES         CUSTOMERS      NET SALES
        -------------------------------------------   -----------    --------------   ----------
        1996.......................................        2           $3.9 million        45%
        1995.......................................        2           $3.9 million        48%
        1994.......................................        3           $5.0 million        58%

                                                        NUMBER OF
                                                        CUSTOMERS        COMBINED       PERCENT OF
                                                          WITH           ACCOUNTS         TOTAL
                                                       SIGNIFICANT      RECEIVABLE       COMPANY
                                                        ACCOUNTS      OF SIGNIFICANT     ACCOUNTS
        AS OF DECEMBER 31,                             RECEIVABLE       CUSTOMERS       RECEIVABLE
        --------------------------------------------   -----------    --------------    ----------
        1996........................................        3               $860,000         62%
        1995........................................        2               $577,000         57%

     Management expects that sales to the Company's major customers will continue to be a significant portion of its annual sales. The Company performs ongoing credit evaluations of its customers and has historically experienced insignificant credit losses.

     Substantially all of the Company's balances of cash and cash equivalents are maintained in accounts at one financial institution.

4. INVENTORIES:

     Inventories consist of the following as of December 31:

                                                                     1996        1995
                                                                   --------    --------
        Raw materials...........................................   $260,216    $102,455
        Work-in-process.........................................    107,145      30,579
        Finished goods..........................................     77,390      93,116
                                                                   --------    --------
                                                                   $444,751    $226,150
                                                                   ========    ========

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following as of December 31:

                                                                   1996          1995
                                                                ----------    ----------
        Land and improvements................................   $  179,450    $  179,450
        Buildings............................................      694,841       677,664
        Machinery and equipment..............................    3,013,590     2,329,588
        Vehicles and computers...............................       69,703        62,219
                                                                ----------    ----------
                                                                $3,957,584    $3,248,921
                                                                ==========    ==========

     As of December 31, 1996, machinery and equipment includes $650,628 of assets acquired pursuant to capital lease agreements and accumulated depreciation and depreciation expense include $21,688 related to those assets as of December 31, 1996 and for the year then ended.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Depreciation expense amounted to $313,160, $289,064 and $282,642 for the years ended December 31, 1996, 1995 and 1994, respectively.

6. DEBT:

     Long-term debt consists of the following as of December 31:

                                                                    1996         1995
                                                                  ---------    ---------
        Obligation under noncompete agreement -- Payable in
          quarterly installments through January 1, 1998.......   $ 125,000    $ 225,000
        Subordinated debt -- Note payable to former owner,
          interest payable quarterly at floating rate tied to a
          bank's prime rate (10.5% at December 31, 1995),
          repaid during 1996...................................                  250,000
                                                                  ---------    ---------
                                                                    125,000      475,000
        Less current portion...................................    (100,000)    (100,000)
                                                                  ---------    ---------
                                                                  $  25,000    $ 375,000
                                                                  =========    =========

     Management estimates that the fair value of its outstanding long-term debt approximates its carrying value.

     The Company also has a senior revolving line of credit agreement with a bank which provides for borrowings up to the lesser of $1 million or an amount based on specified percentages of the Company's eligible accounts receivable and inventory, as defined in the agreement. Interest is payable monthly at a floating rate tied to the bank's prime rate (8.25% at December 31, 1996), plus
 .25% on the unused portion of the amount available. The Company had no outstanding balance under the revolving line of credit agreement as of December 31, 1996.

7. CAPITAL LEASE OBLIGATIONS:

     During 1996, the Company entered into various capital lease agreements for certain machinery and equipment used in its operations.

     The following is a schedule, by years, of future minimum lease payments required under capital lease agreements, together with the present value of the net minimum lease payments as of December 31, 1996:

        1997..............................................................   $ 131,603
        1998..............................................................     131,603
        1999..............................................................     131,603
        2000..............................................................     131,603
        2001..............................................................     254,926
                                                                             ---------
          Total minimum lease payments....................................     781,338
        Less amount representing interest.................................    (156,597)
                                                                             ---------
          Present value of minimum lease payments.........................     624,741
        Less current portion..............................................     (79,584)
                                                                             ---------
          Long-term portion...............................................   $ 545,157
                                                                             =========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

8. COMMON STOCK, PREFERRED STOCK AND STOCK WARRANTS:

     Common stock consists of the following as of December 31:

                                                                   1996          1995
                                                                ----------    ----------
        Common stock; voting; $1 par value; 30,000 shares
          authorized; 5,000 shares issued and outstanding;
          3,696 shares reserved for issuance upon exercise of
          Common Stock Purchase Warrants.....................   $    5,000    $    5,000
                                                                ==========    ==========

     Preferred stock consists of the following as of December 31:

                                                                   1996          1995
                                                                ----------    ----------
        Class A Cumulative Redeemable Preferred Stock;
          voting; $100 par value; 15,500 shares issued and
          outstanding; mandatory dividend rate of 8% per
          annum payable quarterly; redeemable by the Company
          at any time, however, redemption is mandatory by
          March 10, 1998; holders have the option to redeem
          upon an event of default as defined in the related
          Securities Purchase Agreement, registration of
          securities or if the Company's president ceases to
          hold a majority of voting securities; redemption
          price of $100 per share............................   $1,434,000    $1,360,000
                                                                ==========    ==========

     Stock warrants consist of the following as of December 31:

                                                                   1996          1995
                                                                ----------    ----------
        Common Stock Purchase Warrants; issued to holders of
          Class A Cumulative Redeemable Preferred Stock;
          rights to purchase an aggregate of 3,479 shares of
          Company's common stock, exercisable at any time for
          $1 per share; on or after March 10, 1998, warrant
          holders have the option to require the Company to
          purchase such warrants, or any common stock
          obtained as result of prior exercise of warrants,
          at a price based on a multiple of the Company's
          adjusted earnings, as defined in the related
          Securities Purchase Agreement; holders of stock
          issued upon exercise of warrants have the right to
          cause the Company to register such shares under the
          Securities Act of 1933; if not exercised, warrants
          terminate on the sixth anniversary of the date all
          preferred stock has been redeemed..................   $3,283,524    $2,269,470
                                                                ==========    ==========

     The Company has also issued other common stock purchase warrants to two individuals to purchase an aggregate of 217 shares of the Company's common stock on or before March 15, 1998 at an exercise price of approximately $446 per share.

     Pursuant to the terms of the Securities Purchase Agreement, preferred stockholders and warrant holders are protected against dilution or other impairment of their respective interests.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Amounts recorded for accretion of the Cumulative Redeemable Preferred Stock and Common Stock Purchase Warrants were as follows for the years ended December 31:

                                                            CUMULATIVE
                                                            REDEEMABLE      COMMON STOCK
                                                            PREFERRED         PURCHASE
                                                              STOCK           WARRANTS
                                                            ----------      ------------
        1996.............................................    $ 74,000        $1,014,054
        1995.............................................    $ 64,000        $  739,058
        1994.............................................    $ 55,000        $  899,412

9. INCOME TAXES:

     The Company's provision for income taxes consists of the following for the years ended December 31:

                                                      1996          1995          1994
                                                    --------      --------      --------
        Federal:
          Current................................   $550,000      $381,000      $254,000
          Deferred...............................    100,000        12,000        93,000
                                                    --------      --------      --------
                                                     650,000       393,000       347,000
                                                    --------      --------      --------
        State:
          Current................................    126,000        91,000        58,400
          Deferred...............................     15,000         2,000        14,000
                                                    --------      --------      --------
                                                     141,000        93,000        72,400
                                                    --------      --------      --------
                                                    $791,000      $486,000      $419,400
                                                    ========      ========      ========

     The provision for income taxes for the years ended December 31 differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 34% to income before provision for income taxes as follows:

                                                      1996          1995          1994
                                                    --------      --------      --------
        Computed "expected" income tax
          provision..............................   $646,000      $414,000      $346,000
        State income tax provision, net of
          federal income tax benefit.............     82,000        59,000        51,000
        Goodwill.................................     10,000        10,000        10,000
        Other, net...............................     53,000         3,000        12,400
                                                    --------      --------      --------
                                                    $791,000      $486,000      $419,400
                                                    ========      ========      ========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The significant components of the Company's deferred tax assets and liabilities recognized in the accompanying balance sheets as of December 31 are as follows:

                                                                   1996          1995
                                                                 --------      --------
        Deferred tax assets:
          Accrued vacation....................................   $ 47,000      $ 47,000
          Accrued compensation................................                   41,000
          Allowance for doubtful accounts.....................                   35,000
          Other...............................................      4,000         1,000
                                                                 --------      --------
                  Total deferred tax assets...................     51,000       124,000
        Deferred tax liabilities -- Property, plant and
          equipment basis differences.........................    350,000       308,000
                                                                 --------      --------
                  Net deferred tax liabilities................   $299,000      $184,000
                                                                 ========      ========

10. EMPLOYEE BENEFIT PLANS:

     The Company has a defined benefit retirement plan, Hutchinson Foundry Retirement Plan for Employees (the "Plan"), which covers substantially all employees of the Company. The Plan provides benefits in accordance with a formula equal to $16 per month multiplied by the participants' years of service as of their retirement date. Benefit payments to retired participants commence at age 65 (or at some earlier date at a discounted amount as defined by the Plan, if so elected, for early retirees) and continue for the life of the participant. Participants also have the option of electing a lump sum distribution at retirement. The Plan is funded in accordance with ERISA. Required contributions were $-0-, $18,000 and $-0- for 1996, 1995 and 1994, respectively.

     Net periodic pension (cost) income consists of the following for the years ended December 31:

                                                      1996          1995           1994
                                                    --------      ---------      --------
        Actual return (loss) on plan assets......   $149,499      $ 160,672      $(83,820)
        Service cost.............................    (21,168)       (17,134)      (15,865)
        Interest cost............................    (34,719)       (31,426)      (32,584)
        Net amortization and deferral............    (95,196)      (112,440)      149,330
        Settlement gain..........................                    10,468
                                                    --------      ---------      --------
                  Net periodic pension (cost)
                    income.......................   $ (1,584)     $  10,140      $ 17,061
                                                    ========      =========      ========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The following table presents the funded status of the Plan determined as of December 31:

                                                                  1996           1995
                                                                ---------      --------
        Actuarial present value of accumulated benefit
          obligation:
          Vested.............................................   $ 492,089      $392,196
          Nonvested..........................................      20,381        15,261
                                                                ---------      --------
                  Accumulated benefit obligation.............   $ 512,470      $407,457
                                                                =========      ========
        Actuarial present value of projected benefit
          obligation.........................................   $ 512,470      $407,457
        Plan assets at fair value............................     781,655       646,550
                                                                ---------      --------
                  Plan assets in excess of projected benefit
                    obligation...............................     269,185       239,093
        Unrecognized prior service cost......................      38,005
        Unrecognized net gain................................    (131,401)      (61,720)
                                                                =========      ========
                  Prepaid pension cost.......................   $ 175,789      $177,373
                                                                =========      ========

     Plan assets consist of corporate stocks and bonds, mutual funds and money market accounts. The applicable portion of the unrecognized net gain is being amortized over the average future working lifetime of the participants. The assumptions used in developing the present value of the benefit obligations and pension cost were as follows:

                                                                   1996      1995      1994
                                                                   ----      ----      ----
        Weighted-average discount rate..........................   7.5 %     7.5 %     8.0 %
        Long-term rate of return on plan assets.................   9.0 %     9.0 %     9.0 %

     The Company also has a 401(k) defined contribution plan for substantially all of its employees. Participants may contribute up to 15% of their compensation each year. The Company, at its discretion, may elect to match a percentage of employees' contributions each year, as determined by its Board of Directors, not to exceed the maximum amount deductible for federal income tax purposes. The Company contributed $5,000, $5,000 and $10,000 to the 401(k) plan in 1996, 1995 and 1994, respectively.

11. SUBSEQUENT EVENT:

     In January 1997, all of the Company's common stock, preferred stock and related common stock purchase warrants were sold to Hawk Corporation ("Hawk"), a Delaware Corporation headquartered in Cleveland, Ohio. Hawk is a manufacturer of various products requiring sophisticated engineering and production techniques in numerous industrial markets. No adjustments have been reflected in the accompanying financial statements as a result of this transaction.

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
Sinterloy, Inc.

     We have audited the accompanying balance sheets of Sinterloy, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sinterloy, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
August 22, 1997

                                SINTERLOY, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------       JUNE 30,
                                                         1995            1996            1997
                                                      ----------      ----------      -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................   $  545,412      $1,552,611      $ 2,301,628
  Accounts receivable..............................      965,982       1,294,066        1,666,361
  Inventories......................................      316,640         506,835          407,256
  Prepaid expenses.................................       64,750          10,642           18,353
                                                      ----------      ----------       ----------
          Total current assets.....................    1,892,784       3,364,154        4,393,598
Property and equipment:
  Machinery and equipment..........................    1,706,700       3,410,892        3,662,128
  Office furniture and fixtures....................       91,642          65,314           72,324
                                                      ----------      ----------       ----------
                                                       1,798,342       3,476,206        3,734,452
  Less accumulated depreciation....................      869,347       1,350,392        1,569,425
                                                      ----------      ----------       ----------
                                                         928,995       2,125,814        2,165,027
                                                      ----------      ----------       ----------
TOTAL ASSETS.......................................   $2,821,779      $5,489,968      $ 6,558,625
                                                      ==========      ==========       ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................   $  232,075      $  755,503      $   298,043
  Accrued expenses.................................      135,758         222,513          187,902
  Accrued income taxes.............................       16,000          30,000               --
  Current portion of note payable..................       22,174          23,687           24,482
                                                      ----------      ----------       ----------
          Total current liabilities................      406,007       1,031,703          510,427
Note payable.......................................      109,896          86,209           73,766
Shareholder's equity:
  Common stock, no par value, 100,000 shares
     authorized, issued and outstanding............       10,000          10,000           10,000
  Retained earnings................................    2,295,876       4,362,056        5,964,432
                                                      ----------      ----------       ----------
          Total shareholder's equity...............    2,305,876       4,372,056        5,974,432
                                                      ----------      ----------       ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.........   $2,821,779      $5,489,968      $ 6,558,625
                                                      ==========      ==========       ==========

See notes to financial statements.

                                SINTERLOY, INC.

                              STATEMENTS OF INCOME

                                                 YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED
                                               ----------------------------          JUNE 30,
                                                  1995             1996                1997
                                               -----------      -----------      ----------------
                                                                                   (UNAUDITED)
Net sales...................................   $ 7,586,030      $11,596,950         $7,734,875
Cost of sales...............................     5,215,868        7,422,194          4,091,492
                                               -----------       ----------         ----------
Gross profit................................     2,370,162        4,174,756          3,643,383
General and administrative expenses.........       868,970        1,053,213            515,804
                                               -----------       ----------         ----------
Operating income............................     1,501,192        3,121,543          3,127,579
Other income (expense):
  Miscellaneous income......................         5,720              783              7,638
  Loss on sale of equipment.................            --           (1,628)                --
  Interest income...........................        12,604           32,485             42,860
  Interest expense..........................       (18,733)          (8,668)            (3,575)
                                               -----------       ----------         ----------
Other income (expense) -- net...............          (409)          22,972             46,923
                                               -----------       ----------         ----------
Income before income taxes..................     1,500,783        3,144,515          3,174,502
Income taxes................................        36,077           33,767                 --
                                               -----------       ----------         ----------
NET INCOME..................................   $ 1,464,706      $ 3,110,748         $3,174,502
                                               ===========       ==========         ==========

See notes to financial statements.

                                SINTERLOY, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY


                                                       COMMON        RETAINED
                                                        STOCK        EARNINGS           TOTAL
                                                       -------      -----------      -----------
Balance at January 1, 1995..........................   $10,000      $ 1,223,233      $ 1,233,233
Net income..........................................                  1,464,706        1,464,706
Cash distribution to shareholder....................                   (392,063)        (392,063)
                                                       -------      -----------      -----------
Balance at December 31, 1995........................    10,000        2,295,876        2,305,876
Net income..........................................                  3,110,748        3,110,748
Cash distributions to shareholder...................                 (1,044,568)      (1,044,568)
                                                       -------      -----------      -----------
Balance at December 31, 1996........................    10,000        4,362,056        4,372,056
                                                       =======      ===========      ===========
Net income (unaudited)..............................                  3,174,502        3,174,502
Cash distributions to shareholder (unaudited).......                 (1,572,126)      (1,572,126)
                                                       -------      -----------      -----------
Balance at June 30, 1997 (unaudited)................   $10,000      $ 5,964,432      $ 5,974,432
                                                       =======      ===========      ===========


See notes to financial statements.

                                SINTERLOY, INC.

                            STATEMENTS OF CASH FLOWS

                                                        DECEMBER 31,              SIX MONTHS ENDED
                                                 ---------------------------          JUNE 30,
                                                    1995             1996               1997
                                                 -----------      ----------      ----------------
                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
  Net income..................................   $ 1,464,706      $3,110,748         $3,174,502
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation.............................       267,539         509,276            219,033
     Loss on sale of equipment................            --           1,628                 --
     Change in operating assets and
       liabilities:
       Accounts receivable....................      (262,316)       (328,084)          (372,295)
       Inventories............................       (65,321)       (190,195)            99,579
       Prepaid expenses.......................       (53,983)        (10,642)            (7,711)
       Accounts payable.......................        83,207         523,428           (457,460)
       Accrued expenses and other.............       112,943          86,755            (64,611)
       Accrued income taxes...................        11,500          14,000
                                                 -----------      ----------         ----------
  Net cash provided by operating activities...     1,558,275       3,716,914          2,591,037
INVESTING ACTIVITIES
  Purchases of property and equipment.........      (536,543)     (1,642,973)          (258,246)
FINANCING ACTIVITIES
  Payments on line of credit..................      (200,000)             --                 --
  Payments on note payable....................       (20,758)        (22,174)           (11,648)
  Shareholder distributions...................      (392,063)     (1,044,568)        (1,572,126)
                                                 -----------      ----------         ----------
  Net cash used in financing activities.......      (612,821)     (1,066,742)        (1,583,774)
                                                 -----------      ----------         ----------
  Net increase in cash........................       408,911       1,007,199            749,017
  Cash and cash equivalents at beginning of
     year.....................................       136,501         545,412          1,552,611
                                                 -----------      ----------         ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....   $   545,412      $1,552,611         $2,301,628
                                                 ===========      ==========         ==========

See notes to financial statements.

                                SINTERLOY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                         SIX MONTHS ENDED JUNE 30, 1997

A. BASIS OF PRESENTATION

     Sinterloy, Inc. (the Company) is primarily engaged in the production of structural sintered metal parts. The plant facility is located in Solon Mills, Illinois. The Company was incorporated in Illinois on March 23, 1988.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements at June 30, 1997 and for the six months ended June 30, 1997 have been prepared in accordance with generally accepted accounting principles for the interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Inventories consisted of the following:

                                                               DECEMBER 31,
                                                          ----------------------       JUNE 30,
                                                            1995          1996           1997
                                                          --------      --------      -----------
                                                                                      (UNAUDITED)
Raw material and supplies..............................   $ 92,799      $242,791       $ 297,042
Work in process........................................    126,135       148,789          68,787
Finished goods.........................................     97,706       115,255          41,427
                                                          --------      --------        --------
                                                          $316,640      $506,835       $ 407,256
                                                          ========      ========        ========

  PROPERTY AND EQUIPMENT

     Property and equipment has been recorded at cost.

     Depreciation is provided by using an accelerated method over the useful lives of the assets. Estimated useful lives range from 3 to 7 years.

  INCOME TAXES

     Effective October 1, 1994, the Company elected S Corporation status. Under those provisions, the shareholder is liable for individual income taxes on the Company's taxable income. The Company is responsible for paying Illinois Replacement Tax of 1.5% of taxable income.

     States taxes paid in 1996 and 1995 were $19,767 and $24,577, respectively.

                                SINTERLOY, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ form those estimates.

C. NOTE PAYABLE

                                                               DECEMBER 31,
                                                          ----------------------       JUNE 30,
                                                            1995          1996           1997
                                                          --------      --------      -----------
                                                                                      (UNAUDITED)
Payable to a former shareholder, in monthly
  installments of $2,621 principal and interest,
  bearing interest at 6.62%, due February, 2001,
  unsecured............................................   $132,070      $109,896       $  98,248
Less current portion...................................     22,174        23,687          24,482
                                                          --------      --------        --------
LONG-TERM NOTE PAYABLE.................................   $109,896      $ 86,209       $  73,766
                                                          ========      ========        ========

     Aggregate maturities of long-term debt are as follows:

                                                                DECEMBER 31, 1996
                                                                -----------------
               1997..........................................       $  23,687
               1998..........................................          25,304
               1999..........................................          27,081
               2000..........................................          28,875
               2001..........................................           4,949
                                                                    ---------
                                                                    $ 109,896
                                                                    =========

     During 1995, 1996 and 1997, the Company had a revolving line of credit with a maximum of $500,000 bearing interest at prime. There were no borrowings on the line of credit at December 31, 1996 and 1995 and June 30, 1997.

     Interest paid in 1996 and 1995 was $8,668 and $18,733, respectively.

D. LEASE COMMITMENT

     In 1995, the Company leased its facilities from a third party with monthly rental payments of $5,429. In February 1996 the facilities were purchased by the Company's sole shareholder who leases the facilities to the Company under a five year operating lease through January 31, 2001. Beginning March 1996, monthly rental payments were increased to $13,150 due to a significant addition to the facility in 1996. The Company also has operating leases for two vehicles and other miscellaneous equipment. Rent expense was $148,650 and $56,288 for the years ended December 31, 1996 and 1995, respectively.

     Future minimum lease commitments are as follows:

                                                                DECEMBER 31, 1996
                                                                -----------------
               1997..........................................       $ 166,206
               1998..........................................         157,800
               1999..........................................         157,800
               2000..........................................         157,800
               2001..........................................          13,150
                                                                    ---------
                                                                    $ 652,756
                                                                    =========

                                SINTERLOY, INC.

E. PROFIT SHARING PLAN

     On September 1, 1993, the Company established a 401(k) profit sharing plan. Eligible employees may elect to defer up to 10% of their total compensation or as prescribed by the Internal Revenue Service regulations. The Company contributes a matching fifty percent (50%) of each employee's elective deferral. Additionally, the plan allows for the Company to make discretionary contributions. Company contributions for the years ended December 31, 1996 and 1995 were $59,203 and $53,375, respectively.

     The discretionary portion of the contributions was $20,000 for the years ended December 31, 1996 and 1995.

F. MAJOR CUSTOMERS

     For the years ended December 31, 1996 and 1995, the Company generated approximately 72% and 60%, respectively, of its revenue from three major customers. Accounts receivable from the three customers was $887,525 and $684,687, as of December 31, 1996 and 1995, respectively.

G. SUBSEQUENT EVENT

     Effective August 1, 1997, the Company sold substantially all of its assets except cash, and certain liabilities for $15,000,000 (the purchase price). The purchase price will be adjusted dollar for dollar based on the adjusted net equity position of the Company at closing compared to the net equity position of the Company at December 31, 1996.

                                                                       Hawk Logo

                                                 THE COMPANY'S PRINCIPAL MARKETS


[PHOTOGRAPH OF TRACTOR]

Agriculture

                                                       [PHOTOGRAPH OF BULLDOZER]
                                                                    Construction

[PHOTOGRAPH OF AIRPLANE]
Aerospace

                                                           [PHOTOGRAPH OF TRUCK]
                                                                           Truck

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION, OR AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Summary....................................   3
Risk Factors...............................   8
Use of Proceeds............................  14
Dividend Policy............................  15
Capitalization.............................  16
Dilution...................................  18
Unaudited Pro Forma Consolidated Statements
  of Operations............................  19
Selected Consolidated Financial Data.......  22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................  24
Business...................................  32
Management.................................  45
Principal and Selling Stockholders.........  52
Certain Transactions.......................  54
Description of Capital Stock...............  57
Shares Eligible for Future Sale............  64
Underwriting...............................  65
Legal Matters..............................  66
Experts....................................  66
Available Information......................  67
Reports to Holders of Class A
  Common Stock.............................  67
Index to Financial Statements.............. F-1


======================================================

======================================================

                                5,135,000 Shares


                                      LOGO

                                Hawk Corporation

                              Class A Common Stock
                                ($.01 par value)
                            ------------------------
                              Schroder & Co. Inc.

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

                                McDonald & Company
                                 Securities, Inc.

                                          , 1998
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the Offering (other than underwriting discounts and commissions) will be as follows:


    Securities and Exchange Commission registration fee......................  $ 31,819
    NASD filing fee..........................................................    11,000
    NYSE listing fee.........................................................   102,100
    Registrar and transfer agent's fees and expenses.........................         *
    Printing expenses........................................................         *
    Accounting fees and expenses.............................................         *
    Legal fees and expenses..................................................         *
    Miscellaneous............................................................         *
                                                                               --------
              Total..........................................................  $      *
                                                                               ========


---------------
* To be provided by amendment.

All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. The Certificate, a copy of which is filed as Exhibit 3.1 to this Registration Statement, contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Reference also is made to Section 145 of the Delaware General Corporation Law, which grants a corporation power to indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. Any indemnification made under Section 145, unless ordered by a court, shall be authorized upon a determination that indemnification of the director, officer, employee or agent is proper because the person has met the applicable standard of conduct required by this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel, or by the stockholders. The Certificate provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Registrant under its indemnification obligations and to the directors and officers of the Registrant with respect to certain matters that are not covered by the Registrant's indemnification obligations.

     At present, there is no pending litigation or proceeding involving any director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act.

     In addition, the Selling Stockholders have agreed to indemnify the Registrant, each Underwriter, their respective directors and officers and each person who controls the Registrant or any such Underwriter (within the meaning of the Securities Act) against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in this Registration Statement or any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in, or such omission is from, information so concerning a Selling Stockholder furnished in writing by such Selling Stockholder expressly for use therein; provided that the indemnification obligation of a Selling Stockholder is limited to an amount equal to the proceeds received by such Selling Stockholder pursuant to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The 1995 Parent-Subsidiary Merger. In June 1995, in connection with the merger of Helsel into a subsidiary of the Registrant and the acquisition of SKW, the Registrant, which until that time had been an Ohio corporation ("Old Hawk"), reincorporated as a Delaware corporation in a parent-subsidiary merger. Pursuant to the terms of the merger, each outstanding share of common stock of Old Hawk was converted into one fully-paid share of Class A Common Stock of the Registrant. In addition, each outstanding share of preferred stock of Old Hawk was, by virtue of the merger, converted into one fully-paid share of Series A Preferred Stock of the Registrant. The terms of the Series A Preferred Stock of the Registrant are identical in all material respects to the terms of the Old Hawk preferred stock.

     The 1995 Helsel Merger. In June 1995, Helsel became a wholly-owned subsidiary of the Registrant by merging with a subsidiary of the Registrant. Pursuant to the terms of that merger, each outstanding share of common stock of Helsel was converted into shares of the Class A Common Stock of the Registrant at an exchange ratio based on an independent valuation. Each outstanding share of the preferred stock of Helsel was surrendered in exchange for one fully paid share of Series B Preferred Stock of the Registrant. The terms of the Series B Preferred Stock of the Registrant are identical in all material respects to the terms of the Helsel preferred stock.

     The 1995 Refinancing. During the refinancing of the Registrant on June 30, 1995, the Registrant issued warrants to purchase up to 1,023,793 shares (subject to adjustment) of Class B Common Stock to its subordinated lenders in connection with their purchase of a total of $30,000,000 of Senior Subordinated Notes.


     The Hutchinson Acquisition. In connection with its acquisition of Hutchinson, the Registrant issued certain 8.0% two-year notes in the aggregate principal amount of $1.5 million, of which up to $500,000 of the principal balance thereof outstanding on the effective date of the Offering is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price of the Class A Common Stock.

     Exemptions from Registration. The sales of Preferred Stock, Class A Common Stock and warrants described above were each made pursuant to an exemption from registration under Section 4(2) of the Securities Act. The certificates representing the shares of Preferred Stock, Common Stock and the warrants are restricted as to transfer and legended to describe such restrictions. No underwriters were involved in such transactions.


     Issuances Concurrent with the Offering. Concurrently with the effective date of the Offering, the Registrant will issue 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock at the time of the Offering) upon the exercise of certain warrants held by the Selling Stockholders pursuant to an exemption from registration under Section 4(2) of the Securities Act. As of the closing of the Offering, pursuant to the Section 4(2) exemption, the Registrant will (1) exchange the shares of Series B and Series C Preferred Stock owned beneficially and of record by Norman C. Harbert, Ronald E. Weinberg and Byron S. Krantz for an equal number of shares of Series D Preferred Stock, and (2) grant to various directors and employees of the Registrant options to purchase an aggregate of 310,000 shares of Class A Common Stock pursuant to the Registrant's 1997 Plan.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits: See the Exhibit Index following the signature page to this Registration Statement.

     (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on January 8, 1998.

                                          HAWK CORPORATION

                                          By:      /s/ THOMAS A. GILBRIDE
                                            ------------------------------------
                                                    Thomas A. Gilbride,
                                                   Vice President-Finance

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           NORMAN C. HARBERT*             Chairman of the Board, Chief    January 8, 1998
----------------------------------------    Executive Officer,
           Norman C. Harbert                President and Director
                                            (principal executive
                                            officer)

          RONALD E. WEINBERG*             Vice-Chairman of the Board,     January 8, 1998
----------------------------------------    Treasurer and Director
           Ronald E. Weinberg               (principal financial
                                            officer)

         /s/ THOMAS A. GILBRIDE           Vice President - Finance        January 8, 1998
----------------------------------------    (principal accounting
           Thomas A. Gilbride               officer)

          /s/ BYRON S. KRANTZ             Secretary and Director          January 8, 1998
----------------------------------------
            Byron S. Krantz

            PAUL R. BISHOP*               Director                        January 8, 1998
----------------------------------------
             Paul R. Bishop

           DAN T. MOORE, III*             Director                        January 8, 1998
----------------------------------------
           Dan T. Moore, III

        WILLIAM J. O'NEILL, JR.*          Director                        January 8, 1998
----------------------------------------
        William J. O'Neill, Jr.

*By: /s/ BYRON S. KRANTZ
     -----------------------------------------------
Byron S. Krantz
     Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                                       DESCRIPTION
-----------  ---------------------------------------------------------------------------------
 1.1         Form of Underwriting Agreement
 2.1***      Stock Purchase Agreement, dated November 7, 1996, among the Registrant, Timothy
             Houghton, CFB Venture Fund II, L.P., MorAmerica Capital Corporation, Community
             Investment Partners II, L.P. and St. Louis Community Foundation setting forth the terms of the Hutchinson acquisition (omitting certain exhibits and schedules setting forth the forms of opinions of counsel, relating to the purchase price adjustment mechanism and relating to the business of Houghton Acquisition
             Corporation d.b.a. Hutchinson Foundry Products Company, which the Registrant undertakes to furnish supplementally to the Commission upon request)
 2.2****     Asset Purchase Agreement, dated as of July 10, 1997, by and among the Registrant,
             Sinterloy, Inc. and Robert G. Sierks setting forth the terms of the Sinterloy acquisition (omitting the exhibits and schedules setting forth the form of various ancillary documents and relating to the business of Sinterloy, which the
             Registrant undertakes to furnish supplementally to the Commission upon request)
 3.1**       Form of the Registrant's Second Amended and Restated Certificate of Incorporation
 3.2**       Form of the Registrant's Amended and Restated By-laws
 4.1*        Specimen Common Stock certificate
 4.2**       Form of Rights Agreement between the Registrant and Continental Stock Transfer &
             Trust Company, as Rights Agent
 4.3***      Indenture, dated as of November 27, 1996, by and among the Registrant, Friction
             Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K.
             Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp.,
             Hutchinson Products Corporation, and Bank One Trust Company, NA, as Trustee
 4.4***      Form of 10 1/4% Senior Note due 2003
 4.5***      Form of Series B 10 1/4% Senior Note due 2003
 4.6***      Stockholders' Voting Agreement, effective as of November 27, 1996, by and among the Registrant, Norman C. Harbert, the Harbert Family Limited Partnership, Ronald
             E. Weinberg, the Weinberg Family Limited Partnership, Byron S. Krantz and the
             Krantz Family Limited Partnership
 4.7*        Form of letter agreement amending the Stockholders' Voting Agreement, effective as of November 27, 1996, by and among the Registrant, Norman C. Harbert, the
             Harbert Family Limited Partnership, Ronald E. Weinberg, the Weinberg Family
             Limited Partnership, Byron S. Krantz and the Krantz Family Limited Partnership
 5.1*        Opinion of Kohrman Jackson & Krantz P.L.L. as to the validity of the Class A
             Common Stock being registered
10.1**       The Registrant's 1997 Stock Option Plan
10.2**       Form of Incentive Stock Option Agreement
10.3**       Form of Non-Statutory Stock Option Agreement
10.4***      Employment Agreement, dated as of November 1, 1996, between the Registrant and
             Norman C. Harbert
10.5***      Wage Continuation Agreement, effective as of June 30, 1995, between the
             Registrant and Norman C. Harbert
10.6***      Letter agreement, dated November 1, 1996, amending the Wage Continuation
             Agreement, effective as of June 30, 1995, between the Registrant and Norman C.
             Harbert
10.7***      Employment Agreement, dated as of November 1, 1996, between the Registrant and
             Ronald E. Weinberg
10.8***      Wage Continuation Agreement, effective as of June 30, 1995, between the
             Registrant and Ronald E. Weinberg

  EXHIBIT                                       DESCRIPTION
-----------  ---------------------------------------------------------------------------------
10.9***      Letter agreement, dated November 1, 1996, amending the Wage Continuation
             Agreement, effective as of June 30, 1995, between the Registrant and Ronald E.
             Weinberg
10.10***     Employment Agreement, dated July 1, 1994, between Helsel, Inc. and Jess F. Helsel
10.11***     Consulting Agreement, dated July 1, 1994, between Helsel, Inc. and Jess F. Helsel
10.12**      Letter agreement, dated as of June 1997, amending the Employment Agreement and the Consulting Agreement, each dated July 1, 1994, between Helsel, Inc. and Jess
             F. Helsel
10.13**      Employment Agreement, dated January 2, 1997, between the Registrant and Timothy
             J. Houghton
10.14***     Promissory Note, dated July 1, 1994, in the principal amount of $500,000, issued by the Registrant to Helco, Inc.
10.15***     Form of the Promissory Notes, each dated June 30, 1995, issued by each of Norman
             C. Harbert, Ronald E. Weinberg, Byron S. Krantz and Douglas D. Wilson to the
             Registrant
10.16***     Letter agreement, dated October 1, 1996, amending the Promissory Notes, each dated June 30, 1995, issued by each of Norman C. Harbert, Ronald E. Weinberg,
             Byron S. Krantz and Douglas D. Wilson to the Registrant
10.17**      Form of Convertible Promissory Note, dated January 2, 1997, in the aggregate principal amount of $1.5 million, issued by the Registrant to each of Timothy
             Houghton, CFB Venture Fund II, L.P., MorAmerica Capital Corporation, Community
             Investment Partners II, L.P. and St. Louis Community Foundation
10.18***     Credit Agreement, dated as of November 27, 1996, among Friction Products Co.,
             Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K. Wellman
             Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp. and
             Hutchinson Products Corporation, as Borrowers, and the Registrant, as Funds
             Administrator, and BT Commercial Corporation, as Lender and Agent (omitting certain exhibits and schedules setting forth the form of various ancillary documents and relating to the business of the Registrant, which omitted exhibits and schedules the Registrant undertakes to furnish supplementally to the
             Commission upon request)
10.19***     General Security Agreement, dated as of November 27, 1996, made by Friction
             Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K.
             Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp.
             and Hutchinson Products Corporation in favor of BT Commercial Corporation, as
             Agent
10.20***     Trademark Security Agreement, dated as of November 27, 1996, made by S.K. Wellman
             Corp. in favor of BT Commercial Corporation, as Agent
10.21***     Trademark Security Agreement, dated as of November 27, 1996, made by Friction
             Products Co. in favor of BT Commercial Corporation, as Agent
10.22***     Patent Security Agreement, dated as of November 27, 1996, made by S.K. Wellman
             Corp. in favor of BT Commercial Corporation, as Agent
10.23***     Patent Security Agreement, dated as of November 27, 1996, made by Friction
             Products Co. in favor of BT Commercial Corporation, as Agent
10.24***     Agency and Contribution Agreement, dated as of November 27, 1996, among the
             Registrant, as Funds Administrator, and Friction Products Co., Hawk Brake, Inc.,
             Logan Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc., S.K.
             Wellman Corp., Wellman Friction Products U.K. Corp. and Hutchinson Products
             Corporation, as Borrowers
10.25*****   Assumption and Joinder Agreement, dated as of August 1, 1997, between Sinterloy
             Corporation and BT Commercial Corporation, as Agent
10.26*****   Substituted and Restated Revolving Note, dated as of August 1, 1997, in the principal amount of up to $25,000,000, made by Friction Products Co., Hawk Brake,
             Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc.,
             S.K. Wellman Corp., Wellman Friction Products U.K. Corp., Hutchinson Products
             Corporation and Sinterloy Corporation in favor of BT Commercial Corporation, as
             Agent

  EXHIBIT                                       DESCRIPTION
-----------  ---------------------------------------------------------------------------------
10.27*       Form of Termination Agreement terminating the Wage Continuation Agreement, effective as of June 30, 1995, as amended, between the Registrant and Ronald E.
             Weinberg
10.28*       Form of Amended and Restated Wage Continuation Agreement between the Registrant and Norman C. Harbert
21.1**       Subsidiaries of the Registrant
23.1*        Consent of Kohrman Jackson & Krantz P.L.L. (included in its opinion filed as
             Exhibit 5.1 hereto)
23.2         Consents of Ernst & Young LLP
23.3         Consent of Coopers & Lybrand L.L.P.
24.1**       Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein


---------------

   * To be filed by amendment.

  ** Previously filed.

 *** Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-18433), as filed with the Commission on December 20, 1996.

 **** Incorporated by reference to the Registrant's Form 8-K (Reg. No.
      333-18433), as filed with the Commission on July 16, 1997.

***** Incorporated by reference to the Registrant's Form 10-Q for the quarterly period ended June 30, 1997 (Reg. No. 333-18433), as filed with the Commission on August 14, 1997.